  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 27, 1997

                                                     REGISTRATION NO. 333-27345
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                                WORLDCOM, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         GEORGIA                     4813                    58-1521612
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
      JURISDICTION        CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
   OF INCORPORATION OR
      ORGANIZATION)

                             515 EAST AMITE STREET
                        JACKSON, MISSISSIPPI 39201-2702
                                (601) 360-8600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                               BERNARD J. EBBERS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                WORLDCOM, INC.
                             515 EAST AMITE STREET
                        JACKSON, MISSISSIPPI 39201-2702
                                (601) 360-8600
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------


                                  COPIES TO:
  P. BRUCE BORGHARDT, ESQ.             R. RANDALL WANG, ESQ.       ALLAN G. SPERLING, ESQ.
      GENERAL COUNSEL--                NICK H. VARSAM, ESQ.        CLEARY, GOTTLIEB, STEEN
    CORPORATE DEVELOPMENT                 BRYAN CAVE LLP                      &
       WORLDCOM, INC.                   211 NORTH BROADWAY                HAMILTON
10777 SUNSET OFFICE DRIVE, SUITE 330         SUITE 3600                ONE LIBERTY PLAZA
     ST. LOUIS, MO 63127                ST. LOUIS, MO 63102          NEW YORK, NY 10006
       (314) 909-4100                     (314) 259-2000               (212) 225-2260

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+SUCH STATE.                                                                   +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JUNE 27, 1997

PROSPECTUS AND CONSENT SOLICITATION

WORLDCOM, INC.
                       [LOGO OF WORLDCOM APPEARS HERE]
OFFERS TO EXCHANGE

$686,398,000 9 3/8% SENIOR NOTES OF WORLDCOM, INC. DUE JANUARY 15, 2004 FOR ANY AND ALL OUTSTANDING
9 3/8% SENIOR DISCOUNT NOTES OF MFS COMMUNICATIONS COMPANY, INC. DUE JANUARY 15, 2004

$671,850,000 8 7/8% SENIOR NOTES OF WORLDCOM, INC. DUE JANUARY 15, 2006 FOR ANY AND ALL OUTSTANDING
8 7/8% SENIOR DISCOUNT NOTES OF MFS COMMUNICATIONS COMPANY, INC. DUE JANUARY 15, 2006

AND

CONSENT SOLICITATIONS

WorldCom, Inc. ("WorldCom" or the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and Consent Solicitation (together, the "Prospectus") and the accompanying Letters of Transmittal and Consent (each a "Letter of Transmittal"), to exchange (i) $871.597 principal amount of its 9 3/8% Senior Notes due January 15, 2004 ("WorldCom 2004 Notes") for each $1,000 principal amount at stated maturity of outstanding 9 3/8% Senior Discount Notes due January 15, 2004 ("MFS 2004 Notes") of MFS Communications Company, Inc., a wholly owned subsidiary of WorldCom ("MFS"), properly tendered for exchange and accepted and (ii) $737.912 principal amount of its 8 7/8% Senior Notes due January 15, 2006 ("WorldCom 2006 Notes" and, together with the WorldCom 2004 Notes, the "WorldCom Notes") for each $1,000 principal amount at stated maturity of outstanding 8 7/8% Senior Discount Notes due January 15, 2006 ("MFS 2006 Notes" and, together with the MFS 2004 Notes, the "MFS Notes") of MFS properly tendered for exchange and accepted (each such offer, an "Exchange Offer," and collectively, the "Exchange Offers"). Interest on the WorldCom Notes will accrue from July 15, 1997 (the "Interest Accrual Date") at the stated rate thereon. The principal amount of WorldCom Notes offered in exchange for the applicable series of MFS Notes is equal to the Accreted Value (as defined herein) of such MFS Notes as of the Interest Accrual Date. The Accreted Value, as of the Interest Accrual Date, per $1,000 principal amount at stated maturity, of the MFS 2004 Notes and the MFS 2006 Notes is $871.597 and $737.912, respectively.

Concurrently with the Exchange Offers, WorldCom is soliciting consents ("Consents") from each registered holder of the MFS 2004 Notes and the MFS 2006 Notes (each such holder, a "Holder," and collectively, the "Holders") to certain amendments (the "Proposed Amendments") to the Indenture dated as of January 15, 1994 (as supplemented by a First Supplemental Indenture thereto dated as of March 31, 1995, the "1994 Indenture") and the Indenture dated as of January 15, 1996 (as supplemented by a First Supplemental Indenture thereto dated as of January 15, 1996, the "1996 Indenture" and, together with the 1994 Indenture, the "MFS Indentures"), under which the MFS Notes were issued (each such solicitation, a "Consent Solicitation," and collectively, the "Consent Solicitations"). No record date has been or will be set for purposes of giving Consents.

(cover page continues)

 EACH EXCHANGE OFFER WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON , 1997, UNLESS EXTENDED (SUCH TIME AND DATE, AS EXTENDED, THE "EXPIRATION DATE" WITH RESPECT TO SUCH EXCHANGE OFFER). TENDERS OF MFS NOTES MAY NOT BE WITHDRAWN (AND THE RELATED CONSENTS THEREBY REVOKED) AT ANY TIME AFTER 11:59 P.M., NEW YORK
 CITY TIME, ON      , 1997, UNLESS THE APPLICABLE EXCHANGE OFFER IS EXTENDED AND
 CONTAINS NEW TERMS MATERIALLY ADVERSE TO THE TENDERING HOLDERS THEREOF.

SEE "RISK FACTORS" COMMENCING ON PAGE 17 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED IN EVALUATING THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

None of WorldCom, MFS or the Dealer Managers makes any recommendation as to whether or not Holders should exchange their MFS Notes pursuant to the Exchange Offers and provide Consents to the Proposed Amendments.

  THE JOINT DEALER MANAGERS FOR THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS
                                      ARE:

SALOMON BROTHERS INC                                        GOLDMAN, SACHS & CO.

For assistance in connection with the Exchange Offers, please contact the appropriate party listed on the back cover hereof.

The date of this Prospectus and Consent Solicitation is      , 1997.

(cover page continued)

The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the Letters of Transmittal, to pay each Holder who gives a valid Consent on or prior to the Expiration Date a cash fee in an amount equal to (i) with respect to such Holder's MFS 2004 Notes, 0. % of the Accreted Value, as of the Interest Accrual Date, of such MFS 2004 Notes and
(ii) with respect to such Holder's MFS 2006 Notes, 0. % of the Accreted Value, as of the Interest Accrual Date, of such MFS 2006 Notes, in either case, with respect to which such Consent has been given (each such cash payment, a "Consent Payment"). HOLDERS OF MFS NOTES OF EITHER SERIES MAY GIVE THEIR CONSENT TO THE PROPOSED AMENDMENTS APPLICABLE TO THAT SERIES ONLY BY TENDERING SUCH MFS NOTES IN THE APPLICABLE EXCHANGE OFFER AND WILL BE DEEMED TO HAVE GIVEN SUCH CONSENT BY SO TENDERING. Consents from Holders of a majority in aggregate principal amount Outstanding (as defined herein) of MFS Notes of a series (the "Requisite Consent") must be received in order to amend the MFS Indenture governing that series as described herein, except with respect to the modification of the term "Change of Control," which requires Consents from Holders of not less than 75% of the aggregate principal amount Outstanding (as defined herein) of MFS Notes of a series (the "Supermajority Consent"). As used herein, "Accreted Value" shall have the meaning given such term in the applicable MFS Indenture. The Accreted Value of a series of MFS Notes as of the Interest Accrual Date is the sum of (i) the initial issue price of such MFS Notes plus (ii) the portion of the original issue discount applicable to such MFS Notes accreted from and including the original issue date thereof and to but excluding the Interest Accrual Date. See "The Proposed Amendments--Certain Definitions."

The obligation of the Company, with respect to either series of MFS Notes, to consummate the applicable Exchange Offer and to make the Consent Payments is conditional upon, among other things, the receipt of the Requisite Consent to the Proposed Amendments with respect to both series of MFS Notes. See "The Exchange Offers--Conditions to the Exchange Offers" and "The Consent Solicitations--Consent Payments." The Company will not consummate the Exchange Offer with respect to the MFS 2004 Notes if less than $343.2 million of principal amount of WorldCom 2004 Notes would be issued in such Exchange Offer and will not consummate the Exchange Offer with respect to the MFS 2006 Notes if less than $336.0 million of principal amount of WorldCom 2006 Notes would be issued in such Exchange Offer.

WorldCom Notes will be issued only in denominations of $1,000 and integral multiples thereof. If the aggregate principal amount of WorldCom Notes that otherwise would be issued in exchange for the MFS Notes of a series tendered by a Holder and accepted by the Company pursuant to an Exchange Offer is not an integral multiple of $1,000, such principal amount will be reduced to the nearest such multiple and the Company will pay to such Holder an amount in cash equal to the reduction of such principal amount. WorldCom Notes to be exchanged for MFS Notes pursuant to the Exchange Offers will be delivered and Consent Payments and other cash payments, if any, will be made on the third business day following the Expiration Date, or as soon as possible thereafter (the "Exchange Date").

The WorldCom Notes will be senior, unsecured obligations of the Company, will rank pari passu in right of payment with all other existing and future senior, unsecured indebtedness of the Company and will rank senior in right of payment to any future subordinated obligations of the Company. The WorldCom Notes will be effectively subordinated to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. As of March 31, 1997, after giving effect to the issuance and sale by the Company of the April WorldCom Notes (as defined herein), the aggregate amount of indebtedness of the Company to which the WorldCom Notes would have ranked pari passu was approximately $3.18 billion and the aggregate amount of secured indebtedness of the Company was approximately $53 million. The WorldCom Notes will be structurally subordinated to all obligations of the Company's subsidiaries, including any MFS Notes not exchanged for WorldCom Notes in the Exchange Offers, to the extent of the assets of such subsidiaries. As of March 31, 1997, the aggregate amount of outstanding obligations of the Company's subsidiaries to which the holders of the WorldCom Notes would have been structurally subordinated (including trade payables but excluding intercompany indebtedness) was approximately $2.66 billion (of which $1.38 billion represented the carrying value of the MFS Notes). See "Risk Factors--Certain Considerations Relating to Holders Tendering in the Exchange Offers-- Structural Subordination of the WorldCom Notes" and "Description of the WorldCom Notes--Ranking."

The financial terms of the WorldCom 2004 Notes and the WorldCom 2006 Notes will be substantially identical in all material respects to the financial terms of the MFS 2004 Notes and the MFS 2006 Notes, respectively, except that:
(i) the MFS Notes are the sole obligations of MFS, while the WorldCom Notes will be the sole obligations of WorldCom; (ii) the MFS 2004 Notes and MFS 2006 Notes were originally issued at a discount and, except as described below, the principal amount thereof accretes in value until January 15, 1999 and January 15, 2001, respectively, while the WorldCom Notes will have a fixed principal amount; (iii) except as described below, no cash interest accrues on the MFS 2004 Notes and the MFS 2006 Notes until January 15, 1999 and January 15, 2001, respectively, while interest will begin to accrue on the WorldCom Notes on the Interest Accrual Date and will be payable in cash semi-annually in arrears on each January 15 and July 15, commencing July 15, 1997; and (iv) overdue principal and premium, if any, and interest on the overdue principal and any overdue premium of the MFS 2004 Notes and the MFS 2006 Notes bear interest at the rate of 10 3/8% and 9 7/8% per annum, respectively, while overdue principal and premium, if any, and interest on the overdue principal and any overdue premium of the WorldCom 2004 Notes and the WorldCom 2006 Notes will bear interest at 9 3/8% and 8 7/8% per annum, respectively. The WorldCom Indenture (as defined herein) will contain covenants that are substantially less restrictive than those that are currently in the MFS Indentures, and the WorldCom Notes will carry significantly reduced protections than now afforded to the MFS Notes. Pursuant to the MFS Indentures, MFS may elect, prior to July 15, 1997 (or a future Interest Payment Date, as such term is defined herein (see "The Proposed Amendments--Certain Definitions"), to commence the accrual of cash interest on either series of MFS Notes beginning on such date, at which time the outstanding principal amount of each of such MFS Notes at their respective stated maturities will equal the Accreted Value of such MFS Notes as of such date, and cash interest will be payable on January 15, 1998 (or the next succeeding Interest Payment Date, as the case may be) and on each Interest Payment Date thereafter. In the event any such election is made prior to the Expiration Date, MFS intends to issue a press release and file with the Securities and Exchange Commission a Current Report on Form 8-K publicly announcing the commencement of the accrual of cash interest on the MFS Notes beginning on July 15, 1997 (or a future Interest Payment Date, as the case may be). See "The Exchange Offers--Description of Differences Between the MFS Notes and the WorldCom Notes."

The Company does not intend to list the WorldCom Notes on any national securities exchange. The Dealer Managers currently plan to make a market in the WorldCom Notes. However, there can be no assurance that the Dealer Managers will make such a market or that any active market in the WorldCom Notes will develop or be maintained.

The receipt of WorldCom Notes, Consent Payments and other cash, if any, pursuant to the Exchange Offers and Consent Solicitations will be a taxable transaction for United States federal income tax purposes. See "Certain U.S. Federal Income Tax Consequences."

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR ANY UNDERWRITER, AGENT OR DEALER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                             AVAILABLE INFORMATION

  Each of WorldCom and MFS is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by each of WorldCom and MFS may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can also be obtained by mail from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. This Web site can be accessed at http://www.sec.gov. Shares of the Company's Common Stock are listed on the Nasdaq National Market and the reports, proxy statements and other information filed by WorldCom also can be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), at 1735 K Street, N.W., Washington, D.C. 20006. Upon completion of the Exchange Offers, application (on Form 15) to the Commission promptly will be made to deregister the common stock of MFS under the Exchange Act. As a result of such deregistration and the effectiveness of the Proposed Amendments, MFS no longer will be obligated to file periodic reports with the Commission. See "The Proposed Amendments."

  This Prospectus constitutes a part of a registration statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") filed by WorldCom with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the WorldCom Notes offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to WorldCom, the WorldCom Notes, MFS and the MFS Notes. Any statements contained herein concerning the provisions of certain documents are not necessarily complete, and in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by WorldCom (formerly Resurgens Communications Group, Inc.) under File No. 0-11258 (formerly File No. 1-10415) and by MFS under File No. 33-72594 (formerly File No. 0-21594) pursuant to the Exchange Act are incorporated herein by reference:

    (a)(1) WorldCom's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "WorldCom 1996 Form 10-K");

    (2) WorldCom's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and

    (3) WorldCom's Current Reports on Form 8-K dated August 25, 1996 (filed August 26, 1996 and as amended on Forms 8-K/A filed November 4, 1996 and November 20, 1996), December 31, 1996 (filed January 15, 1997), March 18, 1997 (filed March 24, 1997), March 26, 1997 (filed April 2, 1997) and May 22, 1997 (filed June 6, 1997).

    (b)(1) MFS' Annual Report on Form 10-K for the year ended December 31,
  1996;

    (2) MFS' Quarterly Report on Form 10-Q for the quarter ended March 31,
  1997;

    (3) MFS' Current Report on Form 8-K dated January 20, 1997 (filed January 24, 1997); and

    (4) MFS' Form 10 dated May 16, 1997 (filed May 16, 1997).

  All documents filed by WorldCom and MFS with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of any securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. See "Available Information." Any statement contained herein, or in a document incorporated or deemed to be incorporated herein by reference, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference, which statement is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN) WILL BE PROVIDED BY FIRST CLASS MAIL WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST BY SUCH PERSON TO WORLDCOM, INC., 515 EAST AMITE STREET, JACKSON, MISSISSIPPI 39201-2702, ATTENTION: STEPHANIE Q. SCOTT, DIRECTOR OF FINANCIAL REPORTING (TELEPHONE: (601) 360-8600). IN ORDER TO ENSURE TIMELY DELIVERY OF
THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY      , 1997.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.......................................................   3
INCORPORATION OF CERTAIN DOCUMENTS
 BY REFERENCE...............................................................   3
PROSPECTUS SUMMARY..........................................................   5
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...................  17
RISK FACTORS................................................................  17
THE EXCHANGE OFFERS.........................................................  27
 Purpose of the Exchange Offers.............................................  27
 Terms of the Exchange Offers...............................................  27
 Conditions of the Exchange Offers and
  the Consent Solicitations.................................................  28
 Certain Consequences to Holders Not
  Tendering in the Exchange Offers..........................................  29
 Expiration Date; Extensions; Amendments....................................  30
 Effect of Tender...........................................................  30
 Acceptance of MFS Notes for Exchange;
  Delivery of WorldCom Notes................................................  30
 Procedures for Tendering...................................................  31
 Proper Execution and Delivery of Letters of Transmittal....................  33
 Withdrawal of Tenders and Revocation of Consents...........................  34
 Exchange Agent.............................................................  35
 Information Agent..........................................................  36
 Dealer Managers............................................................  36

 Other Fees and Expenses; Transfer Taxes...................................  36
 Description of Differences Between the
  MFS Notes and the WorldCom Notes.........................................  37
THE CONSENT SOLICITATIONS..................................................  55
 Required Consents.........................................................  55
 Consent Payments..........................................................  56
THE PROPOSED AMENDMENTS....................................................  57
 Provisions to be Deleted..................................................  57
 Provisions to be Revised..................................................  60
 Definition to be Revised Upon Receipt of Supermajority Consent from
  Holders of Each
  Series of MFS Notes......................................................  62
 Certain Definitions.......................................................  63
DESCRIPTION OF THE WORLDCOM NOTES..........................................  72
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES...............................  84
 United States Holders.....................................................  84
 Non-U.S. Holders..........................................................  86
INFORMATION REGARDING WORLDCOM.............................................  87
INFORMATION REGARDING MFS..................................................  87
CERTAIN RELATED TRANSACTIONS...............................................  87
ACCOUNTING TREATMENT OF EXCHANGE OFFERS....................................  87
LEGAL MATTERS..............................................................  87
EXPERTS....................................................................  87

                               PROSPECTUS SUMMARY

  The following summary does not purport to be complete and is qualified in its entirety by, and should be read in conjunction with, the more detailed financial information and Consolidated Financial Statements (including the notes thereto) incorporated by reference in this Prospectus. In particular, prospective purchasers should carefully consider the information set forth under "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors."

                                    WORLDCOM

  WorldCom is one of the four largest long distance telecommunications companies in the United States. The Company provides telecommunications services to business, government, telecommunications companies and consumer customers, through its network of fiber optic cables, digital microwave, and fixed and transportable satellite earth stations.

  WorldCom is one of the first major facilities-based telecommunications companies with the capability to provide businesses with high quality local, long distance, Internet, data and international communications services over its global networks. With service to points throughout the nation and the world, WorldCom provides telecommunications products and services including: switched and dedicated long distance and local products, 800 services, calling cards, domestic and international private lines, broadband data services, debit cards, conference calling, advanced billing systems, enhanced fax and data connections, high speed data communications, facilities management, local access to long distance companies, local access to ATM-based backbone service and interconnection via Network Access Points to Internet service providers.

  WorldCom's principal executive offices are located at 515 East Amite Street, Jackson, Mississippi 39201-2702, and its telephone number is (601) 360-8600.

                                      MFS

  MFS provides communications services domestically and internationally in the form of: (i) dedicated special access and private line circuits, local switched service and high speed data communications to large business customers; (ii) single source integrated local and long distance switched services, high speed data communications services and facilities management to medium and small businesses; (iii) local access to long distance companies; (iv) local access, ATM-based backbone service and interconnection via Network Access Points to Internet service providers; and (v) a comprehensive range of Internet-based services. MFS provides communications services by utilizing its international network platform, which consists of MFS-owned transmission and switching facilities and network capacity leased from the other carriers primarily in the United States and Western Europe.

  On August 12, 1996, MFS acquired UUNET Technologies, Inc. ("UUNET") through a merger of a subsidiary of MFS with and into UUNET. UUNET is a leading worldwide provider of a comprehensive range of Internet access options, applications, and consulting services tailored to meet the needs of businesses and professionals. UUNET makes available to customers a variety of products and services, including dedicated and dial-up Internet access, Web server hosting and content development services, client software and security products and training, all of which can be integrated by UUNET through its network integration and consulting services. UUNET enables Internet users to purchase access, applications and services, including integration services, through a single source. UUNET's products and services are supported by a technical staff that is highly experienced in Internet operations and services. UUNET's network operations center monitors traffic across UUNET's network 24 hours per day, seven days per week.

  MFS provides network systems integration services primarily through MFS Network Technologies, Inc. ("MFS Network Technologies"). Initially created to design and build MFS' networks in a high quality and cost-effective manner, MFS Network Technologies provides network systems integration services for MFS and third parties which desire to deploy sophisticated networks, including intelligent transportation systems, voice and data networks, interactive distance learning networks, security systems and combined cable television-telephone networks.

  The principal executive offices of MFS are located at 11808 Miracle Hills Drive, Omaha, Nebraska 68154, a telephone number is (402) 231-3000.

                              WORLDCOM/MFS MERGER

  On December 31, 1996, WorldCom, through a wholly owned subsidiary, merged with MFS (the "MFS Merger"). As a result of the MFS Merger, each share of MFS common stock was converted into the right to receive 2.1 shares of WorldCom common stock (the "Common Stock") or approximately 471.0 million shares of Common Stock in the aggregate. Each share of MFS Series A 8% Cumulative Convertible Preferred Stock ("MFS Series A Preferred Stock") was converted into the right to receive one share of Series A 8% Cumulative Convertible Preferred Stock of WorldCom ("WorldCom Series A Preferred Stock") or 94,992 shares of WorldCom Series A Preferred Stock in the aggregate. Each share of MFS Series B Convertible Preferred Stock was converted into the right to receive one share of Series B Convertible Preferred Stock of WorldCom ("WorldCom Series B Preferred Stock") or approximately 12.7 million shares of WorldCom Series B Preferred Stock in the aggregate. In addition, each depositary share representing 1/100th of a share of MFS Series A Preferred Stock was exchanged for a depositary share representing 1/100th of a share of WorldCom Series A Preferred Stock. Upon effectiveness of the MFS Merger, the then outstanding and unexercised options and warrants exercisable for shares of MFS common stock were converted into options and warrants, respectively, exercisable for shares of Common Stock having substantially the same terms and conditions as the MFS options and warrants, except that (i) the exercise price and the number of shares issuable upon exercise were divided and multiplied, respectively, by 2.1 and (ii) the holders of each then outstanding and unexercised MFS "Shareworks Plus Award" granted under the MFS 1993 Stock Plan instead received the cash value of such award in accordance with the terms of such plan.

  As a result of the MFS Merger, MFS became a wholly-owned subsidiary of WorldCom. Operationally and financially, WorldCom has been integrating MFS into the WorldCom organization. The Exchange Offers are an element of such integration efforts. Subsequent to the MFS Merger, WorldCom filed a shelf registration statement with the Commission (the "Shelf Registration Statement") in order to register and issue debt securities having an aggregate initial offering price of up to $3.0 billion. Pursuant to the WorldCom Indenture and the Shelf Registration Statement, WorldCom issued and sold senior notes having an aggregate principal amount of $2.0 billion (the "April WorldCom Notes") on April 1, 1997. The April WorldCom Notes contain covenants that are substantially identical to the WorldCom Notes offered hereby.

                              THE EXCHANGE OFFERS

TERMS OF THE EXCHANGE
OFFERS......................  The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the Letters of Transmittal, to:

                              (i) exchange $871.597 principal amount of WorldCom 2004 Notes for each $1,000 principal amount at stated maturity of outstanding MFS 2004 Notes properly tendered for exchange and accepted; and

                              (ii) exchange $737.912 principal amount of WorldCom 2006 Notes for each $1,000 principal amount at stated maturity of outstanding MFS 2006 Notes properly tendered for exchange and accepted.

                              The principal amount of WorldCom Notes offered in each Exchange Offer for the applicable series of MFS Notes is equal to the Accreted Value of such MFS Notes as of the Interest Accrual Date, and interest on such WorldCom Notes will accrue from the Interest Accrual Date at the stated interest rate on such WorldCom Notes.

                              As of the Interest Accrual Date, the Accreted Value of the MFS 2004 Notes is $871.597 per $1,000 principal amount at stated maturity and the Accreted Value of the MFS 2006 Notes is $737.912 per $1,000 principal amount at stated maturity.

                              WorldCom Notes will be issued only in
                              denominations of $1,000 and integral multiples thereof. If the aggregate principal amount of WorldCom Notes that otherwise would be issued in exchange for the MFS Notes of a series tendered by a Holder and accepted by the Company pursuant to the Exchange Offers is not an integral multiple of $1,000, such principal amount will be reduced to the nearest such multiple and the Company will pay to such Holder an amount in cash equal to the reduction of such principal amount. See "The Exchange Offers."

CONSENT SOLICITATIONS;
CONSENT PAYMENTS.......       Concurrently with the Exchange Offers, WorldCom
                              is soliciting Consents to the Proposed Amendments to the 1994 Indenture and the 1996 Indenture from each Holder of the MFS 2004 Notes and the MFS
                              2006 Notes, respectively. HOLDERS OF MFS NOTES OF
                              EITHER SERIES MAY GIVE THEIR CONSENT TO THE
                              PROPOSED AMENDMENTS APPLICABLE TO THAT SERIES
                              ONLY BY TENDERING SUCH MFS NOTES IN THE
                              APPLICABLE EXCHANGE OFFER AND WILL BE DEEMED TO
                              HAVE GIVEN SUCH CONSENT BY SO TENDERING. Consents from Holders of a majority in aggregate principal amount Outstanding of MFS Notes of a series (the
                              "Requisite Consent") must be received in order to amend the MFS Indenture governing that series as described herein, except with respect to the modification of the term "Change of Control" which requires Consents from Holders of not less than 75% of the aggregate principal amount
                              Outstanding of MFS Notes of a series (the
                              "Supermajority Consent"). See "The Consent
                              Solicitations" and "The Proposed Amendments."

                              The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the Letters of Transmittal, to pay each Holder who gives a valid Consent on or prior to the Expiration Date a cash fee in an amount equal to (i) with respect to such Holder's
                              MFS 2004 Notes, 0.   % of the Accreted Value, as
                              of the Interest Accrual Date, of such MFS 2004 Notes and (ii) with respect to such Holder's 2006
                              Notes, 0.   % of the Accreted Value, as of the
                              Interest Accrual Date, of such MFS 2006 Notes, in either case, with respect to which such Consent has been given. See "The Consent Solicitations-- Consent Payments."

CONDITIONS TO THE EXCHANGE
OFFERS AND CONSENT
SOLICITATIONS...............  The obligation of the Company, with respect to either series of MFS Notes, to consummate the Exchange Offer and to make the Consent Payments is conditioned upon, among other things, the receipt of the Requisite Consent with respect to both series of MFS Notes. See "The Exchange Offers--Conditions to the Exchange Offers" and "The Consent Solicitations."

                              The Company will not consummate the Exchange
                              Offer with respect to the MFS 2004 Notes if less
                              than $    of principal amount of WorldCom 2004
                              Notes would be issued in such Exchange Offer and will not consummate the Exchange Offer with respect to the MFS 2006 Notes if less than $ of principal amount of WorldCom 2006 Notes would be issued in such Exchange Offer.

BACKGROUND AND REASONS FOR
THE EXCHANGE OFFERS AND THE
CONSENT SOLICITATIONS.......  Since the MFS Merger, WorldCom has been operationally and financially integrating MFS into the WorldCom organization, which integration includes creating a single, more efficient, consolidated credit entity. The Exchange Offers are an element of this integration effort, and the Proposed Amendments are expected to provide greater financial and operating flexibility to the fully integrated organization. The Company believes that the failure to consummate the Exchange Offers and Consent Solicitations will not have a material adverse effect on the Company. See "The Exchange Offers--Purpose of the Exchange Offers" and "The Proposed Amendments."


CERTAIN CONSEQUENCES TO
HOLDERS TENDERING IN THE
EXCHANGE OFFERS.............  Holders whose MFS Notes are properly tendered and accepted in the Exchange Offers will receive
                              WorldCom Notes. The WorldCom Notes will be senior, unsecured obligations of WorldCom and rank pari passu with all existing and future senior, unsecured indebtedness of WorldCom. In addition, the financial terms of the WorldCom Notes and the MFS Notes will be substantially identical in all material respects except that:
                              (i) the MFS Notes are the sole obligations of MFS, while the WorldCom Notes will be the sole obligations of WorldCom; (ii) the MFS 2004 Notes and MFS

                              2006 Notes were originally issued at a discount and, except as described below, the principal amount thereof accretes in value until January 15, 1999 and January 15, 2001, respectively, while the WorldCom Notes will have a fixed principal amount; (iii) except as described below, no cash interest accrues on the MFS 2004 Notes and the MFS 2006 Notes until January 15, 1999 and January 15, 2001, respectively, while interest will begin to accrue on the WorldCom Notes on the Interest Accrual Date and will be payable in cash semi-annually in arrears on each January 15 and July 15, commencing July 15, 1997; and (iv) overdue principal and premium, if any, and interest on the overdue principal and any overdue premium of the MFS 2004 Notes and the MFS 2006 Notes bear interest at the rate of 10 3/8% and 9 7/8% per annum, respectively, while overdue principal and premium, if any, and interest on the overdue principal and any overdue premium of the WorldCom 2004 Notes and the WorldCom 2006 Notes will bear interest at 9 3/8% and 8 7/8% per annum, respectively. The WorldCom Indenture will contain covenants that are substantially less restrictive than those currently contained in the MFS Indentures, and the WorldCom Notes will carry significantly reduced protections than now afforded to the MFS Notes. Pursuant to the MFS Indentures, MFS may elect, prior to July 15, 1997 (or a future Interest Payment Date), to commence the accrual of cash interest on either series of MFS Notes beginning on such date, at which time the outstanding principal amount of each of such MFS Notes at their respective stated maturities will equal the Accreted Value of such MFS Notes as of such date, and cash interest will be payable on January 15, 1998 (or the next succeeding Interest Payment Date, as the case may
                              be) and on each Interest Payment Date thereafter. In the event any such election is made prior to the Expiration Date, MFS intends to issue a press release and file with the Commission a Current Report on Form 8-K publicly announcing the commencement of the accrual of cash interest on the MFS Notes beginning on July 15, 1997 (or a future Interest Payment Date, as the case may
                              be). See "Risk Factors--Certain Considerations Relating to Holders Tendering in the Exchange Offers" and "The Exchange Offers--Description of Differences Between the MFS Notes and the WorldCom Notes."

CERTAIN CONSEQUENCES TO
HOLDERS NOT TENDERING IN
THE EXCHANGE OFFERS.........

                              Consummation of the Exchange Offers and the adoption of the Proposed Amendments will have certain consequences to Holders of the MFS Notes who elect not to tender in the Exchange Offers, including, without limitation, that the covenants and certain other terms set forth in the MFS Indentures, as proposed to be amended, with respect to the MFS Notes will be substantially less restrictive, and afford less protection to such Holders, than those that are currently in the MFS Indentures. The Proposed Amendments would, among other things, eliminate (i) the covenants in each of the MFS

                              Indentures that (a) restrict the ability of MFS and its restricted subsidiaries to incur debt, incur liens, enter into sale and leaseback transactions, make restricted payments (including payment of dividends) or enter into transactions with affiliates and (b) restrict the ability of restricted subsidiaries of MFS to issue equity securities, to encumber their ability to pay dividends or to make certain loans or transfers of property to MFS or another restricted subsidiary of MFS and (ii) the separate financial reporting requirements contained in the MFS Indentures. If a Supermajority Consent with respect to a series of MFS Notes is received, the Proposed Amendments would also limit the circumstances in which a Change of Control will be deemed to occur and consequently limit the circumstances in which MFS would be required, as a result of a Change of Control or certain asset sales, to offer to repurchase such series of MFS Notes. See "The Proposed Amendments." In addition, the trading market for unexchanged MFS Notes could become more limited due to the reduction in the amount of the MFS Notes outstanding after the Exchange Offers, which may adversely affect the liquidity, market price and price volatility of such MFS Notes. See "Risk Factors--Certain Considerations Relating to Holders Not Tendering in the Exchange Offers."


CERTAIN U.S. FEDERAL INCOME
TAX CONSIDERATIONS..........  The receipt of WorldCom Notes, Consent Payments and other cash, if any, pursuant to the Exchange Offers and Consent Solicitations will be a taxable transaction for United States federal income tax purposes. See "Certain U.S. Federal Income Tax Consequences."

EXPIRATION DATE.............  The Exchange Offers will expire at 11:59 p.m.,
                              New York City time, on    , 1997, unless the
                              Exchange Offers (or either of them) are extended by the Company in its sole discretion, in which case the term "Expiration Date," with respect to an Exchange Offer, will mean the latest date and time to which such Exchange Offer is extended. See "The Exchange Offers--Expiration Date; Extensions; Amendments."

EXCHANGE DATE...............  WorldCom Notes to be exchanged for MFS Notes pursuant to the Exchange Offers will be delivered and the related Consent Payments and other cash payments, if any, will be made on the third business day following the Expiration Date, or as soon as possible thereafter.

RECORD DATE.................  No record date has been or will be set for purposes of giving Consents in either of the Consent Solicitations.

SPECIAL CONSIDERATIONS FOR
BENEFICIAL OWNERS...........  Any beneficial owner whose MFS Notes are held by a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such MFS Notes in the Exchange Offers should contact such nominee promptly and instruct such nominee to tender on such beneficial owner's behalf. See "The Exchange Offers--Procedures for Tendering."

PROCEDURES FOR TENDERING
MFS NOTES AND GIVING THE
RELATED CONSENT.............  Each Holder of MFS Notes wishing to accept either of the Exchange Offers must complete, sign and date the appropriate Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such MFS Notes and any other required documentation to Harris Trust and Savings Bank, as exchange agent, at its address set forth therein on or prior to the Expiration Date. By executing a Letter of Transmittal, the Holder will represent to and agree with the Company that, among other things, the MFS Notes tendered therewith are held by such Holder free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and are not subject to any adverse claim when the same are accepted by the Company. See "The Exchange Offers--Procedures for Tendering."
                              The proper completion, execution and delivery of a Letter of Transmittal with respect to MFS Notes of a series will constitute the giving of a Consent to the Proposed Amendments for such series.
                              The WorldCom Notes issued in exchange for properly tendered and accepted MFS Notes will be delivered only in book-entry form through The Depository Trust Company ("DTC"). Accordingly, Holders who anticipate tendering and whose MFS Notes are not held custodially through DTC are urged to contact promptly a bank, broker or other intermediary that has the capability to hold securities custodially through DTC, to arrange for receipt of any WorldCom Notes to be delivered pursuant to the Exchange Offers and to obtain the information necessary to provide the required DTC participant and account information in the relevant Letter of Transmittal. See "The Exchange Offers--Procedures for Tendering--Book-Entry
                              Delivery Procedures."

GUARANTEED DELIVERY
PROCEDURES..................  Holders of MFS Notes who wish to tender their MFS
                              Notes and whose MFS Notes are not immediately available or who cannot deliver their MFS Notes, the Letter of Transmittal or any other documentation required by the Letter of Transmittal to the Exchange Agent on or prior to the Expiration Date may, nonetheless, tender their MFS Notes according to the guaranteed delivery procedures set forth under "The Exchange Offers--Guaranteed Delivery Procedures."

ACCEPTANCE OF THE MFS NOTES;
RETURN OF MFS NOTES.........  Subject to the satisfaction or waiver of the conditions to each Exchange Offer, the Company will accept for exchange any and all MFS Notes that are properly tendered in such Exchange Offer on or prior to the Expiration Date. Any MFS Notes not accepted for exchange for any reason will be returned to the tendering Holder as promptly as practicable after the expiration or termination of the applicable Exchange

                              Offer. See "The Exchange Offers--Terms of the Exchange Offers."

WITHDRAWAL AND REVOCATION
RIGHTS......................  Tenders of MFS Notes in an Exchange Offer may not
                              be withdrawn at any time after 11:59 p.m., New
                              York City time, on    , 1997, unless such
                              Exchange Offer is extended and contains new terms materially adverse to the tendering Holders thereof. Valid withdrawal of a tendered MFS Note will constitute the revocation of the related Consent. Holders may not revoke a Consent without validly withdrawing the related MFS Note. See "The Exchange Offers--Withdrawal of Tenders" and "The Consent Solicitations."

NO DISSENTERS' RIGHTS.......  Holders of MFS Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the applicable MFS Indenture in connection with the Exchange Offers.

NO PROCEEDS TO COMPANY......  The Company will not receive any proceeds from the issuance of the WorldCom Notes offered hereby and has agreed to pay certain expenses of the Exchange Offers. See "The Exchange Offers-- Exchange Agent," "--Information Agent," "--Dealer Managers" and "--Other Fees and Expenses; Transfer Taxes." WorldCom will cause the MFS Notes surrendered in exchange for the WorldCom Notes to be retired and cancelled. Issuance of the WorldCom Notes will not result in any increase in the outstanding debt of the Company, on a consolidated basis.

EXCHANGE AGENT..............  Harris Trust and Savings Bank (the "Exchange
                              Agent"). The address and telephone numbers of the Exchange Agent are set forth on the back cover page of this Prospectus.

INFORMATION AGENT...........  MacKenzie Partners, Inc. (the "Information
                              Agent"). Questions concerning tender procedures and requests for additional copies of this Prospectus, the Letters of Transmittal or Notices of Guaranteed Delivery should be directed to the Information Agent. The address and telephone numbers of the Information Agent are set forth on the back cover page of this Prospectus.

DEALER MANAGERS.............  Salomon Brothers Inc and Goldman, Sachs & Co.
                              (the "Dealer Managers"). Questions concerning the terms of the Exchange Offers should be directed to the Dealer Managers. The addresses and telephone numbers of the Dealer Managers are set forth on the back cover page of this Prospectus.


DEALER MANAGER MARKET
ACTIVITY...................   The Dealer Managers currently plan to make a
                              market in the WorldCom Notes following the completion of the Exchange Offers and may buy and sell WorldCom Notes on a "when and if issued" basis prior to the completion of the Exchange
                              Offers. However, there can be no assurance that the Dealer Managers will engage in such activities or that any active market in the WorldCom Notes will develop or be maintained. See
                              "Risk Factors--Certain Considerations Relating to
                              Holders Tendering in the Exchange Offers."

                               THE WORLDCOM NOTES

  The financial terms of the WorldCom 2004 Notes and the WorldCom 2006 Notes will be substantially identical in all material respects to the financial terms of the MFS 2004 Notes and the MFS 2006 Notes, respectively, except that: (i) the MFS Notes are the sole obligations of MFS, while the WorldCom Notes will be the sole obligations of WorldCom (ii) the MFS 2004 Notes and the MFS 2006 Notes were originally issued at a discount and, except as described below, the principal amount thereof accretes in value until January 15, 1999, and January 15, 2001, respectively, while the WorldCom Notes will have a fixed principal amount; (iii) except as described below, no cash interest accrues on the MFS 2004 Notes and the MFS 2006 Notes until January 15, 1999 and January 15, 2001, respectively, while interest will begin to accrue on the WorldCom Notes on the Interest Accrual Date and will be payable in cash semi-annually in arrears on each January 15 and July 15, commencing July 15, 1997; and (iv) overdue principal and premium, if any, and interest on the overdue principal and any overdue premium of the MFS 2004 Notes and the MFS 2006 Notes bear interest at the rate of 10 3/8% and 9 7/8% per annum, respectively, while overdue principal and premium, if any, and interest on the overdue principal and any overdue premium of the WorldCom 2004 Notes and the WorldCom 2006 Notes will bear interest at 9 3/8% and 8 7/8% per annum, respectively. The WorldCom Indenture will contain covenants that are substantially less restrictive than those that are currently in the MFS Indentures, and the WorldCom Notes will carry significantly reduced protections than those now afforded to the MFS Notes. Pursuant to the MFS Indentures, MFS may elect, prior to July 15, 1997 (or a future Interest Payment Date), to commence the accrual of cash interest on the MFS Notes beginning on such date, at which time the outstanding principal amount of either series of MFS Notes at their respective stated maturities will equal the Accreted Value of such MFS Notes as of such date, and cash interest will be payable on January 15, 1998 (or the next succeeding Interest Payment Date, as the case may be) and on each Interest Payment Date thereafter. In the event any such election is made prior to the Expiration Date, MFS intends to issue a press release and file with the Commission a Current Report on Form 8-K publicly announcing the commencement of the accrual of cash interest on the MFS Notes beginning on July 15, 1997 (or a future Interest Payment Date, as the case may be). See "The Exchange Offers--Description of Differences Between the MFS Notes and the WorldCom Notes." The following is a summary of certain terms of the WorldCom Notes:

                      MATURITY DATE   INTEREST RATE    INTEREST PAYMENT DATE
                     ---------------- ------------- ---------------------------
 WorldCom 2004 Notes January 15, 2004     9 3/8%    Payable semi-annually on
                                                    January 15 and July 15 each
                                                    year, commencing July 15,
                                                    1997.
 WorldCom 2006 Notes January 15, 2006     8 7/8%    Payable semi-annually on
                                                    January 15 and July 15 each
                                                    year, commencing July 15,
                                                    1997.

ISSUER......................  WorldCom, Inc.

RANKING.....................
                              The WorldCom Notes will be senior, unsecured obligations of the Company, will rank pari passu in right of payment with all other existing and future senior, unsecured indebtedness of the Company and will rank senior in right of payment to any future subordinated obligations of the Company. The WorldCom Notes will be effectively subordinated to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. As of March 31, 1997, after giving effect to the issuance and sale by the

                              Company of the April WorldCom Notes, the aggregate amount of indebtedness of the Company to which the WorldCom Notes would have ranked pari passu was approximately $3.18 billion and the aggregate amount of secured indebtedness of the Company was approximately $53 million. The WorldCom Notes will be structurally subordinated to all obligations of the Company's subsidiaries, including any MFS Notes not exchanged for WorldCom Notes in the Exchange Offers to the extent of the assets of such subsidiaries. As of March 31, 1997, the aggregate amount of outstanding obligations of the Company's subsidiaries to which the holders of WorldCom Notes would have been structurally subordinated (including trade payables but excluding intercompany indebtedness) was approximately $2.66 billion (of which $1.38 billion represented the carrying value of the MFS Notes). See "Risk Factors" and "Description of the WorldCom Notes-- Ranking."

OPTIONAL REDEMPTION.........  The WorldCom 2004 Notes and the WorldCom 2006
                              Notes will be redeemable at the option of the Company, on or after January 15, 1999 and January 15, 2001, respectively, in whole at any time or in part from time to time, at the prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. See "Description of the WorldCom Notes--Optional Redemption."

CERTAIN COVENANTS...........  The WorldCom 2004 Notes and the WorldCom 2006
                              Notes will be entitled to the benefits of and governed by the Senior Indenture dated as of March 1, 1997 between WorldCom and Mellon Bank, N.A., as Trustee (as supplemented and described herein, the "WorldCom Indenture"). The WorldCom Indenture contains certain covenants which, subject to certain exceptions and qualifications, restrict the ability of the Company and its Restricted Subsidiaries to create liens, to enter into sale and leaseback transactions and to sell assets or merge with or into another company. See "Description of the WorldCom Notes--Limitation on Liens," "--Consolidation, Merger, Conveyance, Sale or Lease" and "--Certain Definitions."

FORM........................  The WorldCom Notes will be available only in book-entry form through DTC.

  For additional information regarding the WorldCom Notes, please see "Description of the WorldCom Notes" and "Certain U.S. Federal Income Tax Consequences."

                                  RISK FACTORS

  Prospective investors should carefully consider certain factors relating to an investment in the WorldCom Notes. See "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors" beginning on page 17.

                       SELECTED HISTORICAL FINANCIAL DATA

  The following table presents selected historical financial data of WorldCom, MFS and UUNET. The historical data for each of the years in the five-year period ended December 31, 1996 are based on the audited historical financial statements of the respective companies, excluding UUNET for 1996 (see note 8 to the table below). The selected financial data for each of WorldCom, MFS and UUNET for the three month periods ended March 31, 1997 and 1996 have been obtained from unaudited financial statements and, in the opinion of the respective managements of WorldCom, MFS and UUNET, include all adjustments (of a normal and recurring nature) which are necessary to present fairly the data for such periods. This data should be read in conjunction with and is qualified in its entirety by the consolidated financial statements of each of WorldCom, MFS and UUNET and the related notes thereto, incorporated by reference herein. See "Available Information" and "Incorporation of Certain Documents by Reference."

                       SELECTED HISTORICAL FINANCIAL DATA
                (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)

                                                                                                  THREE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,                                       MARCH 31,
                          -------------------------------------------------------------------    ----------------------
                           1996(1)          1995          1994           1993         1992          1997        1996
                          ----------     ----------    ----------     ----------    ---------    ----------  ----------
WORLDCOM
Revenues................  $4,485,130     $3,696,345    $2,245,663     $1,474,257    $ 948,060    $1,677,239  $1,034,060
Net income (loss) from
 continuing operations
 (after preferred
 dividend requirement):
 Total..................  (2,189,804)(2)    233,080(3)   (151,779)(4)    112,638(4)     6,232(4)     43,054      85,802
 Per common share:
 Primary................       (5.50)          0.64         (0.48)          0.41         0.03          0.05        0.22
 Fully diluted..........       (5.50)          0.64         (0.48)          0.40         0.03          0.05        0.21
Dividends per common
 share..................         --             --            --             --           --            --          --
Total assets............  19,861,977      6,656,629     3,441,474      3,236,718    1,241,278    19,595,269   6,816,942
Long-term debt..........   4,803,581      3,391,598(5)    794,001        730,023      448,496     4,617,431   2,194,357
Shareholders'
 investment.............  12,959,976      2,187,681     1,827,410      1,911,800      478,823    13,021,153   2,295,295
Ratio of earnings to
 fixed charges(6).......         N/A         2.59:1        0.15:1         5.10:1       1.47:1        1.94:1      3.15:1
Deficiency of earnings
 to fixed charges.......   2,066,991            --         52,597            --           --            --          --
                                                                                                  THREE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,                                       MARCH 31,
                          -------------------------------------------------------------------    ----------------------
                             1996           1995          1994           1993         1992          1997        1996
                          ----------     ----------    ----------     ----------    ---------    ----------  ----------
MFS
Revenues................  $1,115,006     $  583,194    $  286,747     $  141,111    $ 108,707    $  425,935  $  186,316
Income (loss) from
 continuing operations
 (after preferred
 dividend requirement):
 Total..................  (1,867,459)(7)   (282,962)     (151,201)       (15,769)     (13,129)      (82,192)    (93,296)
 Per common share:
 Primary................      (11.22)         (2.21)        (1.21)         (0.15)       (0.15)                    (0.75)
 Fully diluted..........      (11.22)         (2.21)        (1.21)         (0.15)       (0.15)                    (0.75)
Dividends per common
 share..................         --             --            --             --           --            --          --
Total assets............  12,550,329      1,867,134     1,584,546        906,937      363,299    12,334,647   2,347,211
Long-term debt..........   1,477,670        723,471       548,333            143          169     1,412,843   1,286,354
Shareholders' equity....  10,287,586        830,332       770,103        811,105      298,516    10,190,119     754,582

                                                                        THREE MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,                  MARCH 31,
                          --------------------------------------------- ---------------------
                          1996(8)     1995     1994     1993     1992   1997(8)     1996
                          --------  --------  -------  -------  ------- ---------------------
UUNET
Revenues................  $129,047  $ 94,461  $33,138  $24,019  $20,396           $    43,013
Income (loss) from
 continuing operations
 (after preferred
 dividend requirement):
 Total..................   (14,373)  (18,257)  (7,988)  (2,026)   1,074                   233
 Per common share (pro
  forma):
 Primary................     (0.44)    (0.63)   (0.35)     --       --
 Fully diluted..........     (0.44)    (0.63)   (0.35)     --       --                   0.01
Dividends per common
 share..................       --        --      0.01      --      0.08                  0.01
Total assets............             137,610   29,625   10,585    8,285               156,278
Long-term debt..........              13,686   15,269    3,310      974                18,045
Shareholders' equity....              80,667      279      425    2,567                82,084

--------

(1) On December 31, 1996, WorldCom completed the MFS Merger. The MFS Merger is being accounted for as a purchase; accordingly, the operating results for MFS are reflected from the date of acquisition.
(2) WorldCom's results for 1996 include a $2.14 billion charge for in-process research and development related to the MFS Merger. The charge is based upon a valuation analysis of the technologies of MFS' worldwide information system, the Internet network expansion system of UUNET, and certain other identified research and development projects purchased in the MFS Merger. The expense includes $1.6 billion associated with UUNET and $0.54 billion related to MFS. Additionally, 1996 results include other after-tax charges of $121.0 million for employee severance, employee compensation charges, alignment charges, and costs to exit unfavorable telecommunications contracts and $343.5 million after-tax write-down of operating assets within the Company's non-core businesses. On a pre-tax basis, these charges totaled $600.1 million.
(3) In 1995, Metromedia Company ("Metromedia") converted its Series 1 Preferred Stock into Common Stock, exercised warrants to acquire Common Stock and immediately sold its position of 61,699,096 shares of Common Stock in a public offering. In connection with the preferred stock conversion, WorldCom made a non-recurring payment of $15.0 million to Metromedia, representing a discount to the minimum nominal dividends that would have been payable on the Series 1 Preferred Stock prior to the September 15, 1996 optional call date of approximately $26.6 million (which amount includes an annual dividend requirement of $24.5 million plus accrued dividends to such call date).
(4) As a result of the acquisitions of IDB Communications Group, Inc. ("IDB") in 1994 (the "IDB Merger") and of Advanced Telecommunications Corporation in 1992 (the "ATC Merger"), the Company initiated plans to reorganize and restructure its management and operational organization and facilities to eliminate duplicate personnel, physical facilities and service capacity, to abandon certain products and marketing activities, and to take further advantage of the synergies available to the combined entities. Also, during the fourth quarter of 1993, plans were approved to reduce IDB's cost structure and to improve productivity. Accordingly, in 1994, 1993 and 1992, the Company charged to operations the estimated costs of such reorganization and restructuring activities, including employee severance, physical facility abandonment and duplicate service capacity. These costs totaled $43.7 million in 1994, $5.9 million in 1993 and $79.8 million in 1992. Also, during 1994 and 1992, the Company incurred direct merger costs of $15.0 million and $7.3 million, respectively, related to the IDB Merger (in 1994) and the ATC Merger (in 1992). These costs include professional fees, proxy solicitation costs, travel and related expenses and certain other direct costs attributable to these mergers.
(5) Long-term debt as of December 31, 1995 includes $1.1 billion related to the Company's previous credit facilities which were classified as a current maturity on the December 31, 1995 balance sheet. In June 1996, WorldCom replaced its then existing $3.41 billion credit facilities with a new $3.75 billion revolving credit facility with no reduction of principal for five years.
(6) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations, and fixed charges consist of pre-tax interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense and that portion of rental expense which the Company believes to be representative of interest. For the historical years ended December 31, 1994 and 1996, earnings were inadequate to cover fixed charges by the amounts shown.
(7) MFS' results for 1996 include a $1.4 billion charge for in-process research and development related to its acquisition of UUNET. The charge is based on a valuation analysis of the technologies of the Internet network expansion system of UUNET and certain other identified research and development projects purchased in the acquisition.
(8) MFS' acquisition of UUNET closed on August 12, 1996 and was accounted for as a purchase. Therefore, the year ended December 31, 1996 under the caption "UUNET" above represents UUNET's results of operations for the period from January 1, 1996 through August 12, 1996 and includes one-time merger related costs of $15.7 million. Subsequent to August 12, 1996, the operating results of UUNET are consolidated with MFS and are included under the caption "MFS" above in the balance sheet and results of operations of MFS.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

  Certain statements contained in "Risk Factors" and certain statements incorporated by reference from documents filed with the Commission by WorldCom and MFS, including any statements contained herein or incorporated by reference herein regarding the development of WorldCom's and MFS' businesses, the markets for WorldCom's and MFS' services and products, anticipated capital expenditures, regulatory reform and the effects of the MFS Merger, and other statements, including any forecasts, projections and synergies, contained or incorporated by reference herein regarding matters that are not historical facts, are or may constitute forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Such statements are subject to risks and uncertainties and, therefore, actual results could differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially (the "Cautionary Statements") include, but are not limited to, those discussed under "Risk Factors." All subsequent written and oral forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by the Cautionary Statements.

                                 RISK FACTORS

  In addition to the other information included in or incorporated by reference into this Prospectus, Holders of the MFS Notes should carefully consider the following risk factors before deciding to surrender MFS Notes in exchange for WorldCom Notes pursuant to the Exchange Offers. The considerations listed below are not intended to represent a complete list of the general or specific risks that may affect Holders who tender or fail to tender in the Exchange Offers or that relate to the Company or MFS. It should be recognized that other risks may be significant, now or in the future, and the risks set forth below may affect tendering or non-tendering Holders to a greater extent than indicated.

CERTAIN CONSIDERATIONS RELATING TO HOLDERS TENDERING IN THE EXCHANGE OFFERS

 Liquidity of WorldCom Notes; No Prior Public Market for WorldCom Notes

   Upon consummation of the Exchange Offers and depending on the amount of the WorldCom Notes outstanding after the Exchange Offers (which will be no less than $343.2 million principal amount of WorldCom 2004 Notes and $336.0 million principal amount of WorldCom 2006 Notes), the trading market for the WorldCom Notes may be more limited than the trading market for the MFS Notes prior to the Exchange Offers, which might adversely affect the liquidity and market price of such WorldCom Notes. The Company does not plan to list the WorldCom Notes on any national securities exchange or interdealer quotation system sponsored by a national securities association. Although the MFS Notes are not so listed, there is currently a limited trading market for the MFS Notes. The WorldCom Notes are new securities for which there is currently no market. While the Dealer Managers intend to make a market for the WorldCom Notes, they are not obligated to do so and any market making may be discontinued at any time. There can be no assurance that an active trading market for the WorldCom Notes will develop or, if such market develops, as to the liquidity or sustainability of any such market.

 Structural Subordination of the WorldCom Notes

  WorldCom conducts a portion of its business through its subsidiaries. The Company is therefore dependent to some extent upon dividends and other payments from its subsidiaries to generate a portion of the funds necessary to meet its obligations, including the payment of principal and interest on the WorldCom Notes. As a result, the WorldCom Notes will be structurally subordinated to all obligations of the Company's subsidiaries, including any MFS Notes that are not exchanged in the Exchange Offers, to the extent of the assets of such subsidiaries. As of March 31, 1997, the aggregate amount of outstanding obligationsof the Company's subsidiaries to which the holders of the WorldCom Notes would have been structurally subordinated (including trade payables but excluding intercompany indebtedness) was approximately $2.66 billion (of which $1.38 billion represented the carrying value of the MFS Notes). WorldCom expects that substantially all of its business will ultimately be conducted through its subsidiaries as a result of the transfer of operating assets to such subsidiaries. Thus, the Company expects that the amount of obligations of its subsidiaries will increase and that the Company will become increasingly dependent upon dividends and other payments from its subsidiaries.

 Recognition of Income to Holders Accepting Exchange Offers

  The receipt of WorldCom Notes, Consent Payments and other cash, if any, pursuant to the Exchange Offers and Consent Solicitations will be a taxable transaction for United States federal income tax purposes. See "Certain U.S. Federal Income Tax Consequences."

CERTAIN CONSIDERATIONS RELATING TO HOLDERS NOT TENDERING IN THE EXCHANGE
OFFERS

 Proposed Amendments to the MFS Indentures

  In the event that the Proposed Amendments are adopted with respect to a series of the MFS Notes, the covenants and certain other terms with respect to such series of MFS Notes will be substantially less restrictive, and will afford less protection to Holders, than those currently set forth in the MFS Indentures. The Proposed Amendments contemplated by the Consent Solicitations would, among other things, eliminate the covenants in each of the MFS Indentures that (a) restrict the ability of MFS and its restricted subsidiaries to incur debt, incur liens, enter into sale and leaseback transactions, make restricted payments (including payment of dividends) or enter into transactions with affiliates and (b) restrict the ability of restricted subsidiaries of MFS to issue equity securities, to encumber their ability to pay dividends or to make certain loans or transfers of property to MFS or another restricted subsidiary of MFS. In addition, the Proposed Amendments would eliminate the separate financial reporting requirements currently contained in the MFS Indentures and, upon receipt of a Supermajority Consent with respect to a series of MFS Notes, would redefine the term "Change of Control" as to such series. See "The Proposed Amendments."

  In the event the Proposed Amendments are adopted with respect to a series of MFS Notes, each non-exchanging Holder of such series of MFS Notes will be bound by the Proposed Amendments even if such Holder did not consent to the Proposed Amendments. The elimination or modification of the covenants contemplated in the Proposed Amendments would, among other things, permit WorldCom and MFS and their subsidiaries to take actions that could increase the credit risk with respect to MFS, and might adversely affect the liquidity, market price and price volatility of the MFS Notes or otherwise be adverse to the interests of the holders of the MFS Notes. See "The Proposed Amendments."

 Reduced Liquidity of MFS Notes

  Although the Company believes there is currently a limited trading market for the MFS Notes, no generally reliable public pricing information for the MFS Notes is available. The trading market for unexchanged MFS Notes could become even more limited or nonexistent due to the reduction in the amount of MFS Notes outstanding upon consummation of the Exchange Offers, which might adversely affect the liquidity, market price and price volatility of such MFS Notes. If a market for unexchanged MFS Notes exists or develops, such MFS Notes may trade at a discount to the price at which such MFS Notes would trade if the amount outstanding were not reduced, depending on prevailing interest rates, the market for similar securities and other factors. However, there can be no assurance that an active market in the unexchanged MFS Notes will exist, develop or be maintained and no assurance as to the prices at which the unexchanged MFS Notes may be traded.

CERTAIN CONSIDERATIONS REGARDING THE BUSINESS AND OPERATIONS OF WORLDCOM

  Prospective investors should carefully consider the following risk factors in evaluating the Company and its business before deciding to surrender MFS Notes in exchange for WorldCom Notes pursuant to the Exchange Offers.

  Risks of Increased Financial Leverage; Debt Service, Interest Rate Fluctuations, Possible Reduction in Liquidity, Dividend Restrictions and Other Restrictive Covenants

  At March 31, 1997, the Company had $4.62 billion of long-term debt (including capital leases and excluding current maturities) and a long-term debt to equity ratio of 0.35 to 1.0. The Company currently has a $3.75 billion five-year revolving credit facility (the "Credit Facility"). The Credit Facility has a five-year term and bears interest, payable in varying periods, depending on the interest period, not to exceed six months, at rates selected by the Company under the terms of the Credit Facility including a Base Rate or the LIBOR, plus applicable margin. The applicable margin for a LIBOR rate borrowing varies from 0.35% to 0.875% based upon a specified financial test. The Credit Facility is unsecured and requires compliance with certain financial and other operating covenants which limit, among other things, the incurrence of additional indebtedness by WorldCom and restricts the payment of cash dividends to WorldCom's shareholders. The Credit Facility is also subject to an annual commitment fee not to exceed 0.25% of any unborrowed portion of the Credit Facility. The Company is currently negotiating an amendment to the Credit Facility which would, among other things, increase the facility to $5.0 billion. There can be no assurance that WorldCom will be successful in amending the Credit Facility or that the terms thereof will be favorable to WorldCom.

  Increases in interest rates, economic downturns and other adverse developments, including factors beyond the Company's control, could impair its ability to service its indebtedness under the WorldCom Notes, the MFS Notes, the April WorldCom Notes or the Credit Facility. In addition, the cash flow required to service the Company's debt may reduce its ability to fund internal growth, additional acquisitions and capital improvements. In addition, the Credit Facility restricts the payment of cash dividends and otherwise limits the Company's financial flexibility. See Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations," of the WorldCom 1996 Form 10-K.

  The Company has historically utilized cash flow from operations to finance capital expenditures and a mixture of cash flow, debt and stock to finance acquisitions. The Company expects to experience increased capital intensity due to network expansions and believes that funding needs in excess of internally generated cash flow will be met by utilization of the Credit Facility.

  Acquisition Integration

  A major portion of the Company's growth in recent years has resulted from acquisitions, which involve certain operational and financial risks. Operational risks include the possibility that an acquisition does not ultimately provide the benefits originally anticipated by management of the acquiror, while the acquiror continues to incur operating expenses to provide the services formerly provided by the acquired company. Financial risks involve the incurrence of indebtedness by the acquiror in order to effect the acquisition and the consequent need to service that indebtedness. In addition, the issuance of stock in connection with acquisitions dilutes the voting power and may dilute certain other interests of existing shareholders. In carrying out its acquisition strategy, the Company attempts to minimize the risk of unexpected liabilities and contingencies associated with acquired businesses through planning, investigation and negotiation, but such unexpected liabilities may nevertheless accompany acquisitions. There can be no assurance that the Company will be successful in identifying attractive acquisition candidates or completing additional acquisitions on favorable terms.

  Additionally, achieving the expected benefits of the MFS Merger will depend in part upon the integration of the businesses of WorldCom and MFS, together with UUNET, in an efficient manner, and there can be no assurance that this will occur. The transition to a combined company will require substantial attention from management. The diversion of management attention and any difficulties encountered in the transition process could have an adverse effect on the revenues and operating results of the combined company. In addition, the process of combining the three organizations could cause the interruption of, or a disruption in, the activities of any or all of the companies' businesses, which could have a material adverse effect on their combined operations. There can be no assurance that the Company will realize any of the anticipated benefits of the MFS Merger.

  Contingent Liabilities

  WorldCom is subject to a number of legal and regulatory proceedings. While WorldCom believes that the probable outcome of these matters, or all of them combined, will not have a material adverse effect on WorldCom's consolidated results of operations or financial position, no assurance can be given that a contrary result will not be obtained.

  Risks of International Business

  The Company derives substantial revenues by providing international communications services to United States commercial and carrier customers. Such operations are subject to certain risks such as changes in United States or foreign government regulatory policies, disruption, suspension or termination of operating agreements, and currency fluctuations. In particular, the Company's revenues and costs of sales are sensitive to changes in international settlement rates and international traffic routing patterns. The rates that the Company can charge its customers for international services may decrease in the future due to the entry of new carriers with substantial resources, aggressiveness on the part of new or existing carriers, the widespread resale of international private lines, the provision of international services via non-traditional means including the Internet, the consummation of mergers and joint ventures among large international carriers that facilitate targeted pricing and cost reductions, and the rapid growth of international circuit capacity due to the deployment of new undersea fiber optic cables and new high capacity satellite systems in the Atlantic, Pacific and Indian Ocean regions.

  Risks of Overseas Business Operations

  The Company derives substantial revenues from providing services to customers in overseas locations, particularly the United Kingdom and Germany. Such operations are subject to certain risks such as changes in the legal and regulatory policies of the foreign jurisdiction, local political and economic developments, currency fluctuations, exchange controls, royalty and tax increases, retroactive tax claims, expropriation, and import and export regulations and other laws and policies of the United States affecting foreign trade, investment and taxation. In addition, in the event of any dispute arising from foreign operations, the Company may be subject to the exclusive jurisdiction of foreign courts and may not be successful in subjecting foreign persons or entities to the jurisdiction of the courts in the United States. WorldCom may also be hindered or prevented from enforcing its rights with respect to foreign governments because of the doctrine of sovereign immunity. There can be no assurance that the laws, regulations or administrative practices of foreign countries relating to WorldCom's ability to do business in that country will not change. Any such change could have a material adverse effect on the business and financial condition of WorldCom.

  Dependence on Availability of Transmission Facilities

  The future profitability of the Company will be dependent in part on its ability to utilize transmission facilities leased from others on a cost-effective basis. The MFS Merger, and the Company's acquisition of the network services operations of Williams Telecommunications Group, Inc. in January 1995 and merger with IDB Communications Group, Inc. in December 1994 have reduced the leasing risk through the ownership of significant domestic and international facilities; however, due to the possibility of unforeseen changes in industry conditions, the continued availability of leased transmission facilities at historical rates cannot be assured.

  Rapid Technological Change; Dependence upon Product Development

  The telecommunications industry is subject to rapid and significant changes in technology. While WorldCom does not believe that, for the foreseeable future, these changes will either materially or adversely affect the continued use of fiber optic cable or materially hinder its ability to acquire necessary technologies, the effect of technological changes, including changes relating to emerging wireline and wireless transmission and switching technologies, on the businesses of WorldCom cannot be predicted.

  The market for UUNET's Internet-related products and services is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new product and service introductions. There can be no assurance that UUNET will successfully identify new product and service opportunities and develop and bring new products and services to market in a timely manner. UUNET is also at risk from fundamental changes in the way Internet access services are marketed and delivered. UUNET's Internet service strategy assumes that the Transmission Control Protocol/Internet Protocol, utilizing fiber optic or copper-based telecommunications infrastructures, will continue to be the primary protocol and transport infrastructure for Internet-related services. Emerging transport alternatives include cable modems and satellite delivery of Internet information; alternative open protocol and proprietary protocol standards have been or are being developed. UUNET's pursuit of necessary technological advances may require substantial time and expense, and there can be no assurance that UUNET will succeed in adapting its Internet services business to alternate access devices, conduits and protocols.

  Regulation Risks

  The Company is subject to extensive regulation at the federal and state levels, as well as in various foreign countries in connection with certain overseas business activities. The regulatory environment varies substantially by jurisdiction.

  The Company is subject to varying degrees of federal, state, local and international regulation. In the United States, the Company is most heavily regulated by the states, especially for the provision of local exchange services. The Company must be separately certified in each state to offer local exchange and intrastate long distance services. No state, however, subjects the Company to price cap or rate of return regulation, nor is the Company currently required to obtain Federal Communications Commission ("FCC") authorization for installation or operation of its network facilities used for domestic services. FCC approval is required, however, for the installation and operation of its international facilities and services. The Company is subject to varying degrees of regulation in the foreign jurisdictions in which it conducts business including authorization for the installation and operation of its network facilities. Although the trend in federal, state, local and international regulation appears to favor increased competition, no assurance can be given that changes in current or future regulations adopted by the FCC, state or foreign regulators or legislative initiatives in the United States and abroad would not have a material adverse effect on the Company.

  On February 8, 1996, President Clinton signed the Telecommunications Act of 1996 (the "Telecom Act") which: permits, without limitation, the Bell System Operating Companies ("BOCs") to provide domestic and international long distance services to customers located outside of the BOCs' home regions; permits a petitioning BOC to provide domestic and international long distance service to customers within its home region upon a finding by the FCC that a petitioning BOC has satisfied certain criteria for opening up its local exchange network to competition and that its provision of long distance services would further the public interest; and removes existing barriers to entry into local service markets. Additionally, there are significant changes in the manner in which carrier-to-carrier arrangements are regulated at the federal and state levels; procedures to revise universal service standards; and penalties for unauthorized switching of customers. The FCC has instituted proceedings addressing the implementation of this legislation.

  On August 8, 1996, the FCC released its FCC Interconnect Order which established nationwide rules designed to encourage new entrants to participate in the local service markets through interconnection with the Incumbent Local Exchange Carriers ("ILECs"), resale of the ILEC's retail services and unbundled network elements. These rules set the groundwork for the statutory criteria governing BOC entry into the long distance market. WorldCom cannot predict the effect such legislation or the implementing regulations will have on it or the industry. Motions to stay implementation of the FCC Interconnect Order were filed with the FCC and federal courts of appeal. Appeals challeging, among other things, the validity of the FCC Interconnect Order were filed in several federal courts of appeal and assigned to the Eight Circuit Court of Appeals for disposition. The Eighth Circuit Court of Appeals has stayed the pricing provisions of the FCC Interconnect Order. WorldCom cannot predict either the outcome of these challenges and appeals or the eventual effect on its business or the industry in general.

  On December 24, 1996, the FCC released a Notice of Proposed Rulemaking (the "NPRM") seeking to reform the FCC's current access charge policies and practices to comport with a competitive or potentially competitive local access service market. On May 7, 1997, the FCC announced that it will issue a series of orders that reform Universal Service Subsidy allocations, adopt various reforms to the existing rate structure for interstate access that are designed to reduce access charges, over time, to more economically efficient levels and rate structures. In particular, the FCC adopted changes to its rate structures for Common Line, Local Switching and Local Transport rate elements. The FCC generally removed from minute-of-use access charges costs that are not incurred on a per-minute-of-use-basis, with such costs being recovered through flat rated charges. Additional charges and details of the FCC's actions are to be addressed when Orders are released within the near future. Access charges are a principal component of the Company's line cost expense. The Company cannot predict whether or not results of this proceeding will have a material impact upon the financial position or results of operations of the Company.

  In the NPRM, the FCC tentatively concluded that information services providers (including among others Internet service providers) should not be subject to existing interstate access charges. However, the FCC recognized that these services and recent technological advances may be constrained by current regulatory practices that have their foundations in traditional services and technologies. The FCC issued on December 24, 1996, a Notice of Inquiry to seek comment on whether it should, in addition to access charge reform, consider actions relating to interstate information services and the Internet. Changes in the regulatory environment relating to the telecommunications or Internet-related services industry could have an adverse effect on the Company's Internet-related services business. The Telecom Act may permit telecommunications companies, BOCs or others to increase the scope or reduce the cost of their Internet access services. The Company cannot predict the effect that the Notice of Inquiry, the Telecom Act or any future legislation, regulation or regulatory changes may have on its business.

  In December 1996, the FCC adopted a new policy that will make it easier for United States international carriers to obtain authority to route international public switched voice traffic to and from the United States outside of the traditional settlement rate and proportionate return regimes. In February 1997, the United States entered into a World Trade Organization Agreement (the "WTO Agreement") that should have the effect of liberalizing the provision of switched voice telephone and other telecommunications services in scores of foreign countries over the next several years. As a result of the WTO Agreement, WorldCom expects the FCC, among other things, to reexamine its policies regarding (i) the services that may be provided by foreign owned United States international common carriers, including carriers owned or controlled by foreign carriers that have market power in their home markets, and (ii) the provision of international switched voice services outside of the traditional settlement rate and proportionate return regimes. Although the FCC's new flexible settlement rate policy, and the WTO Agreement and any ensuing FCC policy changes, may result in lower costs to the Company to terminate international traffic, there is a risk that the revenues that the Company receives from inbound international traffic may decrease to an even greater degree. The implementation of the WTO Agreement may also make it easier for foreign carriers with market power in their home markets to offer United States and foreign customers end-to-end services to the disadvantage of WorldCom, which may face substantial obstacles in obtaining from foreign governments and foreign carriers the authority and facilities to provide such end-to-end services.

  The Company is or will be subject to the applicable laws and has obtained or will need to obtain the approval of the regulatory authority of each overseas country in which it provides or proposes to provide telecommunications services. The laws and regulatory requirements vary from country to country. Some countries have substantially deregulated various communications services, while other countries have maintained strict regulatory regimes. The application procedure to enter new markets can be time-consuming and costly, and terms of licenses vary for different countries. There can be no assurance that the Company will receive all authorizations or licenses necessary for new communications services or that delays in the licensing process will not adversely affect its business.

  Competition

  Virtually all markets for telecommunications services are extremely competitive, and the Company expects that competition will intensify in the future. In each of the markets in which it offers telecommunications services, the Company faces significant competition from carriers with greater market share and financial resources. The Company competes domestically with incumbent providers, which have historically dominated their local telecommunications markets, and long distance carriers, for the provision of long distance services. In certain markets the incumbent provider offers both local and long distance services. The ILECs presently have numerous advantages as a result of their historic monopoly control of the local exchange market. A continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors to the Company. Many of the Company's existing and potential competitors have financial, personnel and other resources significantly greater than those of the Company. The Company also faces competition from one or more competitors in most markets in which it operates, including Competitive Access Providers operating fiber optic networks, in some cases in conjunction with the local cable television operator. Each of AT&T Corp. ("AT&T"), MCI Communications Corporation ("MCI") and Sprint Corporation has indicated its intention to offer local telecommunications services in major United States markets using its own facilities or by resale of the Local Exchange Carriers' or other providers' services. In addition, the Company competes with equipment vendors and installers and telecommunications management companies with respect to certain portions of its business.

  In overseas markets, the Company competes with incumbent providers, many of which still have special regulatory status and the exclusive rights to provide certain services, and virtually all of which have historically regulatory status and the exclusive rights to provide certain services, and virtually all of which have historically dominated their local, domestic long distance and international services markets. These incumbent providers have numerous advantages including existing facilities, customer loyalty, and substantial financial resources. The Company also competes with other service providers in overseas markets, many of which are affiliated with incumbent providers in other countries. Typically, the Company must devote extensive resources to obtaining regulatory approvals necessary to operate in overseas markets, and then to obtaining access to and interconnection with the incumbent's network on a non-discriminatory basis.


  The Company may also be subject to additional competition due to the development of new technologies and increased availability of domestic and international transmission capacity. For example, even though fiber optic networks, such as that of the Company, are now widely used for long distance transmission, it is possible that the desirability of such networks could be adversely affected by changing technology. The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new product and service offerings and increasing satellite and fiber optic transmission capacity for services similar to those provided by the Company. The Company cannot predict which of many possible future product and service offerings will be important to maintain its competitive position or what expenditures will be required to develop and provide such products and services.

  Under the Telecom Act and ensuing federal and state regulatory initiatives, barriers to local exchange competition are being removed. The introduction of such competition, however, also establishes the predicate for the BOCs to provide in-region interexchange long distance services. The BOCs are currently allowed to offer certain "incidental" long distance service in-region and to offer out-of-region long distance services. Once the BOCs are allowed to offer in-region long distance services, they could be in a position to offer single sources local and long distance service similar to that being offered by the Company. The Company expects that the increased competition made possible by regulatory reform will result in certain pricing and margin pressures in the domestic telecommunications services business.

  The Company, through UUNET, also competes in the market for data communications services, including Internet access and on-line services. This market is also extremely competitive. The Company expects that competition will intensify in the future. The Company believes that its ability to compete successfully in this market depends on a number of factors, including: market presence; the ability to execute a rapid expansion strategy; the capacity, reliability and security of its network infrastructure; ease of access to and navigation on the Internet; the pricing policies of its competitors and suppliers, the timing of the introduction of new products and services by the Company and its competitors; UUNET's ability to support industry standards; and industry and general economic trends. The success of the Company in this market will depend heavily upon UUNET's ability to provide high quality Internet connectivity and value-added Internet services at competitive prices.

  The Company expects that all of the major on-line services providers and telecommunications companies will expand their current services to compete fully in the Internet access market. The Company believes that new competitors, including large computer hardware, software, media and other technology and telecommunications companies will enter the Internet access market, resulting in even greater competition for UUNET. Certain companies, including America Online, Inc., AT&T, MCI, BBN Corporation and PSINet, Inc., have obtained or expanded their Internet access products and services as a result of acquisitions and strategic investments. Such acquisitions may permit UUNET's competitors to devote greater resources to the development and marketing of new competitive products and services and the marketing of existing competitive products and services. UUNET expects these acquisitions and strategic investments to increase, thus creating significant new competitors to UUNET.

  As UUNET continues to expand Internet operations outside of the United States, UUNET will be forced to compete with and buy services from government-owned or subsidized telecommunications providers, some of which may enjoy an absolute monopoly on telecommunications services essential to its business. UUNET will also encounter competition from companies whose operating styles are substantially different from those that it usually experiences. For example, in the United Kingdom, the Company competes directly with: (1) telecommunications companies, such as British

Telecommunications plc, Mercury Communications Limited and others; (2) other Internet access providers, such as Demon Internet Limited and EUnet GB Limited; and (3) on-line services providers, such as CompuServe Corporation, America Online/Bertelsmann AG, Microsoft Corporation and AT&T. These foreign competitors may also possess a better understanding of their local markets and may have better working relationships with local telecommunications companies. There can be no assurance that UUNET can obtain similar levels of local knowledge, and failure to obtain that knowledge could place UUNET at a serious competitive disadvantage.

  Potential Liability of On-Line Service Providers

  The law in the United States relating to the liability of on-line service providers and Internet access providers for information carried on, disseminated through or hosted on their systems is currently unsettled. Several private lawsuits seeking to impose such liability are currently pending. In one case brought against an Internet access provider, Religious Technology Center v. Netcom On-Line Communication Services, Inc., the United States District Court for the Northern District of California ruled in a preliminary phase that under certain circumstances Internet access providers could be held liable for copyright infringement. The case has been settled by the parties. The Telecom Act prohibits and imposes criminal penalties and civil liability for using an interactive computer service for transmitting certain types of information and content, such as indecent or obscene communications. On June 12, 1996, however, a panel of three federal judges granted a preliminary injunction barring enforcement of this portion of the Telecom Act to the extent that enforcement is based upon allegations other than obscenity or child pornography as an impermissible restriction on the First Amendment's right of free speech. In addition, the United States Congress in consultation with the United States Patent and Trademark Office and the Administration's National Information Infrastructure Task Force, is currently considering legislation to address the liability of on-line service providers and Internet access providers, and numerous states have adopted or are currently considering similar types of legislation. The imposition upon Internet access providers of potential liability for materials carried on or disseminated through their systems could require UUNET to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain product or service offerings. The Company believes that it is currently unsettled whether the Telecom Act prohibits and imposes liability for any services provided by UUNET should the content or information transmitted be subject to the statute.

  The law relating to the liability of on-line service providers and Internet access providers in relation to information carried, disseminated or hosted also is being discussed by the World Intellectual Property Organization in the context of ongoing consideration of updating existing, and adopting new, international copyright treaties. Similar developments are ongoing in the United Kingdom and other jurisdictions. The scope of authority of various regulatory bodies in relation to on-line services is at present uncertain. The Office of Telecommunications in the United Kingdom has recently published a consultative document setting out a number of issues for discussion, including the roles of traditional telecommunications and broadcasting regulators with respect to on-line services. The Securities Investment Board in the United Kingdom is investigating the status of on-line services and the transmission of investment information over networks controlled by access providers. Such transmissions may make an access provider liable for any violation of securities and other financial services legislation and regulations. Decisions regarding regulation, enforcement, content liability and the availability of Internet access in other countries may significantly affect the ability to offer certain services worldwide and the development and profitability of companies offering Internet and on-line services in the future. For example, an Internet access provider that competes with UUNET removed certain content from its services worldwide in reaction to law enforcement activities in Germany, and it has been reported that an Internet access provider in Germany has been advised by prosecutors that it may have liability for disseminating neo-Nazi writings by providing access to the Internet where these materials are available.

  The increased attention focused upon liability issues as a result of these lawsuits, legislation and legislative proposals could affect the growth of Internet use. Any costs incurred as a result of liability or asserted liability for information carried on or disseminated through its systems could have a material adverse effect on the business, financial condition and results of operations of UUNET.

  Dependence upon Network Infrastructure; Risk of System Failure; Security
Risks

  The success of the Company in marketing its services to business and government users requires that the Company provide superior reliability, capacity and security via its network infrastructures. These networks are subject to physical damage, power loss, capacity limitations, software defects, breaches of security (by computer virus, break-ins or otherwise) and other factors, certain of which have caused, and will continue to cause, interruptions in service or reduced capacity for the customers of such company. Similarly, UUNET's business relies on the availability of its network infrastructure for the provision of Internet access services. Interruptions in service, capacity limitations or security breaches could have a material adverse effect on the Company's business, financial condition and results of operations.

  Anti-Takeover Provisions

  The Second Amendment and Restated Articles of Incorporation of WorldCom contains provisions (a) requiring a 70% vote for approval of certain business combinations with certain 10% shareholders unless approved by a majority of the continuing Board of Directors or unless certain minimum price, procedural and other requirements are met; (b) restricting aggregate beneficial ownership of the capital stock of WorldCom by foreign shareholders to 20% of the total outstanding capital stock, and subjecting excess shares to redemption, and (c) authorizing WorldCom's Board of Directors to issue preferred stock in one or more classes without any action on the part of shareholders. In addition, WorldCom has adopted a rights plan (the "WorldCom Rights Plan") and in connection therewith entered into the Rights Agreement between WorldCom and The Bank of New York, as Rights Agent, dated as of August 25, 1996, as amended, which will cause substantial dilution to a person or group that attempts to acquire WorldCom on terms not approved by WorldCom's Board of Directors. Further, WorldCom's Bylaws (a) contain requirements regarding advance notice of nomination of directors by shareholders and (b) restrict the calling of special meetings by shareholders to those owning shares representing not less than 40% of the votes to be cast. These provisions, including the WorldCom Rights Plan, may have an "anti-takeover" effect.

                              THE EXCHANGE OFFERS

PURPOSE OF THE EXCHANGE OFFERS

  Since the MFS Merger, WorldCom has been operationally and financially integrating MFS into the WorldCom organization, which integration includes creating a single, more efficient, consolidated credit entity. The Exchange Offers are an element of this integration effort, and the Proposed Amendments are expected to provide greater financial and operating flexibility to the fully integrated organization. The Company believes that the failure to consummate the Exchange Offers and the Consent Solicitations will not have a material adverse effect on the Company. See "The Proposed Amendments."

TERMS OF THE EXCHANGE OFFERS

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letters of Transmittal and in accordance with applicable law, the Company offers to exchange (i) $871.597 principal amount of its WorldCom 2004 Notes for each $1,000 principal amount at stated maturity of MFS 2004 Notes validly tendered on or prior to the Expiration Date and not withdrawn as provided herein and (ii) $737.912 principal amount of its WorldCom 2006 Notes for each $1,000 principal amount at stated maturity of MFS 2006 Notes validly tendered on or prior to the Expiration Date and not withdrawn as provided herein. Interest on the WorldCom Notes will accrue from and including the Interest Accrual Date at the stated interest rate on such WorldCom Notes. The principal amount of WorldCom Notes offered in exchange for the applicable series of MFS Notes is equal to the Accreted Value of such MFS Notes as of the Interest Accrual Date. As of the Interest Accrual Date, the Accreted Value of the MFS 2004 Notes is $871.597 per $1,000 principal amount at stated maturity and the Accreted Value of the MFS 2006 Notes is $737.912 per $1,000 principal amount at stated maturity. The Accreted Value of a series of MFS Notes, as of the Interest Accrual Date, is the sum of (i) the initial issue price of such MFS Notes plus (ii) the portion of the original issue discount applicable to such MFS Notes accreted from and including the original issue date thereof and to but excluding the Interest Accrual Date.

  WorldCom Notes will be issued only in denominations of $1,000 and integral multiples thereof. If the aggregate principal amount of WorldCom Notes that otherwise would be issued in exchange for the MFS Notes of a series tendered by a Holder and accepted by the Company pursuant to an Exchange Offer is not an integral multiple of $1,000, such principal amount will be reduced to the nearest such multiple and the Company will pay to such Holder an amount in cash equal to the reduction of such principal amount. WorldCom Notes to be exchanged for MFS Notes pursuant to the Exchange Offers will be delivered and Consent Payments and other cash payments, if any, will be made on the Exchange Date.

  The financial terms of the WorldCom 2004 Notes and WorldCom 2006 Notes are substantially identical in all material respects to the financial terms of the MFS 2004 Notes and MFS 2006 Notes, respectively, except that: (i) the MFS Notes are the sole obligations of MFS, while the WorldCom Notes will be the sole obligations of WorldCom; (ii) the MFS 2004 Notes and the MFS 2006 Notes were originally issued at a discount and, except as described below, the principal amount thereof accretes in value until January 15, 1999 and January 15, 2001, respectively, while the WorldCom Notes will have a fixed principal amount; (iii) except as described below, no cash interest accrues on the MFS 2004 Notes and the MFS 2006 Notes until January 15, 1999 and January 15, 2001, respectively, while interest will begin to accrue on the WorldCom Notes on the Interest Accrual Date and will be payable in cash semi-annually in arrears on each January 15 and July 15, commencing July 15, 1997; and (iv) overdue principal and premium, if any, and interest on the overdue principal and any overdue premium of the MFS 2004 Notes and the MFS 2006 Notes bear interest at the rate of 10 3/8% and 9 7/8% per annum, respectively, while overdue principal and premium, if any, and interest on the overdue principal and any overdue premium of the WorldCom 2004 Notes and the WorldCom 2006 Notes will bear interest at 9 3/8% and 8 7/8% per annum, respectively. The WorldCom Indenture will contain covenants that are substantially less restrictive than those that are currently in the MFS Indentures and the

WorldCom Notes will carry significantly reduced protections than those now afforded to the MFS Notes. Pursuant to the MFS Indentures, MFS may elect, prior to July 15, 1997 (or a future Interest Payment Date), to commence the accrual of cash interest on either series of MFS Notes beginning on such date, at which time the outstanding principal amount of each of such MFS Notes at their respective stated maturities will equal the Accreted Value of such MFS Notes as of such date, and cash interest will be payable on January 15, 1998 (or the next succeeding Interest Payment Date, as the case may be) and on each Interest Payment Date thereafter. In the event any such election is made prior to the Expiration Date, MFS intends to issue a press release and file with the Commission a Current Report on Form 8-K publicly announcing the commencement of the accrual of cash interest on the MFS Notes beginning on July 15, 1997 (or a future Interest Payment Date, as the case may be).

  As of the date of this Prospectus, $787,519,000 in aggregate principal amount at stated maturity of the MFS 2004 Notes and $910,475,000 in aggregate principal amount at stated maturity of the MFS 2006 Notes were Outstanding. Only a Holder of the MFS Notes (or such Holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the MFS Indentures may participate in the Exchange Offers and the Consent Solicitations. There is and will be no fixed record date for determining Holders of the MFS Notes entitled to participate in the Exchange Offers.

  The Company reserves the right, in its sole discretion, to purchase or make offers for any MFS Notes that remain outstanding subsequent to the Expiration Date and, to the extent permitted by applicable law, purchase MFS Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offers. Any purchase or offer by the Company will not be made except in accordance with applicable law and will in no event be made prior to the expiration of ten business days after the Expiration Date.

CONDITIONS OF THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS

  Notwithstanding any other provisions of an Exchange Offer or Consent Solicitation, or any extension of such Exchange Offer or Consent Solicitation, the Company will not be required to issue WorldCom Notes or make any payments in respect of any properly tendered MFS Notes or properly given Consents, and may terminate such Exchange Offer or Consent Solicitation or, at its option, modify, extend or otherwise amend such Exchange Offer or Consent Solicitation with respect to such MFS Notes, if any of the following conditions has not been satisfied, prior to or concurrently with the consummation of such Exchange Offer or Consent Solicitation:

    (a) receipt of the Requisite Consents with respect to both series of MFS Notes;

    (b) there shall not have been any action taken or threatened, or any statute, rule, regulation, judgment, order, stay, decree or injunction promulgated, enacted, entered, enforced or deemed applicable to the Exchange Offers, the exchange of MFS Notes pursuant to the Exchange Offers (the "Exchange"), the Consent Solicitations or the Proposed Amendments by or before any court or governmental regulatory or administrative agency or authority tribunal, domestic or foreign, which (i) challenges the making of the Exchange Offers, the Exchange, the Consent Solicitations or the Proposed Amendments or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the Exchange Offers, the Exchange, the Consent Solicitations or the Proposed Amendments or (ii) in the sole judgment of the Company, could materially adversely affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of the Company and its subsidiaries, taken as a whole, or materially impair the contemplated benefits of the Exchange Offers, the Exchange, the Consent Solicitations or the Proposed Amendments to the Company or might be material to holders of MFS Notes in deciding whether to accept such Exchange Offers and give such Consents;

    (c) there shall not have occurred or be likely to occur any event affecting the business or financial affairs of the Company that, in the sole judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offers, the Exchange, the

  Consent Solicitations or the Proposed Amendments or that will, or is reasonably likely to, materially impair the contemplated benefits of the Exchange Offers, the Exchange, the Consent Solicitations or the Proposed Amendments to the Company or might be material to Holders of MFS Notes in deciding whether to accept such Exchange Offers and give the related Consent;

    (d) there shall not have occurred (i) any general suspension of or limitation on trading in securities on the NYSE or in the over-the-counter market (whether or not mandatory), (ii) any material adverse change in the prices of the MFS Notes, (iii) a material impairment in the general trading market for debt securities, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory), (v) a commencement of a war, armed hostilities or other national or international crisis directly or indirectly relating to the United States, (vi) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States or (vii) any material adverse change in United States securities or financial markets generally, or in the case of any of the foregoing existing at the time of the commencement of the Exchange Offers, a material acceleration or worsening thereof; and

    (e) the Trustee under the MFS Indentures (the "MFS Trustee") shall have executed and delivered the supplemental indentures relating to the Proposed Amendments and shall not have objected in any respect to, or taken any action that could in the sole judgment of the Company adversely affect the consummation of, any of the Exchange Offers, the Exchange, the Consent Solicitations or the Company's ability to effect the Proposed Amendments nor shall the MFS Trustee have taken any action that challenges the validity or effectiveness of the procedures used by the Company in soliciting Consents (including the form thereof) or in making the Exchange Offers, the Exchange or the Consent Solicitations.

  If any of the foregoing conditions are not satisfied with respect to a particular series of MFS Notes, the Company may (i) terminate the Exchange Offer and the Consent Solicitation with respect to such series of MFS Notes and return all tendered MFS Notes of such series to the Holders thereof; (ii) extend such Exchange Offer and Consent Solicitation and retain all tendered MFS Notes and Consents until the Expiration Date, as extended, of such Exchange Offer and Consent Solicitation, subject, however, to the withdrawal rights of Holders, see "--Withdrawal of Tenders" and "--Expiration Date; Extensions; Amendments"; or (iii) waive the unsatisfied conditions with respect to such Exchange Offer and Consent Solicitation and accept all MFS Notes tendered and not previously withdrawn.

  The foregoing conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, in its sole discretion. Any determination made by the Company concerning an event, development or circumstance described or referred to above shall be conclusive and binding.

  Notwithstanding any of the foregoing, the Company will not consummate the Exchange Offer with respect to the MFS 2004 Notes if less than $343.2 million of principal amount of WorldCom 2004 Notes would be issued in such Exchange Offer and will not consummate the Exchange Offer with respect to the MFS 2006 Notes if less than $336.0 million of principal amount of WorldCom 2006 Notes would be issued in such Exchange Offer.

  Except for the requirements of applicable federal and state securities laws, there are no federal or state regulatory requirements to be complied with or approvals to be obtained by the Company or MFS in connection with the Exchange Offers which, if not complied with, would have a material adverse effect on the Company.

CERTAIN CONSEQUENCES TO HOLDERS NOT TENDERING IN THE EXCHANGE OFFERS

  Consummation of the Exchange Offers and the adoption of the Proposed Amendments with respect to the MFS Notes will have certain consequences to Holders of the MFS Notes who elect not to tender in the Exchange Offers, including, without limitation, that the covenants and certain other terms set forth in the MFS Indentures, as proposed to be amended, with respect to the MFS Notes will be substantially less restrictive, and afford less protection to such Holders, than those that are currently in the MFS Indentures. See "Risk Factors--Certain Considerations Relating to Holders Not Tendering in the Exchange Offers."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 11:59 p.m., New York City time, on
    , 1997, subject to the right of the Company to extend such date and time for either or both Exchange Offers in its sole discretion, in which case the term "Expiration Date" shall mean, with respect to any such extended Exchange Offer, the latest date and time to which such Exchange Offer is extended.

  The Company reserves the right, in its sole discretion, (i) to delay accepting any validly tendered MFS Notes, (ii) to extend the Exchange Offers or (iii) to terminate or amend the Exchange Offers by giving oral or written notice of such delay, extension, termination or amendment to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. If the Exchange Offers are amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the Holders, and the Company will extend the Exchange Offers for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the Holders, if the Exchange Offers would otherwise have expired during such five to ten business day period. Any change in the consideration offered to Holders of MFS Notes pursuant to either Exchange Offer shall be paid to all Holders whose MFS Notes have previously been tendered pursuant to such Exchange Offer.

  Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offers, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency, including, without limitation, the Dow Jones News Service.

EFFECT OF TENDER

  Any tender by a Holder (and subsequent acceptance of such tender by the Company) that is not withdrawn prior to the Expiration Date will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions of the applicable Exchange Offer described herein and in the applicable Letter of Transmittal. The acceptance of an Exchange Offer by a tendering Holder of MFS Notes will constitute the agreement by such Holder to deliver good and marketable title to the tendered MFS Notes free and clear of all liens, charges, claims encumbrances, interests and restrictions of any kind.

  Holders of the MFS Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the MFS Indentures in connection with the Exchange Offers. The Company intends to conduct the Exchange Offers in accordance with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the Commission thereunder.

ACCEPTANCE OF MFS NOTES FOR EXCHANGE; DELIVERY OF WORLDCOM NOTES

  The Company shall be deemed to have accepted validly tendered MFS Notes and properly given Consents which have not been withdrawn or revoked as provided in this Prospectus when, and if, the

Company has given oral or written notice thereof to the Exchange Agent. Subject to the terms and conditions of the Exchange Offers, delivery of WorldCom Notes, Consent Payments and other cash payments, if any, for MFS Notes so accepted will be made by the Exchange Agent on the Exchange Date upon receipt of such notice. The Exchange Agent will act as agent for tendering Holders for the purpose of receiving MFS Notes from and transmitting Consent Payments and WorldCom Notes to such Holders. If any tendered MFS Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offers or if MFS Notes are withdrawn or are submitted for a greater principal amount than the Holder thereof desires to exchange, such unaccepted, withdrawn or non-exchanged MFS Notes will be returned without expense to the tendering Holder thereof as promptly as practicable.

PROCEDURES FOR TENDERING

  To tender in the Exchange Offers, a Holder of MFS Notes must complete, sign and date the applicable Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth in the Letter of Transmittal for receipt on or prior to the Expiration Date. In addition, either (i) certificates for such MFS Notes along with the applicable Letter of Transmittal, must be received by the Exchange Agent on or prior to the Expiration Date (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such MFS Notes, if such procedure is available, into the Exchange Agent's account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the Holder must comply with the guaranteed delivery procedures described below.

  THE METHOD OF DELIVERY OF MFS NOTES, THE LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO AND RECEIPT BY THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE. DO NOT SEND THE LETTER OF TRANSMITTAL OR ANY MFS NOTES TO ANYONE OTHER THAN THE EXCHANGE AGENT.

  Any beneficial owner whose MFS Notes are held by a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such nominee promptly and instruct such nominee to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the applicable Letter of Transmittal and delivering such owner's MFS Notes, either make appropriate arrangements to register ownership of the MFS Notes in such owner's name or obtain a properly completed bond power from its nominee. The transfer of registered ownership may take considerable time and be difficult to complete prior to the Expiration Date.

  All WorldCom Notes will be delivered only in book-entry form through DTC. Accordingly, Holders who anticipate tendering other than through DTC are urged to contact promptly a bank, broker or other intermediary (that has the capability to hold securities custodially through DTC) to arrange for receipt of any WorldCom Notes to be delivered pursuant to the Exchange Offers and to obtain the information necessary to provide the required DTC participant and account information in the applicable Letter of Transmittal.

  The YELLOW Letter of Transmittal must be used to tender MFS 2004 Notes. The BLUE Letter of Transmittal must be used to tender MFS 2006 Notes. Holders who wish to tender MFS Notes of both series must complete a separate Letter of Transmittal in respect of each series of MFS Notes tendered.

  Tender of MFS Notes Held in Physical Form.

  To tender MFS Notes held in physical form, the Holder thereof must: (i) complete and sign the applicable Letter of Transmittal in accordance with the instructions set forth therein; and (ii) deliver the properly completed and executed Letter of Transmittal and the MFS Notes in physical form to the Exchange Agent at the address set forth on the back cover page of this Prospectus on or prior to the Expiration Date. THE PROPER COMPLETION, EXECUTION AND DELIVERY OF A LETTER OF TRANSMITTAL WITH RESPECT TO PARTICULAR MFS NOTES WILL CONSTITUTE THE GIVING OF A CONSENT TO THE PROPOSED AMENDMENTS WITH RESPECT TO SUCH MFS NOTES.

  Book-Entry Delivery Procedures for Holders Tendering MFS Notes held with
DTC.

  To tender MFS Notes held by a nominee with DTC, the beneficial owner thereof must: (i) inform such owner's nominee of such owner's interest in tendering such owner's MFS Notes pursuant to the Exchange Offers; (ii) instruct such nominee to effect a book-entry transfer of all MFS Notes to be tendered in the Exchange Offers by such owner into the Exchange Agent's account at DTC on or prior to the Exchange Date; (iii) instruct such nominee to complete and sign the applicable Letter of Transmittal in accordance with the instructions set forth therein; and (iv) instruct such nominee to deliver the properly completed and executed Letter of Transmittal (or a facsimile thereof) to the Exchange Agent on or prior to the Expiration Date. THE PROPER COMPLETION, EXECUTION AND DELIVERY OF A LETTER OF TRANSMITTAL WITH RESPECT TO PARTICULAR MFS NOTES WILL CONSTITUTE THE GIVING OF A CONSENT TO THE PROPOSED AMENDMENTS WITH RESPECT TO SUCH MFS NOTES.

  The Exchange Agent will establish promptly an account with respect to the MFS Notes at DTC for purposes of the Exchange Offers. The Exchange Agent and DTC have confirmed that any financial institution that is a participant in DTC's system may utilize DTC's Automated Tender Offer Program to tender MFS Notes. Any such financial institution may make a book-entry delivery of MFS Notes by causing DTC to transfer MFS Notes to the Exchange Agent's account. However, although delivery of MFS Notes may be effected through book-entry transfer at DTC, a properly completed and executed Letter of Transmittal, together with any other documents required by the Letter of Transmittal, must, in any case, be transmitted to, and received by, the Exchange Agent at its address set forth in the Letter of Transmittal on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. MFS Notes will not be deemed surrendered until the Letter of Transmittal and signature guarantees, if any, is received by the Exchange Agent. DELIVERY OF A LETTER OF TRANSMITTAL TO DTC WILL NOT CONSTITUTE VALID DELIVERY TO THE EXCHANGE AGENT.


  Guaranteed Delivery Procedures.

  Holders who wish to tender their MFS Notes and (i) whose MFS Notes are not immediately available or (ii) who cannot deliver their MFS Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

    (a) The tender is made by or through a firm or other entity identified in Rule 17Ad-15 under the Exchange Act, including (as such terms are defined therein): (i) a bank; (ii) a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings institution that is a participant in a Securities Transfer Association recognized program (an "Eligible Institution");

    (b) On or prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) substantially in the form provided by the Company setting forth the name and address of the Holder, and the principal amount of MFS Notes tendered, stating that the tender is being made thereby and guaranteeing that, within two New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof), together with the certificate(s) representing the MFS Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be delivered by the Eligible Institution to the Exchange Agent; and

    (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered MFS Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within two New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Information Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their MFS Notes according to the guaranteed delivery procedures set forth above.

PROPER EXECUTION AND DELIVERY OF LETTERS OF TRANSMITTAL

  Signatures on a Letter of Transmittal or notice of withdrawal described below (see "--Withdrawal of Tenders and Revocation of Consents"), as the case may be, must be guaranteed by an Eligible Institution unless the MFS Notes tendered pursuant thereto are tendered (i) by a Holder who has not completed the box entitled "Special Delivery Instructions" or "Special Issuance and Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an Eligible Institution.

  The YELLOW Letter of Transmittal must be used to tender MFS 2004 Notes. The BLUE Letter of Transmittal must be used to tender MFS 2006 Notes. Holders who wish to tender from both series must complete a separate Letter of Transmittal in respect of each series of MFS Notes tendered.

  If the Letter of Transmittal is signed by the Holder(s) of MFS Notes tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the MFS Notes without alteration, enlargement or any change whatsoever. If any of the MFS Notes tendered thereby are held by two or more Holders, all such Holders must sign the Letter of Transmittal. If any of the MFS Notes tendered thereby are registered in different names on different MFS Notes, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

  If the certificates for WorldCom Notes issued pursuant to the Exchange Offers are to be registered in the name of, or payments are to be made to, a person other than the signatory on the Letter of Transmittal, or if MFS Notes that are not tendered for exchange pursuant to the Exchange Offers are to be returned to a person other than the Holder thereof, then certificates for such MFS Notes must be endorsed or accompanied by an appropriate instrument of transfer, signed exactly as the name of the registered owner appears on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an Eligible Institution.

  If the Letter of Transmittal is signed by a person other than the Holder of any MFS Notes listed therein, such MFS Notes must be properly endorsed or accompanied by a properly completed bond power, signed by such Holder exactly as such Holder's name appears on such MFS Notes.

  If the Letter of Transmittal or any MFS Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  No alternative, conditional, irregular or contingent tenders or consents will be accepted. By executing the Letter of Transmittal (or facsimile thereof), the tendering Holders of MFS Notes waive any right to receive any notice of the acceptance for exchange of their MFS Notes.

  Tendering Holders should indicate in the applicable box in the Letter of Transmittal the name and address to which payments and/or substitute certificates evidencing MFS Notes for amounts not tendered or not exchanged are to be issued or sent, if different from the name and address of the person signing the Letter of Transmittal. If no such instructions are given, such payments and/or MFS Notes not tendered or not exchanged will be returned to such tendering Holder.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered MFS Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all tendered MFS Notes determined by it not to be in proper form or not to be properly tendered or any tendered MFS Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive, in its sole discretion, any defects, irregularities or conditions of tender as to particular MFS Notes, whether or not waived in the case of other MFS Notes. The Company's interpretation of the terms and conditions of the Exchange Offers and the Consent Solicitations (including the instructions in the Letters of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of MFS Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of MFS Notes, neither the Company, the Exchange Agent nor any other person will be under any duty to give such notification or shall incur any liability for failure to give any such notification. Tenders of MFS Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

  By tendering, each Holder of MFS Notes will represent to and agree with the Company that, among other things, the MFS Notes tendered are held by such Holder free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim when the same are accepted by the Company.

  Any holder whose MFS Notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the MFS Trustee. Holders may contact the Information Agent for assistance with such matters.

WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS

  Except as otherwise provided herein, tenders of MFS Notes may be withdrawn
at any time prior to 11:59 p.m., New York City time, on    , 1997. Tenders of
MFS Notes may not be withdrawn at any time after such time unless the applicable Exchange Offer is extended with changes in the terms of such Exchange Offer that are materially adverse to the tendering Holder, in which case tenders of MFS Notes may be withdrawn under the conditions described in the extension. The withdrawal of tendered MFS Notes will be deemed to be a revocation of the Consents related to such MFS Notes.

  Withdrawal of MFS Notes Held in Physical Form.

  To withdraw a tender of MFS Notes in the Exchange Offers, a Holder of MFS Notes held in physical form must provide a written or facsimile transmission notice of withdrawal to the Exchange Agent at its address set forth herein
prior to 11:59 p.m., New York City time, on        , 1997, or such later time,
if any, specified in an extension of the applicable Exchange Offer. Any such notice of withdrawal must (i) specify the name of the person who tendered the MFS Notes to be withdrawn, (ii) identify the MFS Notes to be withdrawn (including the certificate number or numbers and aggregate principal amount of such MFS Notes), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such MFS Notes were tendered (including any required signature guarantees) and (iv) if such MFS Notes are held by a new beneficial owner, include evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the MFS Notes. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made.

  Withdrawal of MFS Notes Held with DTC.

  To withdraw a tender of MFS Notes in the Exchange Offers, a beneficial owner of MFS Notes held with DTC must: (i) call such owner's nominee and instruct such nominee to withdraw such tender of MFS Notes by debiting the Exchange Agent's account at DTC of all MFS Notes to be withdrawn; and (ii) instruct such nominee to provide a written or facsimile transmission notice of withdrawal to the Exchange Agent at its address set forth herein prior to
11:59 p.m., New York City time, on        , 1997, or such later time, if any,
specified in an extension of the applicable Exchange Offer. Such notice of withdrawal must: (A) specify the name of the person who tendered the MFS Notes; (B) specify the aggregate principal amount of MFS Notes to be withdrawn; (C) specify the number of the account at DTC to be credited with the withdrawn MFS Notes; and (D) if such MFS Notes are held by a new beneficial owner, evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the MFS Notes. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made.

  All questions as to the validity, form and eligibility (including time of receipt) of any such notices of withdrawal will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with withdrawals of tenders of MFS Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person will be under any duty to give notification of any such defect or irregularity or shall incur any liability for failure to give any such notification. Withdrawals of tenders of MFS Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any MFS Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offers and the Consents with respect thereto not to have been validly given, and no WorldCom Notes will be issued with respect thereto unless the MFS Notes so withdrawn are validly retendered. Properly withdrawn MFS Notes may be retendered by following one of the procedures described above under "The Exchange Offers--Procedures for Tendering" at any time on or prior to the Expiration Date.

EXCHANGE AGENT

  Harris Trust and Savings Bank has been appointed Exchange Agent for the Exchange Offers and Consent Solicitations. Letters of Transmittal, Notices of Guaranteed Delivery and all correspondence in connection with the Exchange Offers should be sent or delivered by each Holder or a beneficial owner's broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at the addresses and telephone numbers set forth in the applicable Letter of Transmittal. The Company will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

INFORMATION AGENT

  MacKenzie Partners, Inc. has been appointed as Information Agent for the Exchange Offers and the Consent Solicitations, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this Prospectus, the Letters of Transmittal or the Notices of Guaranteed Delivery should be directed to the Information Agent at the address and telephone numbers set forth on the back cover page of this Prospectus. Holders of MFS Notes may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Exchange Offers.

DEALER MANAGERS

  The Company has retained Salomon Brothers Inc and Goldman, Sachs & Co. to act as Dealer Managers in connection with the Exchange Offers and Consent Solicitations and will pay a fee to the Dealer Managers for soliciting acceptances of the Exchange Offers, which fee is based on the Accreted Value, as of July 15, 1997, of all MFS Notes tendered and not validly revoked. The obligations of the Dealer Managers to perform such function are subject to certain conditions. The Company has agreed to indemnify the Dealer Managers against certain liabilities, including certain liabilities under the federal securities laws, or to contribute to payments that the Dealer Managers may be required to make in respect thereof. Any questions regarding the terms of the Exchange Offers or the Consent Solicitations should be directed to the Dealer Managers at the addresses and telephone numbers set forth on the back cover page of this Prospectus.

  The Dealer Managers currently plan to make a market in the WorldCom Notes following the completion of the Exchange Offers and may buy and sell WorldCom Notes on a "when and if issued" basis prior to the completion of the Exchange Offers. However, there can be no assurance that the Dealer Managers will engage in such activities or that any active market in the WorldCom Notes will develop or be maintained. See "Risk Factors--Certain Considerations Relating to Holders Tendering in the Exchange Offers."

  The Dealer Managers, from time to time, make markets in the MFS Notes. As of
the date hereof, the Dealer Managers hold approximately   % and   % of the
aggregate principal amount of Outstanding MFS 2004 Notes and MFS 2006 Notes, respectively.

OTHER FEES AND EXPENSES; TRANSFER TAXES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, facsimile transmission, telephone or in person by the Dealer Managers and the Information Agent, as well as by officers and regular employees of the Company and its affiliates.

  Tendering Holders of MFS Notes will not be required to pay any fee or commission to the Dealer Managers. However, if a tendering Holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such Holder may be required to pay brokerage fees or commissions.

  The Company will pay all transfer taxes, if any, applicable to the exchange of MFS Notes pursuant to the Exchange Offers. If, however, WorldCom Notes and/or substitute MFS Notes for amounts not tendered or not exchanged are to be delivered to, or are to be registered in the name of, any person other than the Holder of MFS Notes tendered, or if tendered MFS Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the MFS Notes pursuant to an Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the appropriate Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder and/or withheld from any payments due with respect to the MFS Notes tendered by such Holder.

DESCRIPTION OF DIFFERENCES BETWEEN THE MFS NOTES AND THE WORLDCOM NOTES

  The following is a summary comparison of the material terms of the MFS Notes and the WorldCom Notes. The description of the MFS Notes reflects the MFS Notes as currently constituted and does not reflect any changes to the covenants and other terms of the MFS Notes that may be effected pursuant to the Consent Solicitations. Such summary does not purport to be complete and is qualified in its entirety by reference to the WorldCom Indenture and the MFS Indentures. Capitalized terms appearing below within the descriptions of the MFS Notes and the WorldCom Notes and which are not otherwise defined herein have the same meanings as are given to such terms in the MFS Indentures and the WorldCom Indenture, respectively, copies of which are exhibits to the Registration Statement of which this Prospectus forms a part. Definitions of certain capitalized terms relating to the MFS Indentures are set forth under "The Proposed Amendments--Certain Definitions." Whenever particular sections or defined terms are referred to, it is intended that such sections or defined terms shall be incorporated by reference. For additional information regarding the WorldCom Notes and for definitions of certain capitalized terms used with respect to the WorldCom Notes but not heretofore defined, see "Description of the WorldCom Notes" below.

               ----------------------------------------------------------------
                MFS NOTES                         WORLDCOM NOTES

-------------------------------------------------------------------------------

ISSUER:         MFS                               WorldCom

INTEREST
PAYMENT         Interest on the MFS 2004 Notes    Interest on the WorldCom
DATES:          is payable semi-annually on       Notes will accrue from the
                January 15 and July 15 begin-     Interest Accrual Date. In-
                ning on July 15, 1999, and in-    terest on the WorldCom 2004
                terest on the MFS 2006 Notes      Notes is payable semi-annu-
                is payable semi-annually on       ally on January 15 and July
                January 15 and July 15 begin-     15 beginning on January 15,
                ning on July 15, 2001; provid-    1998, and interest on the
                ed, however, that MFS may         WorldCom 2006 Notes is pay-
                elect, prior to July 15, 1997     able semi-annually on Janu-
                (or a future Interest Payment     ary 15 and July 15 beginning
                Date), to commence the accrual    on January 15, 1998. (Sec-
                of cash interest beginning on     tions 2(a)(iv) and 2(b)(iv)
                such date, at which time the      of WorldCom Indenture)
                outstanding principal amount
                of each of the MFS Notes at
                their respective stated matu-
                rities will equal the Accreted
                Value of such MFS Notes as of
                such date, and cash interest
                will be payable on January 15,
                1998 (or the next succeeding
                Interest Payment Date, as the
                case may be) and on each In-
                terest Payment Date thereaf-
                ter. (Sections 202 and 301 of
                1994 Indenture, Section
                2(a)(iv) of 1996 Indenture)

-------------------------------------------------------------------------------

 Continuation of Description of Differences Between the MFS Notes and the WorldCom Notes

               ----------------------------------------------------------------
                MFS NOTES                         WORLDCOM NOTES

-------------------------------------------------------------------------------
OPTIONAL        The MFS 2004 Notes are not re-    The WorldCom 2004 Notes have
REDEMPTION:     deemable at the option of MFS     the same redemption provi-
                prior to January 15, 1999. On     sions as the MFS 2004 Notes,
                or after January 15, 1999, the    and the WorldCom 2006 Notes
                MFS 2004 Notes are redeemable     have the same redemption
                at the option of MFS, in whole    provisions as the MFS 2006
                at any time or in part from       Notes, except that WorldCom
                time to time, at the following    is the Issuer of the
                prices (expressed as percent-     WorldCom Notes and has the
                ages of the principal amount      optional right to redeem
                at Stated Maturity), if re-       such notes. (Sections
                deemed during the twelve          2(a)(vi) and 2(b)(vi) of the
                months beginning January 15 of    WorldCom Indenture)
                the years indicated below, in
                each case together with inter-
                est accrued to the redemption
                date:

           YEAR                   PERCENTAGE
           ----                   ----------
           1999..................  103.52%
           2000..................  102.34%
           2001..................  101.17%
           2002 and thereafter...  100.00%

                (Section 203 of 1994 Inden-
                ture)

                The MFS 2006 Notes are not re-
                deemable at the option of MFS
                prior to January 15, 2001. On
                or after January 15, 2001, the
                MFS 2006 Notes will be redeem-
                able at the option of MFS, in
                whole at any time or in part
                from time to time, at the fol-
                lowing prices (expressed as
                percentages of the principal
                amount at Stated Maturity), if
                redeemed during the twelve
                months beginning January 15 of
                the years indicated below, in
                each case together with inter-
                est accrued to the redemption
                date:

           YEAR                   PERCENTAGE
           ----                   ----------
           2001..................  103.32%
           2002..................  102.21%
           2003..................  101.11%
           2004 and thereafter...  100.00%

                (Section 2(a)(vi) of 1996 In-
                denture)

CHANGE OF       Upon the occurrence of a          None
CONTROL:        Change of Control, each Holder
                will have the right

-------------------------------------------------------------------------------

 Continuation of Description of Differences Between the MFS Notes and the WorldCom Notes

               ----------------------------------------------------------------
                MFS NOTES                         WORLDCOM NOTES

--------------------------------------------------------------------------------
                to require MFS to repurchase
                all or any part of such Hold-
                er's Notes at a purchase price
                in cash equal to 101 percent
                of the Accreted Value thereof
                on any Purchase Date occurring
                prior to January 15, 1999, in
                the case of the MFS 2004
                Notes, and prior to January
                15, 2001, in the case of the
                MFS 2006 Notes, plus any ac-
                crued and unpaid cash interest
                not otherwise included in Ac-
                creted Value to such Purchase
                Date, or 101 percent of the
                principal amount thereof at
                Stated Maturity (subject to
                possible reduction as provided
                in the MFS Indentures) on any
                Purchase Date occurring on or
                after January 15, 1999 and
                January 15, 2001, respective-
                ly, plus accrued and unpaid
                interest, if any, to such Pur-
                chase Date, in accordance with
                the procedures set forth in
                the MFS Indentures. (Section
                1013 of 1994 Indenture; Sec-
                tion 5(r) of 1996 Indenture)

LIMITATION OF   MFS will not incur any Debt       None
DEBT:           unless (i) after giving effect
                to such incurrence of Debt and
                the contemporaneous applica-
                tion of the proceeds thereof,
                no Default or Event of Default
                shall have occurred and be
                continuing at the time or
                would occur as a consequence
                of the incurrence of such
                Debt, and (ii) such Debt is
                Permitted Debt. (Section 1008
                of 1994 Indenture; Section
                5(e) of 1996 Indenture)

LIMITATION OF   MFS will not permit any of its    None
DEBT AND        Restricted Subsidiaries to in-
PREFERRED       cur any Debt or issue any pre-
STOCK OF        ferred stock, except (a) Sub-
RESTRICTED      sidiary Vendor Debt; (b) Debt
SUBSIDIARIES:   and preferred stock of Re-
                stricted Subsidiaries out-
                standing as of January 26,
                1994; (c) Debt and preferred
                stock of a Restricted Subsidi-
                ary issued to and held by MFS;
                (d) Interest Swap Obligations,
                provided that such obligations
                are related to payment obliga-
                tions on Debt otherwise per-
                mitted by the terms of this
                paragraph, and Currency Hedge
                Obligations;

--------------------------------------------------------------------------------

 Continuation of Description of Differences Between the MFS Notes and the WorldCom Notes

               ----------------------------------------------------------------
                MFS NOTES                         WORLDCOM NOTES

-------------------------------------------------------------------------------

                (e) Debt or preferred stock
                incurred in exchange for, or
                the proceeds of which are used
                to refinance, Restricted Sub-
                sidiary Debt or preferred
                stock referred to in clause
                (a) of this paragraph, subject
                to certain exceptions; (f)
                Debt or preferred stock of MFS
                Telecom, which is convertible
                into Capital Stock of MFS, is-
                sued to a Strategic Equity In-
                vestor; provided, however,
                that the proceeds of such
                incurrence or issuance are
                used as though such proceeds
                were Net Cash Proceeds in ac-
                cordance with the provisions
                of "Limitations on Asset
                Sales" (described below); and
                (g) Guarantees by Restricted
                Subsidiaries of Debt of MFS
                described in clause (a) of the
                definition of Permitted Debt.
                (Section 1009 of 1994 Inden-
                ture; Section 5(f) of 1996 In-
                denture)

LIMITATIONS     MFS will not, and will not        Same as MFS Notes, except
ON LIENS:       permit any of its Restricted      that, WorldCom may issue,
                Subsidiaries to enter into,       assume or guarantee indebt-
                create, incur, assume or suf-     edness secured by Liens on
                fer to exist any Liens of any     Property that are not Per-
                kind, other than Permitted        mitted Liens without equally
                Liens, on or with respect to      and ratably securing the
                any of its Property or assets     WorldCom Notes, provided
                now owned or hereafter ac-        that the sum of all such in-
                quired, or any interest           debtedness then being is-
                therein or any income or prof-    sued, assumed or guaranteed
                its therefrom, unless the MFS     together with such indebted-
                Notes are secured equally and     ness theretofore issued, as-
                ratably with (or prior to)        sumed or guaranteed that re-
                such Debt and any and all         mains outstanding does not
                other Debt so secured by such     exceed 15% of the Consoli-
                Property or assets for so long    dated Net Tangible Assets
                as any and all other Debt is      prior to the time such in-
                so secured. (Section 1012 of      debtedness was issued, as-
                1994 Indenture; Section 5(g)      sumed or guaranteed. (Sec-
                of 1996 Indenture)                tion 1004 of WorldCom Inden-
                                                  ture)

LIMITATIONS     MFS will not, and will not        Sale and Leaseback Transac-
ON SALE AND     permit any of its Restricted      tions are considered Liens
LEASEBACK       Subsidiaries to enter into,       and are subject to the cove-
TRANSACTIONS:   assume, Guarantee or otherwise    nant restricting the ability
                become liable with respect to     of the Company to incur
                any Sale and Leaseback Trans-     Liens, as described above.
                action, unless (i) the obliga-    (Section 1004 of WorldCom
                tion of MFS or such Restricted    Indenture)
                Subsidiary with respect
                thereto is included as Debt
                and would be permitted under
                other covenants and any Liens
                granted thereby would be per-
                mitted by

-------------------------------------------------------------------------------

 Continuation of Description of Differences Between the MFS Notes and the WorldCom Notes

               ----------------------------------------------------------------
                MFS NOTES                         WORLDCOM NOTES

--------------------------------------------------------------------------------

                other covenants, (ii) the net
                proceeds from such transaction
                are at least equal to the Fair
                Market Value of such Property
                being transferred, and (iii)
                the Net Cash Proceeds from
                such transaction are applied
                in accordance with other cove-
                nants. (Section 1016 of 1994
                Indenture; Section 5(h) of
                1996 Indenture)

LIMITATIONS     MFS will not, and will not        None
ON RESTRICTED   permit any of its Restricted
PAYMENTS:       Subsidiaries to make any Re-
                stricted Payment unless, at
                the time of and after giving
                effect to the proposed Re-
                stricted Payment (i) no De-
                fault or Event of Default
                shall have occurred and be
                continuing or shall occur as a
                consequence thereof; (ii) af-
                ter giving effect, on a pro
                forma basis, to such Re-
                stricted Payment and the
                incurrence of any Debt the net
                proceeds of which are used to
                finance such Restricted Pay-
                ment, MFS could incur at least
                $1.00 of additional Debt pur-
                suant to clause (h) or (i) of
                the definition of Permitted
                Debt; and (iii) after giving
                effect to such Restricted Pay-
                ment on a pro forma basis, the
                aggregate amount expended or
                declared for all Restricted
                Payments on or after January
                26, 1994 does not exceed cer-
                tain formula amounts. (Section
                1010 of 1994 Indenture; Sec-
                tion 5(i) of 1996 Indenture)

LIMITATIONS     MFS will not, and will not        None
ON DIVIDENDS    permit any Restricted Subsidi-
AND OTHER       ary to cause or suffer to ex-
PAYMENT         ist or become effective or en-
RESTRICTIONS    ter into any encumbrance or
AFFECTING       restriction (other than pursu-
RESTRICTED      ant to law or regulation) on
SUBSIDIARIES:   the ability of any Restricted
                Subsidiary (i) to pay divi-
                dends or make any other dis-
                tributions in respect of its
                Capital Stock or pay any Debt
                or other obligation owed to
                MFS or any other Restricted
                Subsidiary of MFS; (ii) to
                make loans or advances to MFS
                or any Restricted Subsidiary
                of MFS; or (iii) to transfer
                any of its Property or assets
                to MFS or any other Restricted
                Subsidiary

--------------------------------------------------------------------------------

 Continuation of Description of Differences Between the MFS Notes and the WorldCom Notes

               ----------------------------------------------------------------
                MFS NOTES                         WORLDCOM NOTES

--------------------------------------------------------------------------------

                of MFS, except pursuant to
                certain ordinary course of
                business exceptions. (Section
                1014 of 1994 Indenture; Sec-
                tion 5(j) of 1996 Indenture)

                                                  None
LIMITATIONS     MFS (i) shall not permit any
ON ISSUANCE     Restricted Subsidiary to issue
AND SALE OF     any Capital Stock other than
CAPITAL STOCK   to MFS or a Restricted Subsid-
OF RESTRICTED   iary, other than pursuant to
SUBSIDIARIES:   certain specified agreements
                in existence on January 26,
                1994, unless MFS acquires at
                the same time not less than
                its Proportionate Interest in
                such issuance of Capital Stock
                and (ii) shall not permit any
                Person other than MFS or a Re-
                stricted Subsidiary to own any
                Capital Stock of any Re-
                stricted Subsidiary of MFS
                (other than directors' quali-
                fying shares), except for cer-
                tain specified transactions.
                (Section 1018 of 1994 Inden-
                ture; Section 5(k) of 1996 In-
                denture)

LIMITATIONS     MFS will not, and will not        None
ON ASSET        permit any Restricted Subsidi-
SALES:          ary to, consummate an Asset
                Sale unless (i) MFS or such
                Restricted Subsidiary, as the
                case may be, receives consid-
                eration at the time of such
                Asset Sale at least equal to
                the Fair Market Value (as evi-
                denced by a resolution of the
                Board of Directors of MFS) of
                the Property or assets sold or
                otherwise disposed of, (ii) at
                least 85 percent of the con-
                sideration received by MFS or
                such Restricted Subsidiary for
                such Property or assets con-
                sists of Cash Proceeds (or, if
                less than 85 percent, the re-
                mainder of such consideration
                consists of Telecommunications
                Assets) and (iii) MFS or such
                Restricted Subsidiary, as the
                case may be, uses the Net Cash
                Proceeds in the manner set
                forth in the next paragraph.

                Within 360 days, in the case
                of the MFS 2004 Notes, or 300
                days, in the case of the MFS
                2006 Notes, after any Asset
                Sale, MFS or such Restricted
                Subsidi-
                ary, as the case may be, may
                at its op-

--------------------------------------------------------------------------------

 Continuation of Description of Differences Between the MFS Notes and the WorldCom Notes

               ----------------------------------------------------------------
                MFS NOTES                         WORLDCOM NOTES

--------------------------------------------------------------------------------

                tion (a) reinvest an amount
                equal to the Net Cash Proceeds
                (or any portion thereof) from
                such disposition in Replace-
                ment Assets and/or (b) apply
                an amount equal to such Net
                Cash Proceeds (or remaining
                Net Cash Proceeds) to the per-
                manent reduction of any Debt
                of MFS ranking pari passu with
                the MFS Notes (including the
                MFS Notes) or Debt of any Re-
                stricted Subsidiaries of MFS.
                Any Net Cash Proceeds from any
                Asset Sale that are not used
                to reinvest in Replacement As-
                sets and/or repay any pari
                passu Debt of MFS as described
                above constitute "Excess Pro-
                ceeds."

                When the aggregate amount of
                Excess Proceeds exceeds $5.0
                million, MFS must offer to
                purchase to the extent of such
                Excess Proceeds on a pro rata
                basis from all Holders of the
                MFS Notes (and any unsecured
                Debt of MFS ranking pari passu
                with the MFS Notes and
                containing similar provisions
                requiring MFS to purchase such
                Debt) the MFS Notes (and such
                other Debt) at a purchase
                price equal to 100 percent of
                the Accreted Value thereof on
                any Purchase Date occurring
                prior to January 15, 1999, in
                the case of the MFS 2004
                Notes, and January 15, 2001,
                in the case of the MFS 2006
                Notes, plus any accrued and
                unpaid interest not otherwise
                included in Accreted Value to
                such Purchase Date, or 100
                percent of the principal
                amount thereof at Stated
                Maturity (subject to possible
                reduction as provided in the
                MFS Indentures) on any
                Purchase Date occurring on or
                after January 15, 1999, in the
                case of the MFS 2004 Notes,
                and January 15, 2001, in the
                case of the MFS 2006 Notes,
                plus accrued and unpaid
                interest, if any, to such
                Purchase Date, in accordance
                with the procedures set forth
                in the MFS Indentures.
                (Section 1015 of 1994
                Indenture; Section 5(l) of
                1996 Indenture)


--------------------------------------------------------------------------------

 Continuation of Description of Differences Between the MFS Notes and the WorldCom Notes

               ----------------------------------------------------------------
                MFS NOTES                         WORLDCOM NOTES

--------------------------------------------------------------------------------




LIMITATIONS     MFS will not, and will not        None
ON              permit any of its Restricted
TRANSACTIONS    Subsidiaries to conduct any
WITH            business or enter into or per-
AFFILIATES:     mit to exist any transaction
                or series of related transac-
                tions with any Affiliate of
                MFS or such Restricted Subsid-
                iary, as the case may be, un-
                less (i) such business, trans-
                action or series of related
                transactions is in the best
                interest of MFS or such Re-
                stricted Subsidiary, (ii) such
                business, transaction or se-
                ries of related transactions
                is on terms no less favorable
                to MFS or such Restricted Sub-
                sidiary than those that could
                be obtained in a comparable
                arm's-length transaction with
                a Person that is not such an
                Affiliate and (iii) (a) with
                respect to such business,
                transaction or series of re-
                lated transactions that has a
                Fair Market Value or involves
                aggregate payments equal to,
                or in excess of, $10.0 million
                but less than $15.0 million,
                MFS delivers to the Trustee an
                Officer's Certificate stating
                that such business, transac-
                tion or series of related
                transactions complies with
                clauses (i) and (ii) above;
                and (b) with respect to such
                business, transaction or se-
                ries of related transactions
                that has a Fair Market Value
                or involves aggregate payments
                equal to, or in excess of,
                $15.0, million such business,
                transaction or series of
                transactions is approved by a
                majority of the Board of Di-
                rectors (including a majority
                of the Disinterested Direc-
                tors), which approval is set
                forth in a Board Resolution
                delivered to the Trustee cer-
                tifying that such business,
                transaction or series of re-
                lated transactions complies
                with clauses (i) and (ii)
                above. (Section 1011 of 1994
                Indenture; Section 5(m) of
                1996 Indenture)

PROVISION OF    Whether or not MFS is subject     None
FINANCIAL       to Section 13(a) or 15(d) of
INFORMATION:    the Exchange Act, or any suc-
                cessor provision thereto, MFS
                shall file with the Commission
                the annual reports, quarterly
                reports and

--------------------------------------------------------------------------------

 Continuation of Description of Differences Between the MFS Notes and the WorldCom Notes

               ----------------------------------------------------------------
                MFS NOTES                         WORLDCOM NOTES

-------------------------------------------------------------------------------

                other documents which MFS
                would have been required to
                file with the Commission pur-
                suant to such Section 13(a) or
                15(d) or any successor provi-
                sion thereto if MFS were sub-
                ject thereto, such documents
                to be filed with the
                Commission on or prior to the
                respective dates (the
                "Required Filing Dates") by
                which MFS would have been
                required to file them. MFS
                shall also in any event within
                15 days of each Required
                Filing Date (i) transmit by
                mail to all Holders, as their
                names and addresses appear in
                the Security Register, without
                cost to such Holders, and (ii)
                file with the Trustee copies
                of the annual reports,
                quarterly reports and other
                documents (without exhibits)
                which MFS would have been
                required to file with the
                Commission pursuant to Section
                13(a) or 15(d) of the Exchange
                Act or any successor
                provisions thereto if MFS were
                subject thereto. (Section 1017
                of 1994 Indenture; Section
                5(n) of 1996 Indenture)

                                                  WorldCom may consolidate
CONSOLIDATION,  MFS will not, and will not        with, or sell, lease or
MERGER,         permit any Restricted             convey all or substantially
CONVEYANCE,     Subsidiary to, in any             all of its assets to, or
TRANSFER OR     transaction or series of          merge with or into any other
LEASE:          transactions, consolidate with    corporation, provided that
                or merge into any other Person    (a) either WorldCom shall be
                (other than a merger of a         the continuing corporation,
                Restricted Subsidiary into MFS    or the successor corporation
                in which MFS is the continuing    (if other than WorldCom)
                corporation or the merger of a    formed by or resulting from
                Restricted Subsidiary into or     any such consolidation or
                with a Restricted Subsidiary),    merger or which shall have
                or sell, convey, assign,          received the transfer of
                transfer, lease or otherwise      such assets shall expressly
                dispose of all or                 assume payment of the
                substantially all of the          principal of (and premium,
                Property and assets of MFS and    if any) and interest on all
                the Restricted Subsidiaries       the WorldCom Notes and the
                taken as a whole to any other     performance and observance
                Person, unless:                   of all the covenants and
                (a) either (i) MFS shall be       conditions of the WorldCom
                the continuing corporation or     Indenture; and (b) WorldCom
                (ii) the corporation (if other    or such successor
                than MFS) formed by such          corporation shall not
                consolidation or into which       immediately thereafter be in
                MFS is merged, or the Person      default under the WorldCom
                which acquires, by sale,          Indenture. (Section 801 of
                assignment, conveyance,           WorldCom Indenture)
                transfer, lease or
                disposition, all or
                substantially all of the
                Property and assets of MFS
                and the Restricted









-------------------------------------------------------------------------------

 Continuation of Description of Differences Between the MFS Notes and the WorldCom Notes

               ----------------------------------------------------------------
                MFS NOTES                         WORLDCOM NOTES

-------------------------------------------------------------------------------

                Subsidiaries taken as a whole
                (such corporation or Person,
                the "Surviving Entity"), shall
                be a corporation organized and
                validly existing under the
                laws of the
                United States of America, any
                political subdivision thereof
                or any state thereof or the
                District of Columbia, and
                shall expressly assume, by a
                supplemental MFS Indenture,
                the due and punctual payment
                of the principal of (and
                premium, if any) and interest
                on all the Notes and the
                performance of MFS' covenants
                and obligations under the MFS
                Indentures;

                (b) immediately before and af-
                ter giving effect to such
                transaction or series of
                transactions on a pro forma
                basis no Event of Default or
                Default shall have occurred
                and be continuing or would re-
                sult therefrom;

                (c) immediately after giving
                effect to any such transaction
                or series of transactions on a
                pro forma basis as if such
                transaction or series of
                transactions had occurred on
                the first day of the determi-
                nation period, MFS (or the
                Surviving Entity if MFS is not
                continuing) would be permitted
                to incur $1.00 of additional
                Debt pursuant to paragraphs
                (h) or (i) of the definition
                of "Permitted Debt"; and

                (d) immediately after giving
                effect to such transaction or
                series of transactions on a
                pro forma basis, MFS (or the
                Surviving Entity if MFS is not
                continuing) shall have a Con-
                solidated Net Worth equal to
                or greater than the Consoli-
                dated Net Worth of MFS immedi-
                ately prior to such transac-
                tion.

                Upon any transaction, or se-      Upon any transaction ef-
                ries of transactions that are     fected in accordance with
                of the type described in, and     the foregoing paragraph and
                are effected in accordance        upon any such assumption by
                with, the foregoing paragraph     the successor corporation,
                the Surviving Entity shall        such successor corporation
                succeed to, and be substituted    shall succeed to and be sub-
                for, and may exercise every       stituted for WorldCom with
                right and power of, MFS under     the same effect as if it had
                the MFS Indentures and the MFS    been named as WorldCom in
                Notes with the same effect as     the

-------------------------------------------------------------------------------

 Continuation of Description of Differences Between the MFS Notes and the WorldCom Notes

               ----------------------------------------------------------------
                MFS NOTES                         WORLDCOM NOTES

-------------------------------------------------------------------------------

                if such Surviving Entity had      WorldCom Indenture, and
                been named as MFS in the MFS      WorldCom, except in the case
                Indentures; and when a Surviv-    of a lease, will be relieved
                ing Person duly assumes           of any further obligations
                all of the obligations and        under the WorldCom Indenture
                covenants of MFS pursuant to      and the WorldCom Notes.
                the MFS Indentures and the MFS    (Section 802 of WorldCom
                Notes, except in the case of a    Indenture)
                lease, the predecessor Person
                shall be relieved of all such
                obligations. (Sections 801 and
                802 of 1994 Indenture; Sec-
                tion 7 of 1996 Indenture)

EVENTS OF                                         The WorldCom Notes are sub-
DEFAULT         Each of the following is an       ject to substantially simi-
                "Event of Default" with re-       lar "Events of Default" as
                spect to a series of MFS Notes    are described in paragraphs
                under the applicable MFS In-      (a), (b), (e), (f) and (h)
                denture:                          under "MFS Notes--Events of
                                                  Default". In addition under
                (a) default in the payment of     the WorldCom Indenture, cer-
                any installment of interest       tain events of default re-
                upon any MFS Notes of that se-    sulting in the acceleration
                ries when it becomes due and      of the maturity of indebted-
                payable, and the continuance      ness aggregating in excess
                of such default for a period      of $50,000,000 under any
                of 30 days;                       mortgages, indentures or in-
                                                  struments under which
                (b) default in the payment of     WorldCom may have issued, or
                the principal of (or premium,     by which there may have been
                if any, on) any MFS Note of       secured or evidenced, any
                that series at its Maturity,      other indebtedness of
                whether at Stated Maturity or     WorldCom; but only if such
                upon repurchase, acceleration,    indebtedness is not dis-
                optional redemption or other-     charged or such acceleration
                wise;                             is not rescinded or annulled
                                                  are also considered "Events
                (c) default, on the applicable    of Default." (Section 501 of
                Purchase Date, in the purchase    WorldCom Indenture)
                of MFS Notes required to be
                purchased by MFS pursuant to
                an Offer to Purchase as to
                which an Offer has been mailed
                to Holders or the failure to
                make an Offer to Purchase as
                required in the applicable MFS
                Indentures;

                (d) MFS fails to comply with
                any of its covenants or agree-
                ments related to "Limitation
                on Debt" or "Limitation on
                Debt and Preferred Stock of
                Restricted Subsidiaries" or
                fails to perform or comply
                with the provisions of the ap-
                plicable MFS Indenture related
                to "Consolidation, Merger,
                Conveyance, Transfer or
                Lease";

                (e) default in the perfor-
                mance, or breach, of any cove-
                nant or warranty of

-------------------------------------------------------------------------------

 Continuation of Description of Differences Between the MFS Notes and the WorldCom Notes

               ----------------------------------------------------------------
                MFS NOTES                         WORLDCOM NOTES

--------------------------------------------------------------------------------

                MFS in the applicable MFS In-
                denture (other than a covenant
                or warranty a default in whose
                performance or breach is spe-
                cifically dealt with in (a),
                (b), (c) or (d) above) and
                continuance of such default or
                breach for a period of 60 days
                after specified written notice
                thereof has been given to MFS
                by the Trustee or to MFS and
                the Trustee by the Holders of
                at least 25 percent of the ag-
                gregate principal amount of
                the Outstanding MFS Notes of
                that series; (f) Debt of MFS
                or any Restricted Subsidiary
                is not paid when due within
                the applicable grace period,
                if any, or is accelerated by
                the holders thereof and, in
                either case, the principal
                amount of such unpaid or ac-
                celerated Debt exceeds $10.0
                million;

                (g) the entry by a court of
                competent jurisdiction of one
                or more judgments or orders
                against MFS or any Restricted
                Subsidiary in an uninsured or
                unin- demnified aggregate
                amount in excess of $10.0 mil-
                lion which remains undis-
                charged, unwaived, unstayed,
                unbonded or unsatisfied for a
                period of 60 consecutive days;
                and

                (h) certain events of bank-
                ruptcy, insolvency, liquida-
                tion or reorganization, or
                court appointment of a custo-
                dian, trustee or other similar
                official of MFS or any Signif-
                icant Restricted Subsidiary or
                of all or substantially all of
                its property or property of
                significant restricted subsid-
                iaries. (Section 501 of 1994
                Indenture; Section 4(a) of
                1996 Indenture)

                If any Event of Default (other    If any Event of Default un-
                than an Event of Default spec-    der the WorldCom Indenture
                ified in clause (h) above) oc-    with respect to WorldCom
                curs with respect to a series     Notes of a series at the
                of MFS Notes and is continu-      time outstanding occurs and
                ing, then and in every such       is continuing, then in every
                case the Trustee or the Hold-     such case the Trustee or the
                ers of not less than 25 per-      holders of not less than 25
                cent of the Outstanding aggre-    percent in principal amount
                gate principal amount at          of the outstanding WorldCom
                Stated Maturity (as such prin-    Notes of such series may de-
                cipal amount may be reduced       clare the principal
                for the

--------------------------------------------------------------------------------

 Continuation of Description of Differences Between the MFS Notes and the WorldCom Notes

               ----------------------------------------------------------------
                MFS NOTES                         WORLDCOM NOTES

-------------------------------------------------------------------------------

                MFS 2006 Notes pursuant to        amount of all of the
                Section 2(a)(iv) of the 1996      WorldCom Notes of that se-
                Indenture) of MFS Notes of        ries to be due and payable
                such series may declare the       immediately by written no-
                Default Amount and any accrued    tice thereof to WorldCom
                and unpaid interest on all MFS    (and to the Trustee if given
                Notes of such series then Out-    by the holders). Under cer-
                standing to be immediately due    tain circumstances, the
                and payable, by a notice in       holders of a majority in
                writing to MFS (and to the        principal amount of out-
                Trustee if given by Holders),     standing WorldCom Notes of
                and upon any such declaration,    such series by notice to
                such Default Amount and any       WorldCom and the Trustee may
                accrued interest will become      rescind and annul an accel-
                and be immediately due and        eration and its conse-
                payable. If any Event of De-      quences. The WorldCom Inden-
                fault specified in clause (h)     ture also provides that the
                above occurs with respect to a    holders of not less than a
                series of MFS Notes, the Ac-      majority in principal amount
                creted Value and accrued in-      of the outstanding WorldCom
                terest, if any, on the MFS        Notes of any series issued
                Notes of such series then Out-    thereunder may waive certain
                standing shall become immedi-     past defaults with respect
                ately due and payable without     to such series and their
                any declaration or other act      consequences. (Sections 502
                on the part of the Trustee or     and 513 of WorldCom
                any Holder. Until and includ-     Indenture)
                ing January 15, 1999, in the
                case of the MFS 2004 Notes, or
                January 15, 2001, in the case
                of the MFS 2006 Notes, the
                "Default Amount" shall equal
                the Accreted Value thereof as
                of such date. On or after Jan-
                uary 15, 1999, in the case of
                the MFS 2004 Notes, or January
                15, 2001, in the case of the
                MFS 2006 Notes, the Default
                Amount shall equal 100 percent
                of the principal amount
                thereof at the Stated Maturity
                (subject to reduction for the
                MFS 2006 Notes as aforesaid)
                thereof. Under certain circum-
                stances, the Holders of a ma-
                jority in principal amount at
                Stated Maturity (subject to
                reduction for the MFS 2006
                Notes as aforesaid) of the
                Outstanding MFS Notes by no-
                tice to MFS and the Trustee
                may rescind and annul an ac-
                celeration and its conse-
                quences. The MFS Indentures
                provide that the Holders of
                not less than a majority in
                principal amount at Stated Ma-
                turity of the Outstanding MFS
                Notes may waive certain past
                defaults and their conse-
                quences. (Sections 502 and 513
                of 1994 Indenture; Sections
                4(b) and 4(c) of 1996 Inden-
                ture)

-------------------------------------------------------------------------------

 Continuation of Description of Differences Between the MFS Notes and the WorldCom Notes

               ----------------------------------------------------------------
                MFS NOTES                         WORLDCOM NOTES

--------------------------------------------------------------------------------

AMENDMENT AND   MFS and the Trustee may, at       Same as MFS, except that
SUPPLEMENT:     any time and from time to         WorldCom and the Trustee
                time, without notice or con-      may, at any time and from
                sent of any Holder, enter into    time to time, without notice
                one or more indentures supple-    or consent of any Holder,
                mental to either of the MFS       also enter into one or more
                Indentures (1) to evidence the    indentures supplemental to
                succession of another Person      the WorldCom Indenture to
                to MFS and the assumption by      supplement any of the provi-
                such successor of the cove-       sions thereof to such extent
                nants of MFS under such MFS       as shall be necessary to
                Indenture and contained in the    permit or facilitate the de-
                MFS Notes, (2) to add to the      feasance and discharge of
                covenants of MFS, for the ben-    either series of WorldCom
                efit of the Holders, or to        Notes pursuant to the
                surrender any right or power      WorldCom Indenture, provided
                conferred upon MFS by such MFS    that any such action shall
                Indenture, (3) to add any ad-     not adversely affect the in-
                ditional Events of Default,       terests of the Holders of
                (4) to provide for                the WorldCom Notes. (Section
                uncertificated notes in addi-     901 of WorldCom Indenture)
                tion to or in place of certif-
                icated MFS Notes issued under
                such MFS Indenture, (5) to
                change or eliminate any of the
                provisions of such MFS In-
                denture, provided that any
                such change or elimination
                will become effective only
                when there is not Outstanding
                any MFS Note created prior to
                the execution of such supple-
                mental indenture which is en-
                titled to the benefit of such
                provision, (6) to evidence and
                provide for the acceptance of
                appointment under such MFS In-
                denture by a successor Trust-
                ee, (7) to secure the MFS
                Notes issued under such MFS
                Indenture, (8) to cure any am-
                biguity, to correct or supple-
                ment any provision in such MFS
                Indenture which may be defec-
                tive or inconsistent with any
                other provision therein or to
                add any other provisions with
                respect to matters or ques-
                tions arising under such MFS
                Indenture; provided such ac-
                tions will not adversely af-
                fect the interests of the
                Holders in any material re-
                spect, or (9) to comply with
                the requirements of the Com-
                mission in order to effect or
                maintain the qualification of
                such MFS Indenture under the
                Trust Indenture Act. (Section
                901 of 1994 Indenture; Section
                8(a) of 1996 Indenture)

--------------------------------------------------------------------------------

 Continuation of Description of Differences Between the MFS Notes and the WorldCom Notes

               ----------------------------------------------------------------
                MFS NOTES                         WORLDCOM NOTES

--------------------------------------------------------------------------------

                With the consent of the Hold-     The WorldCom Indenture also
                ers of not less than a major-     generally requires the con-
                ity in principal amount at        sent of the holders of at
                Stated Maturity (subject to       least a majority in princi-
                reduction for the MFS 2006        pal amount of outstanding
                Notes as aforesaid) of the        WorldCom Notes of a series
                Outstanding MFS Notes of a se-    to supplement or amend the
                ries, MFS and the Trustee may     WorldCom Indenture with re-
                enter into one or more inden-     spect to that series, except
                tures supplemental to the MFS     as described above and ex-
                Indenture under which such se-    cept that the consent of the
                ries was issued for the pur-      Holder of each Outstanding
                pose of adding any provisions     WorldCom Note of each series
                to or changing in any manner      is required to (1) change
                or eliminating any of the pro-    the Stated Maturity of the
                visions of such MFS Indenture     principal of, or any in-
                or the modifying in any manner    stallment of principal of or
                of the rights of such Holders;    interest on, any WorldCom
                provided, however, that no        Note of such series, or re-
                such supplemental indentures      duce the principal amount
                will, without the consent of      thereof, or rate or amount
                the Holder of each Outstanding    of interest thereon that
                MFS Note of that series, (1)      would be due and payable
                change the Stated Maturity of     upon Maturity thereof, or
                the principal of, or any in-      adversely affect any right
                stallment of interest on, any     of repayment at the option
                such MFS Note, or reduce the      of the Holder of any
                principal amount thereof (or      WorldCom Note of such se-
                premium, if any), or the in-      ries, or change any Place of
                terest thereon that would be      Payment where, or the cur-
                due and payable upon Maturity     rency in which, any WorldCom
                thereof, or reduce the Default    Note of such series or the
                Amount that would be due and      interest thereon is payable,
                payable on acceleration of the    or impair the right to in-
                Maturity thereof provided in      stitute suit for the en-
                such MFS Indenture or change      forcement of any such pay-
                the place of payment where, or    ment on or after the Stated
                the coin or currency in which,    Maturity thereof, (2) reduce
                any such MFS Note or any pre-     the percentage in principal
                mium or interest thereon is       amount of such Outstanding
                payable, or impair the right      WorldCom Notes, the consent
                to institute suit for the en-     of whose Holders is required
                forcement of any such payment     for any such supplemental
                on or after the Stated Matu-      indenture, or the consent of
                rity thereof, (2) reduce the      whose Holders is required
                percentage in principal amount    for any waiver with respect
                at Stated Maturity of such        to such notes (or compliance
                Outstanding MFS Notes, the        with certain provisions of
                consent of whose Holders is       the WorldCom Indenture or
                necessary for any such supple-    certain defaults thereunder
                mental indenture or required      and their consequences) pro-
                for any waiver of compliance      vided for in the WorldCom
                with certain provisions of        Indenture, or reduce the re-
                such MFS Indenture or certain     quirements of the WorldCom
                Defaults thereunder, (3) mod-     Indenture with respect to
                ify the obligations of MFS to     such WorldCom Notes for quo-
                make offers to purchase such      rum or voting, or (3) to
                MFS Notes upon a Change of        modify with respect to such
                Control or from the proceeds      WorldCom Notes the provi-
                of Asset Sales, (4) subordi-      sions regarding "Supplemen-
                nate in right of payment, or      tal Indentures with Consent
                otherwise subordinate, such       of Holders" or "Waiver of
                MFS Notes to any other indebt-    Past Defaults", except to
                edness, (5) modify any pro        increase


--------------------------------------------------------------------------------

 Continuation of Description of Differences Between the MFS Notes and the WorldCom Notes

               ----------------------------------------------------------------
                MFS NOTES                       WORLDCOM NOTES

--------------------------------------------------------------------------------

                visions of such MFS Indenture   any such percentage or to pro-
                relating to the calculation     vide that certain provisions
                of Accreted Value or (6) mod-   of the WorldCom Indenture can-
                ify any of the provisions of    not be modified or waived
                the MFS Indentures providing    without the unanimous consent
                for the execution of supple-    of the Holders of such
                mental indentures requiring     WorldCom Notes. (Section 902
                the consent of Holders,         of WorldCom Indenture)
                waiver of past defaults and
                waiver of certain covenants     The WorldCom Indenture does
                (except to increase any per-    not have any provisions that
                centage set forth therein);     require the consent of the
                provided, further, that the     Holders of not less than 75
                consent of the Holders of not   percent in principal amount of
                less than 75 percent of the     Outstanding WorldCom Notes.
                principal amount at Stated
                Maturity (subject to reduc-
                tion as aforesaid) of the
                Outstanding MFS Notes of that
                series is required to make
                any amendment to the covenant
                described under "Change of
                Control." (Section 902 of
                1994 Indenture; Section 8(b)
                of 1996 Indenture)

SATISFACTION    MFS may terminate its obliga-   Same as MFS (Sections 401 and
AND DISCHARGE   tions under either MFS Inden-   1401-1405 of WorldCom Inden-
OF THE          ture when (i) either (A) all    ture)
INDENTURES;     Outstanding MFS Notes issued
DEFEASANCE      under such MFS Indenture have
AND COVENANT    been delivered to the Trustee
DEFEASANCE:     for cancellation or (B) all
                such MFS Notes not thereto-
                fore delivered to the Trustee
                for cancellation have become
                due and payable, will become
                due and payable within one
                year or are to be called for
                redemption within one
                year under irrevocable
                arrangements satisfactory to
                the Trustee for the giving
                of notice of redemption by
                the Trustee in the name, and
                at the expense, of MFS, and
                MFS has irrevocably deposited
                or caused to be deposited with
                the Trustee funds in an
                amount sufficient to pay and
                discharge the entire indebt-
                edness on such MFS Notes, not
                theretofore delivered to the
                Trustee for cancellation, for
                principal of, premium, if
                any, and interest to the date
                of deposit or Stated Maturity
                or date of redemption; (ii)
                MFS has paid or caused to be
                paid all sums payable by MFS
                under such MFS Indenture; and
                (iii) MFS has delivered an
                Officer's Certificate and an

--------------------------------------------------------------------------------

 Continuation of Description of Differences Between the MFS Notes and the WorldCom Notes

               ----------------------------------------------------------------

                MFS NOTES                        WORLDCOM NOTES

--------------------------------------------------------------------------------

                Opinion of Counsel relating to
                compliance with the conditions
                set forth in such MFS Inden-
                ture. (Section 401 of 1994 In-
                denture; Section 3(a) of 1996
                Indenture)

                MFS will be deemed to have
                paid and discharged the entire
                Debt on a series of MFS Notes
                and the MFS Indenture under
                which such MFS Notes were is-
                sued shall cease to be of fur-
                ther effect as to all Out-
                standing MFS Notes (except as
                to (i) rights of registration
                of transfer, substitution and
                exchange of such MFS Notes and
                MFS' right of optional
                redemption, (ii) rights of
                Holders to receive payments
                of principal of, premium, if
                any, and interest on such MFS
                Notes (but not the Change of
                Control Repurchase Price of
                such MFS Notes) and any rights
                of the Holders with respect to
                such amounts, (iii) the
                rights, obligations and immu-
                nities of the Trustee under
                such MFS Indenture and (iv)
                certain other specified provi-
                sions in such MFS Indenture
                (the foregoing exceptions (i)
                through (iv) are collectively
                referred to as the "Reserved
                Rights")) after the irrevoca-
                ble deposit by MFS with the
                Trustee, in trust for the ben-
                efit of the Holders, at any
                time prior to the Stated Matu-
                rity of such MFS Notes, of (A)
                money in an amount, (B) U.S.
                Government Obligations which
                through the payment of inter-
                est and principal will pro-
                vide, not later than one day
                before the due date of payment
                in respect of the MFS Notes,
                money in an amount, or (C) a
                combination thereof, suffi-
                cient to pay and discharge the
                principal of and interest on
                such MFS Notes then outstand-
                ing on the dates on which any
                such payments are due in ac-
                cordance with the terms of
                such MFS Indenture and of such
                MFS Notes. Defeasance may only
                be deemed to occur if certain
                conditions are satisfied, in-
                cluding, among other

--------------------------------------------------------------------------------

 Continuation of Description of Differences Between the MFS Notes and the WorldCom Notes

               ----------------------------------------------------------------

                MFS NOTES                         WORLDCOM NOTES

--------------------------------------------------------------------------------

                things, delivery by MFS to the
                Trustee of an opinion of out-
                side counsel acceptable to the
                Trustee to the effect that,
                among other things, (i) the
                deposit, defeasance and dis-
                charge will not be deemed, or
                result in, a taxable event for
                federal income tax purposes,
                with respect to the Holders
                and (ii) MFS' deposit will not
                result in the Trust or the
                Trustee being subject to regu-
                lation under the Investment
                Company Act of 1940. (Sections
                1201-1206 of 1994 Indenture;
                Section 6 of 1996 Indenture)

--------------------------------------------------------------------------------

                           THE CONSENT SOLICITATIONS

  Concurrently with the Exchange Offers, the Company is soliciting Consents from the Holders to the Proposed Amendments to the 1994 Indenture (under which the MFS 2004 Notes were issued) and the 1996 Indenture (under which the MFS 2006 Notes were issued). The proper completion, execution and delivery of a Letter of Transmittal by a Holder tendering MFS Notes pursuant to an Exchange Offer will constitute the Consent of such tendering Holder to the Proposed Amendments with respect to such MFS Notes. Holders may not deliver Consents without tendering their MFS Notes in the Exchange Offers.

REQUIRED CONSENTS

  Consents from Holders of a majority in aggregate principal amount Outstanding of a series of MFS Notes must be received in order to amend the MFS Indenture governing that series in the manner contemplated by the Proposed Amendments as described herein, except with respect to the modification of the term "Change of Control," which requires Consents from Holders of not less than 75% of the aggregate principal amount Outstanding of MFS Notes of a series. Among other things, the Proposed Amendments would eliminate (i) the covenants in each of the MFS Indentures that (a) restrict the ability of MFS and its restricted subsidiaries to incur debt, incur liens, enter into sale and leaseback transactions, make restricted payments (including payment of dividends) or enter into transactions with affiliates and (b) restrict the ability of restricted subsidiaries of MFS to issue equity securities to encumber their ability to pay dividends or to make certain loans or transfers of property to MFS or another restricted subsidiary of MFS and (ii) the separate financial reporting requirements contained in the MFS Indentures, and, subject to receipt of a Supermajority Consent, would redefine the events constituting a "Change of Control" under the MFS Indentures. See "The Proposed Amendments." Among other conditions, receipt of the Requisite Consent with respect to both series of MFS Notes, the execution and delivery by the MFS Trustee of the supplemental indentures relating to the Proposed Amendments and the lack of any objection by the MFS Trustee as to MFS' ability to effect the Proposed Amendments are conditions to consummation of each Exchange Offer and payment of the Consent Payments by the Company. See "The Exchange Offers-- Conditions to the Exchange Offers."

  If the Requisite Consent or the Supermajority Consent, as the case may be, is received with respect to a series of MFS Notes and the Exchange Offer with respect to such series is consummated, then MFS and the MFS Trustee will execute a supplemental indenture setting forth the Proposed Amendments in respect of the MFS Notes of such series and the MFS Indenture, as so supplemented, will become operative on the Exchange Date. Each non-exchanging Holder of such series of MFS Notes will be bound by such supplemental indenture even if such Holder did not give its Consent. Each of the MFS Indentures, without giving effect to the Proposed Amendments, will remain in effect until the Proposed Amendments with respect thereto become operative on the Exchange Date. If the Exchange Offer for a series of MFS Notes is terminated or withdrawn, the Proposed Amendments in respect of such series will never become operative. See "The Proposed Amendments."

  Consents may be revoked at any time prior to 11:59 p.m., New York City time, on , 1997 by the withdrawal of a tender of MFS Notes in accordance with the instructions for such withdrawal (see "The Exchange Offer--Withdrawal of Tenders and Revocation of Consents"). Any withdrawal of a tender of MFS Notes shall also be deemed to be a revocation of the related Consent. Tenders of MFS Notes may not be withdrawn and the related Consents may not be revoked at any time after 11:59 p.m., New York City time, on , 1997, unless the applicable Exchange Offer is extended with changes in the terms of such Exchange Offer that are materially adverse to the tendering Holder, in which case tenders of MFS Notes may be withdrawn under the conditions described in the extension.

CONSENT PAYMENTS

  On the Exchange Date, the Company will pay each Holder who gives a valid Consent on or prior to the Expiration Date a Consent Payment equal to (i) with respect to such Holder's MFS 2004 Notes, 0. % of the Accreted Value, as of the Interest Accrual Date, of such MFS 2004 Notes and (ii) with respect to such Holder's MFS 2006 Notes, 0. % of the Accreted Value, as of the Interest Accrual Date, of such MFS 2006 Notes, in either case, with respect to which such Consent has been given. If, on or prior to the Expiration Date, a Holder's MFS Notes are not validly tendered and the related Consents are not validly given pursuant to an Exchange Offer and Consent Solicitation, such Holder will not receive a Consent Payment even if the Proposed Amendments become effective with respect to such Holder's MFS Notes.

  HOLDERS OF MFS NOTES OF EITHER SERIES MAY GIVE THEIR CONSENT TO THE PROPOSED AMENDMENTS APPLICABLE TO THAT SERIES ONLY BY TENDERING SUCH MFS NOTES IN THE APPLICABLE EXCHANGE OFFER AND WILL BE DEEMED TO HAVE GIVEN SUCH CONSENT BY SO TENDERING. THE PROPER COMPLETION, EXECUTION AND DELIVERY OF A LETTER OF TRANSMITTAL WITH RESPECT TO A PARTICULAR SERIES OF MFS NOTES WILL CONSTITUTE THE DELIVERY OF A CONSENT WITH RESPECT TO SUCH MFS NOTES.

                            THE PROPOSED AMENDMENTS

  WorldCom is soliciting the Consent of the Holders of MFS Notes to the Proposed Amendments. The 1994 Indenture and the 1996 Indenture contain substantially similar covenants and terms. What follows are summaries of (i) the covenants and terms proposed to be eliminated from each of the MFS Indentures pursuant to the Consent Solicitations and (ii) the covenants and terms proposed to be substantially revised pursuant to the Consent Solicitations (collectively, the "Proposed Amendments"). Capitalized terms appearing below which are not otherwise defined herein have the same meanings as are given to such terms in the MFS Indentures, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part. The definition of certain capitalized terms used herein are set forth under "--Certain Definitions" below. The summaries do not purport to be complete and are qualified in their entirety by reference to the 1994 Indenture, the 1996 Indenture and the forms of the supplemental indenture to each of the 1994 Indenture and the 1996 Indenture that contain the Proposed Amendments with respect to the MFS Notes (and that are to be executed in respect of each series of MFS Notes by MFS and the MFS Trustee in the event the Requisite Consent or the Supermajority Consent, as the case may be, with respect to such series is obtained). The form of each such supplemental indenture has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part and is available from the Company upon request. Whenever particular sections or defined terms are referred to, it is intended that such sections or defined terms shall be incorporated by reference.

PROVISIONS TO BE DELETED

  Pursuant to the Consent Solicitations, the Company is proposing to eliminate the following from each of the MFS Indentures with respect to each series of MFS Notes:

  Limitation on Debt. MFS will not, directly or indirectly, incur any Debt unless (i) after giving effect to such incurrence of Debt and the contemporaneous application of the proceeds thereof, no Default or Event of Default shall have occurred and be continuing at the time or would occur as a consequence of the incurrence of such Debt, and (ii) such Debt is Permitted Debt. (Section 1008 of 1994 Indenture; Section 5(e) of 1996 Indenture)

  Limitation of Debt and Preferred Stock of Restricted Subsidiaries. MFS will not permit any of its Restricted Subsidiaries to incur, directly or indirectly, any Debt or issue any preferred stock, except (a) Subsidiary Vendor Debt; (b) Debt and preferred stock of Restricted Subsidiaries outstanding as of January 26, 1994; (c) Debt and preferred stock of a Restricted Subsidiary issued to and held by MFS; (d) Interest Swap Obligations, provided that such obligations are related to payment obligations on Debt otherwise permitted by the terms of this covenant, and Currency Hedge Obligations; (e) Debt or preferred stock incurred in exchange for, or the proceeds of which are used to refinance, Restricted Subsidiary Debt or preferred stock referred to in clause (a) of this paragraph, provided that (i) the principal amount of such Debt or the liquidation value of such preferred stock so incurred does not exceed the principal amount or liquidation value of the Debt or preferred stock being exchange or refinanced, and (ii) the Debt or preferred stock so incurred has a stated maturity or final redemption date (if any) no earlier than the stated maturity or final redemption date (if any) of, and an Average Life that is no less than that of, the Debt or preferred stock being exchanged or refinanced; provided, further, that the Debt or preferred stock so incurred has no greater seniority and covenants not materially more restrictive in the aggregate than those of the Debt or preferred stock being exchanged or refinanced; (f) Debt or preferred stock of MFS Telecom, which is convertible into Capital Stock of MFS, issued to a Strategic Equity Investor; provided, however, that the proceeds of such incurrence or issuance are used as though such proceeds were Net Cash Proceeds in accordance with the provisions of the covenant described under "The Exchange Offers--Description of Differences Between the MFS Notes and the WorldCom Notes-MFS Notes-- Limitations on Asset Sales;" and (g) Guarantees by Restricted Subsidiaries of Debt of the Company described in clause (a) of the definition of Permitted Debt. (Section 1009 of 1994 Indenture; Section 5(f) of 1996 Indenture)

  Limitation on Liens. MFS will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, create, incur, assume or suffer to exist any Liens of any kind, other than Permitted Liens, on or with respect to any of its Property or assets now owned or hereafter acquired, or any interest therein or any income or profits therefrom, unless the Notes are secured equally and ratably with (or prior to) such Debt and any and all other Debt so secured by such Property or assets for so long as any and all other Debt is so secured. (Section 1012 of 1994 Indenture; Section 5(g) of 1996 Indenture)

  Limitations on Sale and Leaseback Transactions. MFS will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, assume, Guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction, unless (i) the obligation of MFS or such Restricted Subsidiary with respect thereto is included as Debt and would be permitted under the covenants described above under "--Limitation on Debt" or "-- Limitation of Debt and Preferred Stock of Restricted Subsidiaries," respectively, and any Liens granted thereby would be permitted by the covenant described above under "--Limitation on Liens," (ii) the net proceeds from such transaction are at least equal to the Fair Market Value of such Property being transferred, and (iii) the Net Cash Proceeds from such transaction are applied in accordance with the covenant described under "The Exchange Offers-- Description of Differences Between the MFS Notes and the WorldCom Notes--MFS Notes--Limitations on Asset Sales." (Section 1016 of 1994 Indenture; Section 5(h) of 1996 Indenture)

  Limitations on Restricted Payments. MFS will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to the proposed Restricted Payment (i) no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof; (ii) after giving effect, on a pro forma basis, to such Restricted Payment and the incurrence of any Debt the net proceeds of which are used to finance such Restricted Payment, MFS could incur at least $1.00 of additional Debt pursuant to clause
(h) or (i) of the definition of Permitted Debt; and (iii) after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount expended or declared for all Restricted Payments on or after January 26, 1994 does not exceed the sum of (A) 50 percent of the Consolidated Net Income of MFS (or, if Consolidated Net Income shall be a deficit, minus 100 percent of such deficit) for the period (taken as one accounting period) beginning on the last day of the fiscal quarter immediately preceding January 26, 1994 and ending on the last day of the fiscal quarter immediately preceding the date of such Restricted Payment, and (B) 100 percent of the aggregate net cash proceeds received by MFS subsequent to January 26, 1994 from the issuance or sale (other than to a Restricted Subsidiary or a Joint Venture) of shares of its Qualified Capital Stock, including Qualified Capital Stock issued upon conversion of convertible Debt and from the exercise of options, warrants or rights to purchase such Qualified Capital Stock.

  The foregoing limitations do not prevent MFS from (i) paying a dividend on its Capital stock at any time within 60 days after the declaration thereof if, on the declaration date, MFS could have paid such dividend in compliance with the Indenture, and (ii) making Permitted Investments; provided that any Permitted Investments made pursuant to clause (a) of the definition of Permitted Investments will be deemed to be Restricted Payments for the purposes of clause (iii) of the preceding paragraph.

  For purposes of this covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment as determined by the Board of Directors, whose good faith determination shall be conclusive and evidenced by a Board Resolution.

  Not later than the date of making any Restricted Payment, MFS shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the required calculations were computed, which calculations may be based upon MFS' latest available financial statements. (Section 1010 of 1994 Indenture; Section 5(i) of 1996 Indenture)

  Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. MFS will not, and will not permit any Restricted Subsidiary to, directly or indirectly, cause or suffer to exist or become effective or enter into any encumbrance or restriction (other than pursuant to law or regulation) on the ability of any Restricted Subsidiary (i) to pay dividends or make any other distributions in respect of its Capital Stock or pay any Debt or other obligation owed to MFS or any other Restricted Subsidiary of MFS; (ii) to make loans or advances to MFS or any Restricted Subsidiary of MFS; or (iii) to transfer any of its Property or assets to MFS or any other Restricted Subsidiary of MFS, except:

    (a) any encumbrance or restriction pursuant to an agreement in effect at the Issue Date;

    (b) any encumbrance or restriction pursuant to an agreement relating to an acquisition of Property, so long as the encumbrances or restrictions in any such agreement relate solely to the Property so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof);

    (c) any encumbrance or restriction relating to any Debt of any Restricted Subsidiary at the date on which such Restricted Subsidiary was acquired by MFS or any Restricted Subsidiary (other than Debt issued by such Restricted Subsidiary in connection with or in anticipation of its acquisition);

    (d) any encumbrance or restriction pursuant to an agreement effecting a permitted refinancing of Debt issued pursuant to an agreement referred to in the foregoing clauses (a) through (c), or permitted replacement or increase of Debt referred to in the foregoing clause (a), so long as the encumbrances and restrictions contained in any such refinancing agreement are not materially more restrictive than the encumbrances and restrictions contained in such agreements;

    (e) customary provisions restricting subletting or assignment of any lease of MFS or any Restricted Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder; and

    (f) any restriction on the sale or other disposition of assets or property securing Debt as a result of a Permitted Lien on such assets or Property. (Section 1014 of 1994 Indenture; Section 5(j) of 1996 Indenture)

  Limitations on Issuance and Sale of Capital Stock of Restricted Subsidiaries. MFS (i) shall not permit any Restricted Subsidiary to issue any Capital Stock other than to MFS or a Restricted Subsidiary, other than pursuant to certain specified agreements in existence on January 26, 1994, unless MFS acquires at the same time not less than its Proportionate Interest in such issuance of Capital Stock and (ii) shall not permit any Person other than MFS or a Restricted Subsidiary to own any Capital Stock of any Restricted Subsidiary of MFS (other than directors' qualifying shares), except for (a) Capital Stock of a Restricted Subsidiary sold in a transaction not prohibited by the covenant described under "The Exchange Offers--Description of Differences Between the MFS Notes and the WorldCom Notes--MFS Notes-- Limitations on Asset Sales," provided that such Restricted Subsidiary would remain a Restricted Subsidiary, (b) Capital Stock issued as permitted by clause (i) above, (c) Capital Stock issued and outstanding on January 26, 1994 and held by Persons other than MFS or any of its Restricted Subsidiaries, (d) Capital Stock of a Restricted Subsidiary issued and outstanding prior to the time that such Person becomes a Restricted Subsidiary so long as such Capital Stock was not issued in contemplation of such Person's becoming a Restricted Subsidiary of MFS or otherwise being acquired by MFS and (e) an issuance of preferred stock permitted under the covenant described above under "-- Limitation on Debt and Preferred Stock of Restricted Subsidiaries." (Section 1018 of 1994 Indenture; Section 5(k) of 1996 Indenture)


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

  Limitations on Transactions with Affiliates. MFS will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into or permit to exist any transaction or series of related transactions (including, but not limited to, the purchase, sale or exchange of Property, the making of any Investment, the giving of any Guarantee or the rendering of any service) with any Affiliate of MFS or such Restricted Subsidiary, as the case may be, unless (i) such business, transaction or series of related transactions is in the best interest of MFS or such Restricted Subsidiary, (ii) such business, transaction or series of related transactions is on terms no less favorable to MFS or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with a Person that is not such an Affiliate and (iii) (a) with respect to such business, transaction or series of related transactions that has a Fair Market Value or involves aggregate payments equal to, or in excess of, $10.0 million but less than $15.0 million, MFS delivers to the Trustee an Officer's Certificate stating that such business, transaction or series of related transactions complies with clauses (i) and (ii) above; and (b) with respect to such business, transaction or series of related transactions that has a Fair Market Value or involves aggregate payments equal to, or in excess of, $15.0 million such business, transaction or series of transactions is approved by a majority of the Board of Directors (including a majority of the Disinterested Directors), which approval is set forth in a resolution delivered to the Trustee certifying that, in good faith, the Board of Directors believes that such business, transaction or series of transactions complies with clauses (i) and (ii) above. (Section 1011 of 1994 Indenture;
Section 5(m) of 1996 Indenture)

  Provision of Financial Information. Whether or not MFS is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, MFS shall file with the Commission the annual reports, quarterly reports and other documents which MFS would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if MFS were subject thereto, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which MFS would have been required to file them. MFS shall also in any event (a) within 15 days of each Required Filing Date (i) transmit by mail to all Holders, as their names and addresses appear in the Security Register, without cost to such Holders, and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents (without exhibits) which MFS would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act or any successor provisions thereto if MFS were subject thereto and (b) if filing such documents by MFS with the Commission is not permitted under the Exchange Act, promptly upon written request supply copies of such documents (without exhibits) to any prospective Holder. (Section 1017 of 1994 Indenture; Section 5(n) of 1996 Indenture)

PROVISIONS TO BE REVISED

  Pursuant to the Consent Solicitations, WorldCom is proposing to substantially revise the definition of "Event of Default" contained in the MFS Indentures with respect to each series of MFS Notes.

  Events of Default. Each of the following is an "Event of Default" with respect to a series of MFS Notes under the applicable MFS Indenture:

    (a) default in the payment of any installment of interest upon any MFS Note of that series when it becomes due and payable, and the continuance of such default for a period of 30 days;

    (b) default in the payment of the principal of (or premium, if any, on) any MFS Note of that series at its Maturity, upon repurchase, acceleration, optional redemption, required repurchase;

    (c) default, on the applicable Purchase Date, in the purchase of MFS Notes required to be purchased by MFS pursuant to an Offer to Purchase as to which an Offer has been mailed to Holders or the failure to make an Offer to Purchase as required in the applicable MFS Indenture;

    (d) MFS fails to comply with any of its covenants or agreements in the MFS Indentures described in "--Provisions to be Deleted--Limitation on Debt" or "--Limitation on Debt and Preferred Stock of Restricted Subsidiaries" above, or fails to perform or comply with the provisions of the applicable MFS Indenture described in "The Exchange Offers--Description of Differences Between the MFS Notes and the WorldCom Notes--MFS Notes-- Consolidation, Merger, Conveyance, Transfer or Lease" above;

    (e) default in the performance, or breach, of any covenant or warranty of MFS in the applicable MFS Indenture (other than a covenant or warranty a default in whose performance or whose breach is specifically dealt with in
  (a), (b), (c) or (d) above) and continuance of such default or breach for a period of 60 days after specified written notice thereof has been given to MFS by the Trustee or to MFS and the Trustee by the Holders of at least 25 percent of the aggregate principal amount of the Outstanding MFS Notes of that series;

    (f) Debt of MFS or any Restricted Subsidiary is not paid when due within the applicable grace period, if any, or is accelerated by the holders thereof and, in either case, the principal amount of such unpaid or accelerated Debt exceeds $10.0 million;

    (g) the entry by a court of competent jurisdiction of one or more judgments or orders against MFS or any Restricted Subsidiary in an uninsured or unindemnified aggregate amount in excess of $10.0 million which remains undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days;

    (h) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of MFS or any Significant Restricted Subsidiary in an involuntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable federal, state, or foreign bankruptcy, insolvency, or other similar law or (ii) a decree or order adjudging MFS or any Significant Restricted Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of MFS or any Significant Restricted Subsidiary under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable federal, state, or foreign bankruptcy, insolvency, or similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of MFS or any Significant Restricted Subsidiary or of any substantial part of the Property or assets of MFS of any Significant Restricted Subsidiary, or ordering the winding up or liquidation of the affairs of MFS or any Significant Restricted Subsidiary, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

    (i) (A) the commencement by MFS or any Significant Restricted Subsidiary of a voluntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable federal, state, or foreign bankruptcy, insolvency or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or (B) the consent by MFS or any Significant Restricted Subsidiary to the entry of a decree or order for relief in respect of MFS or any Significant Restricted Subsidiary in an involuntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable federal, state, or foreign bankruptcy, insolvency, or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against MFS or any Significant Restricted Subsidiary, or (C) the filing by MFS or any Significant Restricted Subsidiary of a petition or answer or consent seeking reorganization or relief under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable federal, state, or foreign bankruptcy, insolvency or other similar law, or (D) the consent by MFS or any Significant Restricted Subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of MFS or any Significant Restricted Subsidiary or of any substantial part of the Property or assets of MFS or any Significant Restricted Subsidiary, or the making by MFS or any Significant Restricted Subsidiary of an assignment for the benefit of creditors, or (E) the admission by MFS or any Significant Restricted Subsidiary in writing of its inability to pay its debts generally as they become due, or (F) the taking of corporate action by MFS or any Significant Restricted Subsidiary in furtherance of any such action. (Section 501 of 1994 Indenture; Section 4(a) of 1996 Indenture)

  The above referenced provision defining "Event of Default" is the existing provision within the MFS Indenture that will be replaced with the definition of Event of Default substantially similar to that set forth in the WorldCom Indenture; conforming changes would also be effected with respect to certain defined terms. For a summary of such provision, see "Description of the WorldCom Notes--Events of Default; Notice and Waiver." In addition, under the Proposed Amendments, the existing provision of each MFS Indenture providing for the automatic acceleration of the Default Amount and any accrued and unpaid interest on all Outstanding MFS Notes issued under such MFS Indenture with respect to which any Event of Default described in paragraphs
(h) or (i) above has occurred (Section 502 of the 1994 Indenture; Section 4(b) of the 1996 Indenture), shall be revised such that all Events of Default under such MFS Indenture, without exception, shall entitle the MFS Trustee or the Holders of not less than 25 percent of the Outstanding aggregate principal at Stated Maturity (subject to reduction) of MFS Notes of such series to declare any such Default Amount and accrued and unpaid interest to be immediately due and payable.

DEFINITION TO BE REVISED UPON RECEIPT OF SUPERMAJORITY CONSENT FROM HOLDERS OF EACH SERIES OF MFS NOTES

  Pursuant to the Consent Solicitations, the Company is proposing to substantially revise the definition of "Change of Control" contained in the MFS Indentures with respect to each series of MFS Notes only if Consents from the Holders of at least 75% of the aggregate principal amount Outstanding of MFS Notes of such series are received.

  "Change of Control" means the occurrence of any of the following events:

    (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Peter Kiewit Sons, Inc., a Delaware corporation ("PKS"), or its Affiliates (in the case of the 1994 Indenture only), the Employee Group or an underwriter engaged in a firm commitment underwriting on behalf of MFS, is or becomes the "beneficial owner" (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act) plus all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after a passage of time, directly or indirectly, of more than 35 percent of the total voting power of the Voting Stock of MFS and, in addition, beneficially owns more shares in MFS than beneficially owned by PKS (in the case of the 1994 Indenture only) and the Employee Group; or

    (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of MFS was approved by a vote of a majority of the directors of MFS then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute 66 2/3 percent of the Board of Directors then in office; or

    (c) MFS shall cease to own, directly or indirectly, at least 51 percent of the outstanding Capital Stock of MFS Telecom; provided, however, that any sale, conveyance or transfer of Capital Stock of MFS Telecom must be to a Strategic Equity Investor; or

    (d) MFS sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all of its assets to a Person other than a Restricted Subsidiary; or

    (e) MFS or a Subsidiary sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all of the assets of MFS Telecom to a Person other than the Company or a Restricted Subsidiary. (Section 101 of 1994 Indenture; Section 1(d) of 1996 Indenture)

  The above referenced definition of "Change of Control" is the existing definition within the MFS Indenture that will be replaced with the following definition of Change of Control only if the Supermajority Consent is received.

  "Change of Control" means the occurrence of any of the following events:

    (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than WorldCom, Inc. or its Affiliates, or an underwriter engaged in a firm commitment underwriting on behalf of MFS, is or becomes the "beneficial owner" (as such term is used in Rules 13d-3 and 13d-5 under the Exchange
  Act) plus all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after a passage of time, directly or indirectly, of more than 50 percent of the total voting power of the Voting Stock of MFS and, in addition, beneficially owns more shares in MFS than beneficially owned by WorldCom, Inc.; or

    (b) MFS sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all of its assets to a Person other than an Affiliate.

  Upon a Change of Control, MFS has an obligation to make an offer to purchase outstanding MFS Notes at a purchase price in cash equal to 101% of the Accreted Value of such MFS Notes as of the applicable purchase date plus accrued but unpaid interest. (Section 1013 of the 1994 Indenture; Section 5(r) of the 1996 Indenture). By limiting the occurrences that create a Change of Control, MFS' obligation to make such an offer to purchase would be substantially reduced.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the MFS Indentures. Reference is made to the applicable MFS Indenture (Section 101 of 1994 Indenture; Sections 101 and 1(d) of 1996 Indenture) for the full definition of all such terms, as well as any capitalized terms used herein for which no definition is provided.

  "Accreted Value" of any outstanding MFS Note as of or to any date of determination means an amount equal to the sum of (i) the issue price of such MFS Note as determined in accordance with Section 1273 of the Internal Revenue Code (the "Code") as in effect on the date such MFS Note was first issued plus
(ii) the aggregate of the portions of the original issue discount (the excess of the amounts considered as part of the "stated redemption price at maturity" of such MFS Note within the meaning of Section 1273(a)(2) of the Code or any successor provisions, whether denominated as principal or interest, over the issue price of such MFS Note) that shall theretofore have accrued pursuant to
Section 1272 of the Code (without regard to Section 1272(a)(7) of the Code) from the date of issue of such MFS Note (a) for each six-month or shorter period ending January 15 or July 15 prior to the date of determination and (b) for the shorter period, if any, from the end of the immediately preceding six-month or shorter period, as the case may be, to the date of determination, plus (iii) accrued and unpaid interest to the date such Accreted Value is paid (without duplication of any amount set forth in (ii) above), minus all amounts theretofore paid in respect of such MFS Note which amounts are considered as part of the "stated redemption price at maturity" of such MFS Note within the meaning of Section 1273(a)(2) of the Code or any successor provisions (whether such amounts paid were denominated principal or interest).

  "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of such Person (whether through ownership of securities or partnership or other ownership interest, by contract or otherwise), provided that, in any event, (a) any Person which owns directly or indirectly 10 percent or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10 percent or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person and (b) each Unrestricted Subsidiary shall be deemed to be an Affiliate of MFS and of each other Subsidiary. Notwithstanding the foregoing, no individual shall be deemed to be an Affiliate of a Person solely by virtue of his or her being an officer or director (or equivalent) of such Person and neither MFS nor any of its Restricted Subsidiaries shall be deemed to be Affiliates of each other.

  "Asset Sale" means, with respect to any Person, any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger, but excluding any Sale and Leaseback Transaction) by such Person or any of its Restricted Subsidiaries to any Person other than to such Person or its Restricted Subsidiaries in any single transaction or series of transactions of (i) shares of Capital Stock or other ownership interests of another Person (other than directors' qualifying shares) or (ii) any other Property or assets of such Person or any of its Restricted Subsidiaries other than sales of Property or assets in the ordinary course of business and consistent with past practices. For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale, shall be deemed to be a single Asset Sale when the last such transaction which is a part thereof is effected. The term "Asset Sale" (i) when used with respect to MFS, shall not include any asset disposition permitted as described above in "The Exchange Offers-- Description of Differences Between the MFS Notes and the WorldCom Notes-- Consolidation, Merger, Conveyance, Transfer or Lease" which constitutes a disposition of all or substantially all of the assets of MFS and the Restricted Subsidiaries taken as a whole, (ii) shall exclude any Asset Sale of less than or equal to $1.0 million, (iii) shall exclude sales of Investments defined in clause (b) of the definition of Permitted Investments and (iv) shall exclude the sale, conveyance, disposition or other transfer of the Capital Stock of an Unrestricted Subsidiary or other Investment described in clause (iv) of the definition of Restricted Payment, provided that such Investment was permitted by the terms of the applicable MFS indenture.

  "Average Life" means, as of any date, with respect to any Debt security, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from such date to the dates of each scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Debt security multiplied in each case by (y) the amount of such principal payment by (ii) the sum of all such principal payments.

  "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the Borough of Manhattan, The City of New York are authorized or obligated by law or executive order to close.

  "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangement conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any amount due under such lease prior to the first day upon which such lease may be terminated by the lessee without payment of a penalty.

  "Capital Stock" in any Person means any and all shares, interests, participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than Debt securities convertible into an equity interest), warrants or options to acquire an equity interest in such Person.

  "Cash Proceeds" means, with respect to any Asset Sale by any Person or any sale of Capital Stock by MFS, the aggregate consideration received for such sale by such Person in the form of cash or, Eligible Cash Equivalents and, for a period not to exceed 300 days, in the case of the MFS 2006 Notes, and 360 days, in the case of the MFS 2004 Notes, from the related Asset Sale, Debt or Capital Stock of a Strategic Equity Investor.

  "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person and, in the case of the MFS 2006 Notes, its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP, less amounts attributable to Redeemable Capital Stock of such Person.

  "Credit Agreement" means a secured or unsecured credit agreement providing for revolving credit loans, term loans and/or letters of credit between MFS and one or more lenders, as such agreement may be amended, modified, supplemented, refunded or replaced from time to time.

  "Debt" means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (i) any obligation of such Person for money borrowed, (ii) any obligation of such Person evidenced by bonds, debentures, notes, Guarantees or other similar instruments, including, without limitation, any such obligations Incurred in connection with acquisition of Property, assets or businesses, excluding trade accounts payable made in the ordinary course of business, (iii) any reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) any obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business, which in either case are not more than 60 days overdue or which are being contested in good faith), (v) any Capital Lease Obligation of such Person, (vi) the maximum fixed redemption or repurchase price of Redeemable Capital Stock of such Person at the time of determination,
(vii) any Interest Swap Obligations or Currency Hedge Obligations of such Person at the time of determination, (viii) any obligation to pay rent or other payment amounts of such Person with respect to any Sale and Leaseback Transaction to which such Person is a party and (ix) any obligation of the type referred to in clauses (i) through (viii) of this definition of another Person and all dividends and distributions of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable, directly or indirectly, as obligor, Guarantor or otherwise. For purposes of the preceding sentence, the maximum fixed repurchase price of any Redeemable Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were repurchased on any date on which Debt shall be required to be determined pursuant to the applicable MFS Indenture; provided, however, that if such Redeemable Capital Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Capital Stock. The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any Guarantees at such date; and in furtherance of the foregoing, for purposes of calculating the amount of the MFS Notes of a series outstanding at any date, the amount of the MFS Notes of a series shall be the Accreted Value thereof as of such date, unless cash interest has commenced to accrue prior to January 15, 1999 pursuant to the 1994 Indenture with respect to the MFS 2004 Notes and January 15, 2001 pursuant to the 1996 Indenture with respect to the MFS 2006 Notes, in which case the amount of the MFS 2004 Notes and the MFS 2006 Notes outstanding will be determined pursuant to the 1994 Indenture and the 1996 Indenture, respectively, and will not include any accrued and unpaid cash interest which would otherwise be included in Accreted Value because of clause (iii) of the definition thereof.

  "Debt to EBITDA Ratio" means, as at any date of determination, the ratio of
(i) the aggregate amount of Debt of MFS and its Restricted Subsidiaries on a consolidated basis as at the date of determination to (ii) the aggregate amount of EBITDA of MFS and its Restricted Subsidiaries for the four preceding fiscal quarters for which financial information is available immediately prior to the date of determination; provided that any Debt incurred or retired by MFS or any of its Restricted Subsidiaries during the fiscal quarter in which the transaction date occurs shall be calculated as if such Debt was so incurred or retired on the first day of the fiscal quarter in which the date of determination occurs; and provided further that (x) if the transaction giving rise to the need to calculate the Debt to EBITDA Ratio would have the effect of increasing or decreasing Debt or EBITDA in the future, Debt or

EBITDA shall be calculated on a pro forma basis as if such transaction had occurred on the first day of such four fiscal quarter period preceding the date of determination, and (y) if during such four fiscal quarter period, MFS or any of its Restricted Subsidiaries shall have engaged in any Asset Sale, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive), or increased by an amount equal to the EBITDA (if negative), directly attributable to the assets which are the subject of such Asset Sale and any related retirement of Debt as if such Asset Sale and related retirement of Debt had occurred on the first day of such period or (z) if during such four fiscal quarter period, MFS or any of its Restricted Subsidiaries shall have acquired any material assets out of the ordinary course of business, EBITDA shall be calculated on a pro forma basis as if such asset acquisition and related financing had occurred on the first day of such period.

  "Debt to Total Capital Ratio" means as of the date of determination the ratio of (i) the aggregate amount of Debt of MFS and its Restricted Subsidiaries on a consolidated basis as at the date of determination to (ii) the sum of (a) the total equity investment in MFS as of January 26, 1994 ($947.1 million), (b) the aggregate net proceeds to MFS from the issuance of any Qualified Capital Stock (including preferred stock) subsequent to January 26, 1994, (c) Subordinated Debt from a Control Group permitted under clause
(m) of the definition of Permitted Debt and (d) net cash proceeds from the sales of Redeemable Capital Stock of MFS or Debt securities of MFS convertible into Qualified Capital Stock, in either case upon conversion thereof into Qualified Capital Stock; provided, however, that, for purposes of calculation of the Debt to Total Capital Ratio (i) Debt described by clause (c) above shall not be included if such Debt shall have been utilized to make a Permitted Investment under clause (a) of the definition of Permitted Investments; (ii) the net cash proceeds from the sale of Capital Stock of MFS, including Capital Stock issued upon the conversion of convertible Debt described in clauses (b) or (d) above, shall not be included if such proceeds have been utilized to make a Restricted Payment or a Permitted Investment under clause (a) of the definition of Permitted Investment and (iii) for purposes of this definition, notwithstanding the definition of Debt, the amount of the MFS 2004 Notes shall be the principal amount at the Stated Maturity of such MFS 2004 Notes.

  "Default" means any event, act or condition the occurrence of which is, or after notice or the passage of time or both would be, an Event of Default.

  "EBITDA" means with respect to any Person for any period, the sum for such Person for such period of Consolidated Net Income plus, to the extent reflected in the income statement of such Person for such period from which Consolidated Net Income is determined, without duplication, (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense and (v) any charge related to any premium or penalty paid in connection with redeeming or retiring any Debt prior to its stated maturity.

  "Employee Group" means a group of employees of MFS, which includes the Chief Executive Officer of MFS, who own, directly or indirectly, through an employee stock ownership plan or similar employee stock ownership arrangement, shares of MFS's Capital Stock.

  "Fair Market Value" means total consideration received or paid in any transaction or series of transactions as determined in good faith by the Board of Directors.

  "GAAP" means United States generally accepted accounting principles, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, that are applicable to the circumstances as of the date of determination; provided, however, that, except as otherwise specifically provided, all calculations made for purposes of determining compliance with the terms of the provisions of the MFS Indentures shall utilize GAAP in effect at the time of preparation of, and in accordance with the GAAP used to prepare, the historical financial statements of MFS on January 26, 1994.

  "Guarantee" means, as applied to any obligation of another Person, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation, (ii) any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the effect of guaranteeing the obligations of any other Person in any manner and (iii) an agreement of a Person, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation of another Person (and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing).

  "Interest Payment Date" means January 15 and July 15 in each year.

  "Investment" by any Person means any direct or indirect loan, advance (or other extension of credit) or capital contribution to (by means of any transfer of cash or other Property to others or any other payments for Property of services for the account or use of others), the purchase or acquisition of any Capital Stock, bonds, notes, debentures or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person or making of any Investment in any Person. Investments shall exclude accounts receivable and other extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

  "Issue Date" means the date on which the MFS Notes of a series are first authenticated and delivered under the applicable MFS Indenture.

  "Joint Venture" means a telecommunications company in which MFS holds not more than 50 percent of the shares of Voting Stock.

  "Lien" means, with respect to any Property or other asset, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or other), charge, easement, encumbrance, preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property or other asset (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

  "Maturity", when used with respect to an MFS Note, means the date on which the principal of such MFS Note becomes due and payable as provided therein or in the applicable MFS Indenture, whether at the Stated Maturity, on the Change of Control Payment Date (in the case of the MFS 2006 Notes) or Purchase Date established pursuant to the terms of the applicable MFS Indenture with regard to a Change of Control Offer (in the case of the MFS 2006 Notes) or an Asset Sale Offer (in the case of the MFS 2006 Notes), as applicable, or an Offer to Purchase (in the case of the MFS 2004 Notes), or by declaration of acceleration, call for redemption or otherwise.

  "MFS Telecom" means MFS Telecom, Inc., a Delaware corporation, and its successors (including any Restricted Subsidiary to which all or substantially all of the assets of MFS Telecom are sold, transferred or conveyed).

  "Net Cash Proceeds" means, with respect to Asset Sales of any Property or other assets by a Person or its Restricted Subsidiaries, cash and cash equivalents received net of (i) all reasonable out-of-pocket expenses of such Person or such Restricted Subsidiary incurred in connection with such a sale, including, without limitation, all legal, title and recording tax expenses, commissions and other fees and expenses incurred (but excluding any finder's fee or brokers' fee payable to any Affiliate of such Person) and all federal, state, foreign and local taxes arising in connection with such an Asset

Sale that are paid or required to be accrued as liability under GAAP by such Person or its Restricted Subsidiaries, (ii) all payments made by such Person or its Restricted Subsidiaries on any Debt which is secured by such Properties or other assets in accordance with the terms of any Lien upon or with respect to such Properties or other assets or which must, by the terms of such Lien, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid in connection with such Asset Sale, and (iii) all contractually required distributions and other payments made to minority interest holders (but excluding distributions and payments to Affiliates of such Person) in Restricted Subsidiaries of such Person as a result of such transaction; provided that, in the event that any consideration for a transaction (which would otherwise constitute Net Cash Proceeds) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person or its Restricted Subsidiaries from escrow, and provided that any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall be deemed to be Net Cash Proceeds at such time, for purposes of an Asset Sale and shall thereafter be applied in accordance with the covenant described in "The Exchange Offers -- Description of Differences Between the MFS Notes and the WorldCom Notes -- Limitation on Asset Sales."

  "Outstanding", when used with respect to the MFS Notes of a series, means, as of the date of determination, all such MFS Notes theretofore authenticated and delivered under the applicable MFS Indenture, except: (i) MFS Notes of such series theretofore cancelled by the Trustee or delivered to the Trustee for cancellation; (ii) MFS Notes of such series for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than MFS or a Restricted Subsidiary) in trust for the Holders of such Securities; provided that, if such MFS Notes are to be redeemed, notice of such redemption has been duly given pursuant to the applicable MFS Indenture or provision therefor satisfactory to the Trustee has been made; (iii) MFS Notes of such series which have been paid pursuant to
Section 306 of the applicable MFS Indenture or in exchange for or in lieu of which other MFS Notes of such series have been authenticated and delivered pursuant to such MFS Indenture, other than any such MFS Notes in respect of which there shall have been presented to the Trustee proof satisfactory to it that such MFS Notes are held by a bona fide purchaser in whose hands such MFS Notes are valid obligations of MFS; and (iv) MFS Notes of such series as to which Defeasance has been effected pursuant to Section 1202 of the 1994 Indenture or Section 6(b) of the 1996 Indenture; provided, however, that in determining whether the Holders of the requisite principal amount of the Outstanding MFS Notes of a series have given, made or taken any request, demand, authorization, direction, notice, consent, waiver or other action under the applicable MFS Indenture as of any date, MFS Notes of such series owned by MFS or any other obligor upon such MFS Notes or any Affiliate or Restricted Subsidiary of MFS or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only MFS Notes of a series so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee's right so to act with respect to such MFS Notes and that the pledgee is not MFS or any other obligor upon such MFS Notes or any Affiliate or Restricted Subsidiary of MFS or of such other obligor.

  "Permitted Debt" means (a) Debt permitted to be borrowed under the Credit Agreement in an aggregate principal amount up to $150.0 million outstanding at any one time; (b) Debt under Interest Swap Obligations, provided that such obligations are related to payment obligations on other Permitted Debt, and Currency Hedge Obligations; (c) Debt of MFS to any Restricted Subsidiary of MFS (but only so long as such Debt is held by such restricted Subsidiary); (d) Guarantees and letters of credit incurred in the ordinary course of business and consistent with industry practices; (e) Debt outstanding under the MFS Notes of a series; (f) Debt of MFS outstanding as of the Issue Date of the applicable series of MFS Notes other than Debt to be repaid with the proceeds of the offering of such series of

MFS Notes; (g) Debt incurred in connection with a prepayment or redemption of the MFS Notes of a series pursuant to a Change of Control provided that the principal amount of such Debt does not exceed 101% of the principal amount of the MFS Notes of a series prepaid (plus the amount of reasonable expenses incurred in connection therewith) and that such Debt (i) has an Average Life to Stated Maturity equal to or greater than the remaining Average Life to Stated Maturity of the MFS Notes of a series and (ii) does not mature prior to the Stated Maturity of the MFS Notes of a series; (h) Debt incurred on or prior to December 31, 1998 if, after giving effect to the incurrence and application of the proceeds thereof, the Debt to Total Capital Ratio would not exceed 1.0; (i) Debt incurred after December 31, 1998 if after giving pro forma effect to the incurrence and application of the proceeds thereof, the Debt to EBITDA Ratio would not equal or exceed 5 to 1 in the case of any such incurrence; (j) Debt incurred (including in the case of discount or paid in kind Debt for the MFS 2006 Notes any accretion on such Debt or notes payable in respect of such Debt) to finance the construction or acquisition of Telecommunications Assets, provided that the net cash proceeds from the issuance of such Debt do not exceed 100 percent of the lesser of cost or Fair Market Value of such Telecommunications Assets constructed or acquired; (k) Debt not otherwise permitted by this definition incurred in exchange for, or the proceeds of which are used to refinance Debt referred to in clauses (d) through (i) in the case of the MFS 2004 Notes, and (d) through (j) in the case of the MFS 2006 Notes of this definition, provided that (i) such Debt is in an aggregate principal amount not in excess of the aggregate principal amount then outstanding of the Debt being refinanced plus any amounts related to prepayment or redemption premiums and fees related thereto; (ii) such Debt is scheduled to mature no earlier than the Debt being refinanced; and (iii) such Debt has an Average Life at the time such Debt is incurred that is equal to or greater than the Average Life of the Debt being refinanced; provided, further, that such Debt does not have a higher relative ranking to the MFS Notes of a series than the MFS Notes of a series have to the Debt being refinanced and the covenants relating to such Debt are not materially more restrictive in the aggregate than those of the Debt being refinanced; (l) Debt not otherwise described in this definition in an amount not to exceed $25.0 million outstanding at any one time; and (m) Subordinated Debt invested by a Control Group.

  "Permitted Investments" means (a) Investments in Joint Ventures in an aggregate amount not to exceed the sum of (i) Invested Capital, (ii) the aggregate net cash proceeds received by MFS and its Restricted Subsidiaries as distributions on or from the sale or disposition of any such Investments made in Joint Ventures since January 26, 1994, and (iii) $25.0 million; (b) Eligible Cash Equivalents; (c) Investments in assets used in the ordinary course of business; (d) Investments in any Person as a result of which such Person becomes a Restricted Subsidiary; (e) Investments pursuant to any agreement or obligation of MFS or a Restricted Subsidiary, in effect on the Issue Date, to make such Investments; (f) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (g) loans and advances to employees made in the ordinary course of business and consistent with past practice; (h) Interest Swap Obligations and Currency Hedge Obligations; (i) bonds, notes, debentures or other securities received as a result of Asset Sales permitted under the covenant limiting MFS' ability to engage in Asset Sales as described in the applicable covenant; (j) Investments in existence at January 26, 1994; and (k) Investments incurred in the ordinary course of business as partial payment for constructing a network using principally Telecommunications Assets, provided, however, that MFS and its Restricted Subsidiaries have received at least 85 percent of the aggregate consideration therefrom in cash or cash equivalents.

  "Permitted Liens" means (a) Liens securing Debt incurred under the Credit Agreement provided that (i) such Debt was incurred in compliance with clause
(a) of the definition of Permitted Debt; (b) Liens securing Debt incurred under clause (j) of the definition of Permitted Debt and Subsidiary Vendor Debt; (c) Liens on Property of a Person existing at the time such Person is merged with or into or consolidated with MFS or becomes a Restricted Subsidiary (and not incurred in anticipation of such transaction); provided that such Liens are not extended to the Property and assets of MFS and its

Restricted Subsidiaries, other than the acquired Restricted Subsidiary; (d) Liens on Telecommunications Assets existing during the time of the construction thereof; (e) Liens incurred to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business consistent with industry practice; (f) Liens existing as of the Issue Date;
(g) any Lien on Property and assets of MFS in favor of the United States of America or any state thereof, or any instrumentality of either, to secure certain payments pursuant to any contract or statute; (h) any Lien for taxes or assessments or other governmental charges or levies not then due and payable (or which, if due and payable, are being contested in good faith and for which adequate reserves are being maintained, to the extent required by
GAAP); (i) any title exception, easement or other similar Lien that does not materially impair the use of the property subject thereto in the ordinary course of business of MFS or any of its Restricted Subsidiaries, as applicable; (j) any Lien to secure obligations under workmen's compensation laws or similar legislation, including any Lien with respect to judgments which are not currently dischargeable; (k) any statutory warehousemen's, materialmen's or other similar Liens for sums not then due and payable (or which, if due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by
GAAP); (l) Liens on Receivables, provided that the outstanding amount of the Debt secured by such Liens would not represent more than 80 percent of Eligible Receivables; and (m) Liens to secure any permitted extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Debt secured by Liens referred to in the foregoing clauses (b) through (e); provided that such Liens do not extend to any other Property or assets and the principal amount of the Debt secured by such Liens is not increased.

  "Person" means any individual, Corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Property" means, with respect to any Person, any interest of such Person in any kind of property or assets, whether real, personal or mixed, or tangible or intangible, excluding Capital Stock in any other Person.

  "Redeemable Capital Stock" of any Person means any equity security of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including on the happening of an event), is required to be redeemed or is redeemable at the option of the holder thereof, in whole or in part (including by operation of a sinking fund), or is exchangeable for Debt, in whole or in part at any time, prior to the Stated Maturity of the MFS Notes of a series.

  "Replacement Asset" means, with respect to any Asset Sale, a Property or asset that, as determined by the Board of Directors as evidenced by a Board Resolution, is used or will be used in the telecommunications business of MFS or a Restricted Subsidiary.

  "Restricted Payment" means (i) a dividend or other distribution declared and paid on the Capital Stock of MFS or to MFS' stockholders (in their capacity as such), or declared and paid to any Person other than MFS or a Restricted Subsidiary of MFS on the Capital Stock of any Restricted Subsidiary of MFS, in each case, other than dividends, distributions or payments made solely in Qualified Capital Stock of MFS or such Restricted Subsidiary, (ii) a payment made by MFS (other than a payment made solely in Qualified Capital Stock of MFS) or any of its Restricted Subsidiaries (other than a payment to MFS or any Restricted Subsidiary of MFS or a payment made solely in Qualified Capital Stock of such Restricted Subsidiary or of MFS) to purchase, redeem, acquire or retire any Capital Stock of MFS or of a Restricted Subsidiary, (iii) a payment made by MFS or of any of its Restricted Subsidiaries (other than a payment made solely in Qualified Capital Stock of MFS) to redeem, repurchase, defease (including an in-substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Debt of MFS which is subordinate (whether pursuant to its terms or by operation of law) in right of payment to either series of the MFS Notes and which was scheduled to mature on or after the Stated Maturity of either series of the MFS Notes or (iv) an Investment in any Person, including an Unrestricted Subsidiary, other than (a) a Permitted Investment, (b) an Investment by MFS in another Restricted Subsidiary or (c) an Investment by a Restricted Subsidiary in MFS or a Restricted Subsidiary. For calculation purposes upon any Person becoming a Restricted Subsidiary, all investments in that person shall not be considered to be Restricted Payments.

  "Restricted Subsidiary" of any Person means (i) any corporation other than an Unrestricted Subsidiary more than 50% of the outstanding shares of Voting Stock of which is owned or controlled, directly or indirectly, by such person or (ii) any limited partnership other than an Unrestricted Subsidiary of which such Person or any Restricted Subsidiary of such Person is a general partner or (iii) any other Person (other than a corporation or limited partnership) other than an Unrestricted Subsidiary in which such Person, or one or more other Restricted Subsidiaries of such Person, or such Person and one or more other Restricted Subsidiaries thereof, directly or indirectly, have more than 50% of the outstanding partnership or similar interests or have the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.

  "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person or a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries.

  "Stated Maturity" when used with respect to an MFS Note or any installment of interest thereon, means the date specified in such MFS Note as the fixed date on which the principal of such MFS Note or such installment of interest is due and payable.

  "Strategic Equity Investor" means a Telecommunications Company rated investment grade by Standard & Poor's Ratings Group and Moody's Investors Service, Inc. and having a Total Market Capitalization (as defined) of debt and equity of at least $10.0 billion.

  "Subsidiary" means, with respect to any Person, (i) any corporation more than 50 percent of the outstanding shares of Voting Stock of which is owned, directly or indirectly, by such Person, or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries of such Person, (ii) any general partnership, joint venture or similar entity, more than 50 percent of the outstanding partnership or similar interests of which are owned, directly or indirectly, by such Person, or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries of such Person and (iii) any limited partnership of which such Person or any Subsidiary of such Person is a general partner.

  "Subsidiary Vendor Debt" means Debt incurred (which, with respect to the MFS 2006 Notes, includes in the case of discount or paid in kind Debt any accretion on such Debt or notes payable in respect of such Debt) by a Restricted Subsidiary to finance the construction or acquisition of Telecommunication Assets or the acquisition of the Capital Stock of a Restricted Subsidiary substantially all the assets of which are Telecommunications Assets, provided that the net cash proceeds from the issuance of such Debt do not exceed 100 percent of the lesser of cost or Fair Market Value of such Telecommunications Assets so constructed or acquired (at the time of incurrence in the case of the MFS 2004 Notes); provided, further, however, that if an acquired Restricted Subsidiary has outstanding previously incurred Debt, such previously incurred Debt will also constitute Subsidiary Vendor Debt if and only if such previously incurred Debt was not incurred in contemplation of such acquisition and all such Debt is non-recourse to MFS and its Restricted Subsidiaries other than the acquired Restricted Subsidiary.

 "Telecommunications Assets" means, with respect to any Person, any asset that is utilized by such Person, directly or indirectly, for the design, development, installation, integration, management or provision of telecommunications systems and/or services, including without limitation, any businesses or services in which MFS is currently engaged. Telecommunications Assets shall include stock, joint venture or partnership interests where substantially all of the assets of the entity being acquired consist of Telecommunications Assets.

  "Unrestricted Subsidiary" means (i) any Subsidiary of MFS (a) which at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of MFS, as provided below), (b) which shall be engaged in the same or similar line of business as MFS and its Restricted Subsidiaries, and (c) all the Debt of which shall be non-recourse to MFS and its Subsidiaries other than its Unrestricted Subsidiaries and (ii) any Subsidiary of an Unrestricted Subsidiary; provided that notwithstanding clause
(i)(c) above, MFS or a Restricted Subsidiary of MFS may guarantee, endorse, agree to provide funds for the payment or maintenance of, or otherwise become directly or indirectly liable with respect to, Debt of an Unrestricted Subsidiary but only to the extent that MFS or such Restricted Subsidiary could make an Investment in such Unrestricted Subsidiary pursuant to the covenant described under "The Exchange Offers--Description of Differences Between the MFS Notes and the WorldCom Notes--Limitations on Restricted Payments" and any such Guarantee, endorsement or agreement shall be deemed an incurrence of Debt by MFS for purposes of the covenant described under "The Exchange Offers-- Description of Differences Between the MFS Notes and the WorldCom Notes-- Limitation of Debt." The Board of Directors of MFS may designate any newly acquired or newly formed Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any capital stock of, or owns or holds any Lien on any property of, any other Subsidiary of MFS which is not an Unrestricted Subsidiary (other than a Subsidiary of the type referred to in clause (ii) above).

  "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or at the times that such class of Capital Stock has voting power by reason of the happening of any contingency) to vote in the election of members of the board of directors or comparable body of such Person.

                       DESCRIPTION OF THE WORLDCOM NOTES

  The WorldCom Notes will be issued under the WorldCom Indenture, as supplemented. The following summary of certain provisions of the WorldCom Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and to all of the provisions of the WorldCom Indenture, including the definitions of certain terms therein and those terms made a part of the WorldCom Indenture by reference to the Trust Indenture Act as in effect on the date of the WorldCom Indenture. The WorldCom Indenture is by its terms subject to and governed by the Trust Indenture Act. Unless otherwise indicated, references under this caption to sections are references to the WorldCom Indenture. Whenever particular sections or defined terms are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference. A copy of the WorldCom Indenture may be obtained from the Company and is also filed as an exhibit to the Registration Statement of which this Prospectus is a part. The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Definitions". For purposes of the description of the WorldCom Notes, the term "Company" refers to WorldCom, Inc. and does not include its subsidiaries except for purposes of financial data determined on a consolidated basis.

 General

  The WorldCom 2004 Notes will be limited in aggregate principal amount to $ million and will mature on January 15, 2004. Interest on the WorldCom 2004 Notes will accrue at the rate of 9 3/8%
per annum. The WorldCom 2006 Notes will be limited in aggregate principal
amount to $   million and will mature on January 15, 2006. Interest on the
WorldCom 2006 Notes will accrue at the rate of 8 7/8% per annum.

  Interest on the WorldCom Notes will be payable semi-annually on January 15 and July 15, commencing on January 15, 1998, to the persons who are registered holders of the WorldCom Notes at the close of business on the immediately preceding December 31 and June 30, respectively. Interest on the WorldCom Notes will accrue from and including the Interest Accrual Date. Interest will be calculated on the basis of a 360-day year of twelve 30-day months.

  Principal and interest will be payable at one or more offices of the Paying Agent, one of which will be in the City of New York, but, at the option of the Company, interest may be paid by check mailed to the registered holders at their registered addresses. The WorldCom Notes will be issued without coupons and in book-entry form only, in denominations of $1,000 and integral multiples thereof. Unless otherwise designated by the Company, the Trustee shall act as Paying Agent.

 Ranking

  The WorldCom Notes will be senior, unsecured obligations of the Company, will rank pari passu in right of payment with all other existing and future senior, unsecured indebtedness of the Company and will rank senior in right of payment to any future subordinated obligations of the Company. The WorldCom Notes will be effectively subordinated to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. As of March 31, 1997, after giving effect to the issuance and sale by the Company of the April WorldCom Notes, the aggregate amount of indebtedness of the Company to which the WorldCom Notes would have ranked pari passu was approximately $3.18 billion and the aggregate amount of secured indebtedness of the Company was approximately $53 million. The WorldCom Notes will be structurally subordinated to all obligations of the Company's subsidiaries, including any MFS Notes not exchanged for WorldCom Notes in the Exchange Offers, to the extent of the assets of such subsidiaries. As of March 31, 1997, the aggregate amount of the outstanding obligations of the Company's subsidiaries to which the holders of WorldCom Notes would have been structurally subordinated (including trade payables but excluding intercompany indebtedness) was approximately $2.66 billion; of this amount, (i) $699.9 million represented the carrying value of the MFS 2004 Notes and (ii) $678.7 million represented the carrying value of the MFS 2006 Notes. See "Risk Factors."

 Optional Redemption

  The WorldCom 2004 Notes will not be redeemable at the option of the Company prior to January 15, 1999. On or after January 15, 1999, the WorldCom 2004 Notes will be redeemable at the option of the Company, in whole at any time or in part from time to time, at the following prices (expressed in percentages of the principal amount thereof), if redeemed during the twelve months beginning January 15 of the years indicated below, in each case together with interest accrued to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

       YEAR                                                           PERCENTAGE
       ----                                                           ----------
       1999..........................................................  103.52%
       2000..........................................................  102.34%
       2001..........................................................  101.17%
       2002 and thereafter...........................................  100.00%

  The WorldCom 2006 Notes will not be redeemable at the option of the Company prior to January 15, 2001. On or after January 15, 2001, the WorldCom 2006 Notes will be redeemable at the option of the Company, in whole at any time or in part from time to time, at the following prices (expressed in percentages of the principal amount thereof), if redeemed during the twelve months beginning January 15 of the years indicated below, in each case together with interest accrued to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

       YEAR                                                           PERCENTAGE
       ----                                                           ----------
       2001..........................................................  103.32%
       2002..........................................................  102.21%
       2003..........................................................  101.11%
       2004 and thereafter...........................................  100.00%

  If less than all of the WorldCom Notes of either series are to be redeemed, the Trustee will select the WorldCom Notes or portions thereof in each series to be redeemed pro rata, by lot or by any other method that the Trustee shall deem fair and appropriate. (Section 1103 of the WorldCom Indenture) Notice of redemption will be mailed at least 30 days but no more than 60 days before the redemption date to each Holder of WorldCom Notes to be redeemed at its registered address. (Section 1104 of the WorldCom Indenture) On or after the redemption date, the WorldCom Notes shall cease to accrue interest, if the Company makes the redemption payment.

 Consolidation, Merger, Conveyance, Sale or Lease

  The Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into any other corporation, provided that (a) either the Company shall be the continuing corporation, or the successor corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all the WorldCom Notes and the performance and observance of all the covenants and conditions of the WorldCom Indenture; and (b) the Company or such successor corporation shall not immediately thereafter be in default under the WorldCom Indenture (Section 801 of the WorldCom Indenture).

 Limitation on Liens

  The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, or suffer to be created or to exist, any Lien (other than Permitted Liens) upon any of its Property or assets, whether now owned or hereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the WorldCom Notes will be secured by such Lien equally and ratably with (or prior to) all other indebtedness of the Company or any Restricted Subsidiary secured by such Lien for so long as any such other indebtedness of the Company or any Restricted Subsidiary shall be so secured. Notwithstanding the foregoing, the Company may, and may permit any Restricted Subsidiary to, issue, assume or guarantee indebtedness secured by Liens on Property that are not Permitted Liens without equally and ratably securing the WorldCom Notes, provided that the sum of all such indebtedness then being issued, assumed or guaranteed together with such indebtedness theretofore issued, assumed or guaranteed that remains outstanding does not exceed 15% of the Consolidated Net Tangible Assets immediately prior to the time such indebtedness was issued, assumed or guaranteed (Section 1004 of the WorldCom Indenture).

 Events of Default; Notice and Waiver

    Each of the following is an "Event of Default" under the WorldCom Indenture with respect to a series of WorldCom Notes:

    (a) default for 30 days in the payment of any installment of interest on any WorldCom Note of that series;

    (b) default in the payment of the principal of (or premium, if any, on) any WorldCom Note of that series at its Maturity;

    (c) default in the performance of any other covenant of the Company in the WorldCom Indenture with respect to a WorldCom Note of that series (other than a covenant a default on whose performance is otherwise specifically dealt with in the provisions relating to Events of Default) continued for 60 days after written notice as provided in the WorldCom Indenture;

    (d) certain events of default resulting in the acceleration of the maturity of indebtedness aggregating in excess of $50,000,000 under any mortgages, indentures (including the WorldCom Indenture) or instruments under which the Company may have issued, or by which there may have been secured or evidenced, any other indebtedness (including any other series of securities issued under the WorldCom Indenture) of the Company, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; and

    (e) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or all or substantially all of its property (Section 501 of the WorldCom Indenture).

  Within 90 days after the occurrence of any default under the WorldCom Indenture, the Trustee shall transmit notice of such default (unless cured or waived) known to the Trustee to the holders of the WorldCom Notes; provided, however, the Trustee may withhold notice to the holders of WorldCom Notes of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any WorldCom Note or in the payment of any sinking fund installment in respect of any WorldCom Note) if the Responsible Officers of the Trustee consider such withholding to be in the interest of such holders (Section 601 of the WorldCom Indenture).

  If an Event of Default under the WorldCom Indenture with respect to a series of WorldCom Notes at the time outstanding occurs and is continuing, then in every such case the Trustee or the holders of not less than 25% in principal amount of the outstanding WorldCom Notes of that series may declare the principal amount of all of the WorldCom Notes of that series to be due and payable immediately by written notice thereof to the Company (and to the Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to such series of WorldCom Notes (or of all securities then outstanding under the WorldCom Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee prior to the Stated Maturity thereof, the holders of a majority in principal amount of outstanding WorldCom Notes of such series (or of all securities then outstanding under the WorldCom Indenture, as the case may be) may, subject to certain conditions, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to WorldCom Notes of such series (or of all securities then outstanding under the WorldCom Indenture, as the case may be) have been cured or waived as provided in the WorldCom Indenture. The WorldCom Indenture also provides that the holders of not less than a majority in principal amount of the outstanding WorldCom Notes of any series issued thereunder (or of all securities then outstanding under the WorldCom Indenture, as the case may be) may waive certain past defaults with respect to such series and its consequences (Section 513 of the WorldCom Indenture). Within 120 days after the close of each fiscal year, the Company must file with the Trustee a statement, signed by specified officers, stating whether or not such officers have knowledge of any default under the WorldCom Indenture and, if so, specifying each such default and the nature and status thereof (Section 1006 of the WorldCom Indenture).

  Subject to provisions in the WorldCom Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the WorldCom Indenture at the request or direction of any holders of any series of WorldCom Notes then outstanding under the WorldCom Indenture, unless such holders shall have offered to the Trustee reasonable security or indemnity (Section 602 of the WorldCom Indenture). Subject to such provisions for indemnification and certain limitations contained in the WorldCom Indenture, the holders of not less than a majority in principal amount of the outstanding WorldCom Notes of any series issued thereunder (or of all Securities then outstanding under the WorldCom Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee (Section 512 of the WorldCom Indenture).

 Amendment and Supplement

  The WorldCom Indenture contains provisions permitting WorldCom and the Trustee to enter into one or more indentures supplemental to the WorldCom Indenture without the consent of the holders of the WorldCom Notes for certain purposes, including the following: (a) to evidence the succession of another entity to the Company and the assumption by such entity of the covenants of the Company contained in the WorldCom Indenture and the WorldCom Notes; (b) to add to the covenants of the Company for the benefit of the holders of the WorldCom Notes or to surrender any right or power conferred upon the Company in the WorldCom Indenture; (c) to add any additional Events of Default for the benefit of the holders of the WorldCom Notes; provided, however, that in respect of any such additional Events of Default such supplemental indenture may provide for a particular period of grace after default or may provide for an immediate enforcement upon such default or may limit the remedies available to the Trustee upon such default or may limit the right of the holders of a majority in aggregate principal amount of that or those series of WorldCom Notes to which such additional Events of Default apply to waive such default;
(d) to add to or change any of the provisions of the WorldCom Indenture to permit or facilitate the issuance of the WorldCom Notes in uncertificated or bearer form; (e) to change or eliminate any provisions of the WorldCom Indenture which do not affect the rights of any holders of securities issued in connection with the WorldCom Indenture; (f) to provide security for the WorldCom Notes; (g) to evidence and provide for the acceptance of an appointment of a successor Trustee with respect to the WorldCom Notes and to add to or change any of the provisions of the WorldCom Indenture to provide for or facilitate the administration of the trusts under the WorldCom Indenture by more than one Trustee; (h) to cure any ambiguity, to correct or supplement any provision of the WorldCom Indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the WorldCom Indenture which shall not be inconsistent with the provisions of the WorldCom Indenture and which additional provisions shall not adversely affect the interests of the holders of the WorldCom Notes; or (i) to supplement any of the provisions of the WorldCom Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of the WorldCom Notes in accordance with terms and conditions of the WorldCom Indenture provided that any such action shall not adversely affect the interests of the holders of the WorldCom Notes in any material respect (Section 901 of the WorldCom Indenture).

  The WorldCom Indenture also contains provisions permitting WorldCom and the Trustee, with the consent of the holders of not less than a majority in principal amount of all the outstanding WorldCom Notes affected by the terms of any such supplemental indenture, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the WorldCom Indenture or of modifying in any manner the rights of the holders of such WorldCom Notes, except that, without the consent of the holders of each such WorldCom Note, no such supplemental indenture shall, (a) change the Stated Maturity of the principal of (or premium, if any, on) or any installment of principal of or interest on such WorldCom Notes; (b) reduce the principal amount of such WorldCom Notes or the rate or amount of interest thereon or any additional amounts payable in respect thereof pursuant to the WorldCom Indenture or such WorldCom Notes, or any premium payable upon the redemption thereof; (c) change any obligation of the Company to pay additional amounts pursuant to Section 1007 of the WorldCom Indenture (except as otherwise contemplated by the WorldCom Indenture); (d) adversely affect any right of repayment at the option of the holder of such WorldCom Notes; (e) change any place of payment where, or the currency or currencies, currency unit or units or composite currency or currencies in which, such WorldCom Notes or any premium or the interest thereon is payable;
(f) impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or in the case of redemption or repayment at the option of the holder of such WorldCom Notes, on or after the Redemption Date or the Repayment Date, as the case may be); (g) reduce the percentage in principal amount of the outstanding WorldCom Notes of such series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver with respect to such series or compliance with certain provisions of the WorldCom Indenture or certain defaults thereunder and their consequences; (h) reduce the quorum or voting requirements as contained in the WorldCom Indenture with respect to such WorldCom Notes; or (i) modify any of the provisions of the WorldCom Indenture relating to supplemental indentures thereof or waiver of past defaults with respect to such WorldCom Notes except to increase any such percentage or to provide that certain other provisions of the WorldCom Indenture cannot be modified or waived with respect to such WorldCom Notes without the consent of the holders of each such WorldCom Note (Section 902 of the WorldCom Indenture).

  It is not necessary for the holders of the WorldCom Notes to approve the particular form of any proposed supplemental indenture, but it is sufficient if such holders approve the substance thereof. Every supplemental indenture executed pursuant to the WorldCom Indenture will conform to the requirements of the Trust Indenture Act as then in effect. (Section 905 of the WorldCom Indenture)

 Satisfaction and Discharge of the WorldCom Indenture, Covenant Defeasance

  The Company may, at its option, elect to have either or both of (a) the defeasance provision of the WorldCom Indenture or (b) the covenant defeasance provision of the WorldCom Indenture apply to a series of WorldCom Notes upon compliance with the applicable conditions set forth in the WorldCom Indenture. (Section 1401 of the WorldCom Indenture) The Company shall be deemed to have been discharged from its obligations with respect to a series of WorldCom Notes on the date the conditions set forth below are satisfied (hereinafter, "defeasance"), except for the following obligations which shall survive until otherwise terminated or discharged pursuant to the WorldCom Indenture: (i) the rights of holders of such WorldCom Notes to receive, solely from the trust fund described in Section 1404 of the WorldCom Indenture, payments in respect of the principal of (and premium, if any) and interest, if any, on such WorldCom Notes when such payments are due, (ii) the Company's obligations with respect to such WorldCom Notes under Sections 305, 306, 1002 and 1003 of the WorldCom Indenture and with respect to the payment of additional amounts, if any, as contemplated by Section 1007 of the WorldCom Indenture, (iii) the rights, powers, trusts, duties and immunities of the Trustee under the WorldCom Indenture and (iv) the obligations contained in the article of the WorldCom Indenture relating to defeasance and covenant defeasance. The Company shall be released from its obligations under any covenant with respect to such WorldCom Notes on and after the date the conditions set forth below are satisfied (hereinafter, "covenant defeasance"). (Sections 1402 and 1403 of the WorldCom Indenture)

  The following are the conditions that must be satisfied prior to defeasance or covenant defeasance: (a) the Company shall irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, money and/or Government Obligations sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee (or other qualifying trustee) to pay and discharge, (i) the principal of (and premium, if any) and interest, if any, on the WorldCom Notes to be defeased on the Stated Maturity of such principal or installment of principal or interest and (ii) any mandatory sinking fund payments or analogous payments applicable to such WorldCom Notes; (b) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the WorldCom Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound; (c) no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to such WorldCom Notes shall have occurred and be continuing on the date of such deposit, or if applicable, at any time during the period ending on the 91st day after the date of such deposit; (d) the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holders of such WorldCom Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance, as applicable, and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance, as applicable, had not occurred; (e) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance or the covenant defeasance (as the case may be) have been complied with and an opinion of counsel to the effect that either (i) as a result of a deposit pursuant to subsection (a) above, registration is not required under the Investment Company Act of 1940, as amended, by the Company, with respect to the trust funds representing such deposit or by the Trustee for such trust funds or (ii) all necessary registrations under said Act have been effected; and (f) such defeasance or covenant defeasance shall be effected in compliance with any additional or substitute terms, conditions or limitations which may be imposed on the Company in connection therewith pursuant to Section 301 of the WorldCom Indenture. (Section 1404 of the WorldCom Indenture)

  WorldCom may exercise its defeasance option with respect to the WorldCom Notes notwithstanding its prior exercise of its covenant defeasance option.

  In the event the Company effects covenant defeasance with respect to any WorldCom Notes and such WorldCom Notes are declared due and payable because of the occurrence of any Event of Default other than the Events of Default described in clause (c) under "--Events of Default; Notice and Waiver" above, the amount of money in which such WorldCom Notes are payable, and Government Obligations on deposit with the relevant Trustee, will be sufficient to pay amounts due on such WorldCom Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on such WorldCom Notes at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

 The Trustee

  Mellon Bank, N.A., the Trustee under the WorldCom Indenture, from time to time may extend credit to the Company in the ordinary course of business. The Trustee's current address is Two Mellon Bank Center, Room 325, Pittsburgh, PA 15259. Except during the continuance of an Event of Default, the Trustee is required to perform only such duties as are specifically set forth in the WorldCom Indenture. During the existence of an Event of Default, the Trustee is required to exercise such of the rights and powers vested in it by the WorldCom Indenture, and to use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

  The Trust Indenture Act contains certain limitations on the rights of the Trustee, should it become a creditor of the Company to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any "conflicting interest" (as defined in the Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

  The holders of a majority in principal amount of the outstanding WorldCom Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. (Section 512 of the WorldCom Indenture) The WorldCom Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the WorldCom Indenture at the request of any of the holders of the WorldCom Notes, unless such holders shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense. (Section 602 of the WorldCom Indenture)

 No Personal Liability of Stockholders, Officers or Directors

  No stockholder, employee, officer, director or incorporator as such, past, present or future of the Company shall have any personal liability in respect of the obligations of the Company under the WorldCom Indenture or the WorldCom Notes by reasons of his or its status as such stockholder, employee, officer, director or incorporator.

 Delivery and Form

  The WorldCom 2004 Notes and the WorldCom 2006 Notes initially will be represented by one or more global securities ("Global Securities") deposited with DTC and registered in the name of the nominee of DTC, except as set forth below. Each of the WorldCom Notes will be issued in denominations of $1,000 and integral multiples thereof, in book-entry form only. Unless and until certificated WorldCom Notes are issued under the limited circumstances described below, no beneficial owner of a WorldCom Note shall be entitled to receive a definitive certificate representing a WorldCom Note.

  So long as DTC or any successor depository (collectively, the "Depository") or its nominee is the registered holder of the Global Securities, the Depository, or such nominee, as the case may be, will be considered to be the sole owner or holder of the WorldCom Notes for all purposes of the Indenture. Investors' interests in the Global Securities will be represented through financial institutions acting on their behalf as direct and indirect participants in the Depository. Such participants may include Morgan Guaranty Trust Company of New York, Brussels, Belgium office ("Euroclear") or Cedel Bank societe anonyme. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have WorldCom Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of WorldCom Notes in certificated form and will not be considered the owners or holders thereof under the WorldCom Indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a Global Security. Accordingly, each person owning a beneficial interest in a Global Security must rely on DTC's procedures and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the WorldCom Indenture. If the Company requests any action of holders or if an owner of a beneficial interest in a Global Security desires to take any action that a holder is entitled to take under the WorldCom Indenture, DTC will authorize the participants holding the relevant beneficial interests to give or take such action, and such participants will otherwise act upon the instructions of beneficial owners holding through them.

  If DTC is at any time unwilling or unable to continue as depository or if at any time DTC ceases to be a clearing agency registered under the Exchange Act if so required by applicable law or regulation, and, in either case, a successor depository is not appointed by the Company within 90 days, the Company will issue individual WorldCom Notes in certificated form in exchange for the Global Securities. In addition, the Company may at any time, and in its sole discretion, determine not to have any WorldCom Notes represented by one or more Global Securities, and, in such event, will issue individual WorldCom Notes in certificated form in exchange for the relevant Global Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual WorldCom Notes in certificated form of like tenor and rank, equal in principal amount to such beneficial interest and to have such WorldCom Notes in certificated form registered in its name. WorldCom Notes so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.

  The following is based on information furnished by DTC:

    DTC will act as securities depository for the WorldCom Notes. The WorldCom Notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully registered WorldCom Note certificate is issued with respect to each $200 million of principal amount of the WorldCom Notes of a series, and an additional certificate is issued with respect to any remaining principal amount of such series.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

    Purchases of WorldCom Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the WorldCom Notes on DTC's records. The ownership interest of each actual purchaser of each WorldCom Note ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but such Beneficial Owner is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in WorldCom Notes are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in WorldCom Notes, except in the event that use of the book-entry system for the WorldCom Notes is discontinued.

    To facilitate subsequent transfers, the WorldCom Notes are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the WorldCom Notes with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the WorldCom Notes; DTC records reflect only the identity of the Direct Participants to whose accounts WorldCom Notes are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

    Delivery of notices and other communications by DTC to Direct
  Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices shall be sent to Cede & Co. If less than all of the WorldCom Notes within an issue are being redeemed, DTC's practice is to determine by lot the amount of interest of each Direct Participant in such issue to be redeemed.

    Neither DTC nor Cede & Co. consents or votes with respect to the WorldCom Notes. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the WorldCom Notes are credited on the record date (identified on a list attached to the Omnibus Proxy).

    Principal, premium, if any, and interest payments on the WorldCom Notes are made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and are the responsibility of such Participant and not of DTC, the applicable Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is the responsibility of the Company or the applicable Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    DTC may discontinue providing its services as securities depository with respect to the WorldCom Notes at any time by giving reasonable notice to the Company or the applicable Trustee. Under such circumstances, in the event that a successor securities depository is not appointed, WorldCom Note certificates are required to be printed and delivered.

    The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, WorldCom Note certificates will be printed and delivered.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

  None of the Company, the Dealer Managers or any agent, the Trustee or any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interest.

 Same-Day Settlement and Payment

  So long as the WorldCom Notes are represented by the Global Securities, all payments of principal and interest will be made by the Company in immediately available funds. The WorldCom Notes will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the WorldCom Notes that is effected through DTC will be required to settle in immediately available funds.

 Certain Definitions

  Set forth below is a summary of certain of the defined terms used herein and defined in Section 101 of the WorldCom Indenture. Reference is made to the WorldCom Indenture for the full definition of all such terms, as well as any capitalized terms used herein for which no definition is provided.

    "Capital Lease Obligations" means indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP and the amount of such indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP. For purposes of the covenant relating to Limitations on Liens, a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

    "Capital Stock" means, with respect to any person, any and all shares or other equivalents (however designated) of corporate stock, partnership interest or any other participation, right, warrant, option or other interest in the nature of an equity interest in such person, but excluding any debt security convertible or exchangeable into such equity interest.

    "Consolidated Net Tangible Assets" means the consolidated total assets of the Company and its Subsidiaries as reflected in the Company's most recent balance sheet prepared in accordance with GAAP, less (i) current liabilities (excluding current maturities of long-term debt and Capital Lease Obligations) and (ii) goodwill, trademarks, patents and minority interests of others.

    "GAAP" means United States generally accepted accounting principles as in effect as of the date of determination, unless stated otherwise.

    "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

    "Lien" means, with respect to any Property of any person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement or zoning restriction (other than any easement or zoning restriction not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction.

    "Permitted Liens" means (i) Liens existing on the date of the Indenture;
  (ii) Liens on Property existing at the time of acquisition thereof or to secure the payment of all or any part of the purchase price thereof or to secure any indebtedness incurred prior to, at the time of or within 270 days after the acquisition of such Property for the purpose of financing all or any part of the purchase price thereof; (iii) Liens securing indebtedness owing by a Restricted Subsidiary to the Company or any wholly-owned Subsidiary of the Company; (iv) Liens on Property of any entity, or on the stock, indebtedness or other obligations of such entity, existing at the time (a) such entity becomes a Restricted Subsidiary, (b) such entity is merged into or consolidated with the Company or a Restricted Subsidiary or (c) the Company or a Restricted Subsidiary acquires all or substantially all of the assets of such entity; provided that no such Lien extends to any other Property; (v) Liens on Property to secure any indebtedness incurred to provide funds for all or any part of the cost of development of or improvements to such Property; (vi) Liens on the Property of the Company or any of its Subsidiaries securing (a) nondelinquent performance of bids or contracts (other than for borrowed money, obtaining of advances or credit or the securing of debt),

  (b) contingent obligations on surety and appeal bonds and (c) other nondelinquent obligations of a like nature, in each case, incurred in the ordinary course of business; (vii) Liens securing Capital Lease Obligations, provided that (a) any such Lien attaches to the Property within 270 days after the acquisition thereof and (b) such Lien attaches solely to the Property so acquired; (viii) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit account or other funds, provided that such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution; (ix) pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation; (x) statutory and tax Liens for sums not yet due or delinquent or which are being contested or appealed in good faith by appropriate proceedings; (xi) Liens arising solely by operation of law and in the ordinary course of business, such as mechanics', materialmen's, warehousemen's and carriers' Liens and Liens of landlords or of mortgages of landlords on fixtures and movable Property located on premises leased in the ordinary course of business; (xii) Liens on personal Property, other than shares of stock or indebtedness of any Restricted Subsidiary, to secure loans maturing not more than one year from the date of the creation thereof and on accounts receivable associated with a receivables financing program of the Company or any of its Subsidiaries; and (xiii) any renewal, extension or replacement (in whole or in part) for any Lien permitted pursuant to exceptions (i) through (xii) above or of any indebtedness secured thereby, provided that such extension, renewal or replacement Lien shall be limited to all or any part of the same Property that secured the Lien extended, renewed or replaced (plus improvements on such Property).

    "Property" means, with respect to any person, any interest of such person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock in any other person (but excluding Capital Stock or other securities issued by such first mentioned person).

    "Receivables Subsidiary" means a special purpose wholly-owned Subsidiary created in connection with any transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey, grant a security interest in or otherwise transfer undivided percentage interests in its receivables.

    "Restricted Subsidiary" means any Subsidiary of the Company if (i) such Subsidiary has substantially all of its Property in the United States (other than its territories and possessions) and (ii) at the end of the most recent fiscal quarter of the Company, the aggregate amount, determined in accordance with GAAP consistently applied, of securities of, loans and advances to, and other investments in, such Subsidiary held by the Company and its other Subsidiaries exceeded 10% of the Company's Consolidated Net Tangible Assets; provided, however, that the term Restricted Subsidiary shall not include (a) any of MFS Communications Company, Inc. or its Subsidiaries unless and until such time as such corporation is designated by the Company as a "Restricted Subsidiary" or otherwise similarly treated under the Company's $3.75 billion five-year revolving credit facility or any other agreement of the Company for indebtedness for borrowed money or
  (b) any Receivables Subsidiary.

    "Sale and Leaseback Transaction" means, with respect to any person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such person or a Restricted Subsidiary of such person and is thereafter leased back from the purchaser or transferee thereof by such person or one of its Restricted Subsidiaries.

    "Subsidiary" means a corporation a majority of the outstanding voting stock of which is owned, directly or indirectly, by the Company or one or more other Subsidiaries of the Company. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

               CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

  The following is a discussion of certain material U.S. federal income tax consequences resulting from the Exchange Offers and Consent Solicitations. The discussion is based on U.S. federal income tax laws, regulations, rulings and decisions now in effect, all of which are subject to change possibly with retroactive effect. The discussion assumes that as to any holder, the WorldCom Notes and MFS Notes are capital assets as of the Exchange Date. This discussion does not address state, local, foreign or other tax laws and does not purport to cover all aspects of U.S. federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, certain holders (including insurance companies, tax-exempt organizations, financial institutions, securities- dealers, subsequent purchasers of WorldCom Notes and taxpayers subject to the alternative minimum tax) who may be subject to special rules not discussed below. HOLDERS OF MFS NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS AND OF THE CONTINUED HOLDING AND DISPOSITION OF MFS NOTES.

UNITED STATES HOLDERS

  As used herein, the term "U.S. Holder" means the beneficial owner of MFS Notes or WorldCom Notes that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a U.S. domestic corporation or (iii) otherwise subject to U.S. federal income tax on a net income basis in respect of the MFS Notes or WorldCom Notes.

 Tax Consequences of the Exchange Offers and Consent Solicitations

  The exchange of MFS Notes for WorldCom Notes (and cash in lieu of a WorldCom
Note in a principal amount that is not an integral multiple of $1,000) and Consent Payments pursuant to the Exchange Offers and Consent Solicitations will be a taxable transaction for United States federal income tax purposes. Accordingly, a tendering U.S. Holder should generally recognize gain or loss equal to the difference between the sum of the cash (including the Consent Payments) and the issue price of the WorldCom Notes received (except to the extent of any accrued original issue discount ("OID") on the MFS Notes not previously included in the U.S. Holder's income, which will be taxable as ordinary interest income) and the U.S. Holder's adjusted tax basis in the MFS Notes. Such gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period is more than one year, and short-term capital gain or loss if the U.S. Holder's holding period is one year or less, except such gain will be subject to tax as ordinary income to the extent of any accrued "market discount" on the MFS Notes not previously included in income. In general, unless a U.S. Holder acquired its MFS Notes at their original issuance, market discount is the excess, if any, of the "adjusted issued price," or Accreted Value, of such MFS Notes over the U.S. Holder's tax basis therein at the time of acquisition (unless the amount of such excess is less than a specified de minimis amount, in which case market discount is considered zero). In general, market discount accrues on a straight-line basis, unless a taxpayer elects to accrue market discount on a constant-yield basis.

  As illustrated above, the amount of gain or loss recognized as a result of the exchange of the MFS Notes for WorldCom Notes and cash will depend in part on the "issue price" of the WorldCom Notes. Where a new debt instrument is issued in exchange for property (including an old debt instrument), the determination of the issue price of the new debt instrument depends on whether either the new debt instrument or the property for which it is exchanged is "publicly traded." If neither the WorldCom Notes nor the MFS Notes are publicly traded, the issue price of the WorldCom Notes will be their "stated principal amount." A debt instrument's stated principal amount is the aggregate amount of all payments under the debt instrument, excluding any amount of stated interest. If, however, the WorldCom Notes are publicly traded, their issue price will be their fair market value at the time they are issued. If the WorldCom Notes are not publicly traded, but the MFS Notes are publicly traded, the issue price of the WorldCom Notes will be the fair market value of the MFS Notes exchanged therefor. For purposes of this discussion, a debt instrument is publicly traded if (i) it is listed on a national securities exchange, an interdealer quotation system sponsored by a national securities association (such as NASDAQ), or a designated foreign exchange or board of trade, (ii) it is traded either on a board of trade designated as a contract market by the Commodities Futures Trading Commission or on an interbank market, (iii) it appears on a "quotation medium," i.e., a system of general circulation (including a computer listing available to subscribing brokers and dealers) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations of one or more identified brokers, dealers or traders or actual prices of recent sales (but not "yellow sheets") or (iv) it is a debt instrument that is "readily quotable" in that price quotations are readily available from dealers, brokers or traders. Newly issued debt instruments are treated as publicly traded property at the time of their issuance if the debt instruments are publicly traded at any time during the 60-day period ending 30 days after their issuance. Any temporary restriction on trading, a purpose of which is to avoid characterization of debt instruments as publicly traded property for federal income tax purposes, is ineffective regardless of whether the temporary restriction is imposed by the issuer. If either the WorldCom Notes or the MFS Notes are publicly traded, the WorldCom Notes may be treated as having been issued at a discount or at a premium. U.S. Holders should consult their tax advisors to determine how, and to what extent, any such discount or premium, if any, will be included in such U.S. Holder's income (in the case of any discount) or amortized (in the case of any premium).

 Basis and Holding Period

  A U.S. Holder's tax basis in the WorldCom Notes will equal the issue price of the WorldCom Notes. The holding period of the WorldCom Notes will commence on the day after the WorldCom Notes are acquired by the U.S. Holder.

 Payment of Interest

  Assuming the WorldCom Notes will not be issued with OID, interest on the WorldCom Notes generally will be taxable to the U.S. Holder as ordinary income at the time that it is paid or accrued, in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

 Sale, Exchange or Redemption

  In general, a U.S. Holder of a WorldCom Note will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of the WorldCom Note measured by the difference between the amount realized on the disposition (to the extent such amount does not represent accrued but unpaid interest) and the U.S. Holder's adjusted basis in the WorldCom Note. A U.S. Holder's adjusted basis in a WorldCom Note will generally equal the issue price of the WorldCom Note. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder holds the WorldCom Note for more than one year prior to disposition, and short-term capital gain or loss if the U.S. Holder holds the WorldCom Note for less than one year prior to disposition.

 U.S. Holders Not Tendering in an Exchange Offer

  For U.S. Holders of the MFS Notes who do not elect to exchange their MFS Notes for the WorldCom Notes pursuant to the Exchange Offers, the proposed modifications to the MFS Notes (see "The Proposed Amendments") should not be treated as a taxable exchange of the MFS Notes for the new MFS Notes.

 Backup Withholding

  Backup withholding of U.S. federal income tax at a rate of 31% may apply to payments made pursuant to the Exchange Offers and Consent Solicitations, to payments of principal and interest made in respect of WorldCom Notes, and to payments of proceeds from the sale, exchange, redemption, retirement or other disposition of WorldCom Notes to or through certain brokers, unless, in general, the beneficial owner of the MFS Notes or the WorldCom Notes, as the case may be, complies with certain information reporting procedures or is an exempt recipient. Any amount withheld from a payment to a beneficial owner pursuant to these backup withholding rules may be allowed as a refund or credit against the beneficial owner's U.S. federal income tax.

NON-U.S. HOLDERS

  As used herein, the term "Non-U.S. Holder" means a beneficial owner of MFS Notes or WorldCom Notes other than a U.S. Holder. For these purposes, a "Non-U.S. Holder" does not include a nonresident alien, foreign corporation or other foreign entity, to the extent that the income or gain with respect to the Exchange Offers and Consent Solicitations or the WorldCom Notes is "effectively connected with the conduct of a trade or business within the United States." To the extent that such income or gain is "effectively connected with the conduct of a trade or business within the United States," then the nonresident alien, foreign corporation or other foreign entity, generally will be subject to tax as discussed above for U.S. Holders except to the extent that an applicable treaty otherwise provides. In addition, foreign corporations may also, under certain circumstances, be subject to a "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate).

  In general, any gain or loss realized on the exchange of MFS Notes for WorldCom Notes (and cash in lieu of a WorldCom Note in a principal amount that is not an integral multiple of $1,000) and Consent Payments by a Non-U.S. Holder pursuant to the Exchange Offers and Consent Solicitations will not be subject to United States federal income or withholding taxes unless, in the case of an individual, such holder is present in the United States for 183 days in the taxable year of the Exchange and certain other conditions are met.

  Subject to the discussion of backup withholding below, payments of interest on the WorldCom Notes to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding taxes, provided that (i) such Non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of the Company, (ii) such Non-U.S. Holder is not a controlled foreign corporation for U.S. tax purposes that is related to the Company actually or constructively through stock ownership and (iii) the Non-U.S. Holder certifies, under penalties of perjury, that it is not a United States person for U.S. federal income tax purposes and provides its name and address in accordance with applicable requirements.

  Any capital gain realized on the sale, exchange, redemption, retirement or other disposition of WorldCom Notes by a Non-U.S. Holder generally will not be subject to United States federal income or withholding taxes unless, in the case of an individual, such holder is present in the United States for 183 days in the taxable year of the Exchange and certain other conditions are met.

  Payments made pursuant to the Exchange Offers and Consent Solicitations, payments of principal and interest made in respect of WorldCom Notes and payments of proceeds from the sale, exchange, redemption, retirement or other disposition of WorldCom Notes to a Non-U.S. Holder generally will not be subject to a backup withholding tax of 31% or to information reporting requirements unless, in general, the holder fails to comply with certain reporting procedures or otherwise fails to establish an exemption from such tax or reporting requirements under applicable provisions of the Internal Revenue Code of 1986, as amended.

  The backup withholding and information reporting rules described above are under review by the United States Treasury and their application to the WorldCom Notes could be changed by future regulations.

                        INFORMATION REGARDING WORLDCOM

  Information regarding the Company is contained in its filings with the Commission pursuant to the Exchange Act. See "Available Information" and "Incorporation of Certain Documents by Reference." On June 19, 1997, James Q. Crowe accepted the position of President and Chief Executive Officer of Kiewit Diversified Group, Inc., a coal mining and telecommunications company and wholly-owned subsidiary of Peter Kiewit Sons', Inc., a construction and mining company, and therefore resigned as Chairman of the Board and as a director of the Company effective June 26, 1997.

                           INFORMATION REGARDING MFS

  Information regarding MFS is contained in its filings with the Commission pursuant to the Exchange Act. See "Available Information" and "Incorporation of Certain Documents by Reference."

                         CERTAIN RELATED TRANSACTIONS

  During fiscal 1994, 1995 and 1996, WorldCom, MFS and/or UUNET entered into certain interconnection or other services agreements with each other and certain of their affiliates in the ordinary course of their businesses. However, each of WorldCom, MFS and UUNET believe that the terms and conditions of such interconnection or other services agreements were no less favorable to WorldCom, MFS or UUNET than those that would have been available to WorldCom, MFS or UUNET in comparable, arm's-length transactions at the date of such agreements. Subsequent to the MFS Merger, WorldCom and MFS have engaged in customary intercompany transactions, including certain intercompany indebtedness of WorldCom to MFS represented by a subordinated demand promissory note issued on March 4, 1997 in an amount not to exceed $500,000,000 and bearing interest at the rate of 0.5% plus the 30-day LIBOR rate per annum, and certain intercompany accounts receivable.

                    ACCOUNTING TREATMENT OF EXCHANGE OFFERS

  The Exchange will be accounted for by the Company as an exchange of debt as provided for under generally accepted accounting principles.

                                 LEGAL MATTERS

   Certain legal matters with respect to the Exchange Offers and the Consent Solicitations will be passed upon for WorldCom by Bryan Cave llp, St. Louis, Missouri, and for the Dealer Managers by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                                    EXPERTS

  The consolidated financial statements and schedule of the Company as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been audited by Arthur Andersen llp, independent public accountants, as indicated in their report with respect thereto, and are included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and are incorporated herein by reference, in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

  The consolidated financial statements of MFS Communications Company, Inc. as of December 31, 1996 and for the period then ended (See Note 1 to the MFS Communications Company, Inc. Form 10-K), and for the year ended December 31, 1996, have been audited by Arthur Andersen llp, independent public accountants, as indicated in their report with respect thereto, and are included in the MFS Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and are incorporated herein by reference, in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

  The consolidated financial statements of MFS as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, included in WorldCom's Current Report on Form 8-K/A dated August 25, 1996 (filed November 4, 1996) and incorporated by reference into this registration statement and the consolidated financial statements of MFS as of December 31, 1995 and for the two years in the period ended December 31, 1995 included in the MFS Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated by reference in this registration statement, have been incorporated in reliance on the report of Coopers & Lybrand l.l.p., independent accountants, given upon the authority of that firm as experts in accounting and auditing.

  The consolidated financial statements of UUNET Technologies, Inc. as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, included in WorldCom's Current Report on Form 8-K/A dated August 25, 1996 (filed November 4, 1996) and incorporated by reference into this registration statement, have been audited by Arthur Andersen llp, independent public accountants, as indicated in their reports with respect thereto and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

         Any questions concerning the terms of the Exchange Offers

             should be directed to the Joint Dealer Managers,

        SALOMON BROTHERS INC                      GOLDMAN, SACHS & CO.


      Seven World Trade Center                       85 Broad Street
      New York, New York 10048                  New York, New York 10004
      (212) 783-3738 (collect)                  (212) 902-8200 (collect)
     (800) 558-3745 (toll free)                (800) 828-3182 (toll free)
   Attention: Liability Management           Attention: Liability Management
                Group                                     Group


Any questions concerning tender procedures or requests for additional copies of this Prospectus, the Letters of Transmittal, or Notices of Guaranteed Delivery
                 may be directed to the Information Agent,
                            MACKENZIE PARTNERS, INC.

                             156 Fifth Avenue

                         New York, New York 10010

                         (212) 929-5500 (collect)

                        (800) 322-2885 (toll free)

 MFS Notes tendered, together with the requisite Letters of Transmittal and any other required documents, must be delivered to the Exchange Agent,
                         HARRIS TRUST AND SAVINGS BANK

By Registered or Certified Mail:           Hand Delivery or Overnight Delivery:        By Facsimile:

  Harris Trust and Savings Bank               Harris Trust and Savings Bank             (212) 701-7636
c/o Harris Trust Company of New York        c/o Harris Trust Company of New York
       P.O. Box 1010                                77 Water Street                  Confirm by telephone:
     Wall Street Station                               4th Floor                       (212) 701-7624
    New York, New York 10268                     New York, New York 10004

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 14-2-202(b)(4) of the Georgia Business Corporation Code (the "Georgia Code") provides that a corporation's articles of incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to the corporation or its shareholders for breach of their duty of care and other duties as directors; provided, however, that the Section does not permit a corporation to eliminate or limit the liability of a director for appropriating, in violation of his duties, any business opportunity of the corporation, engaging in intentional misconduct or a knowing violation of law, obtaining an improper personal benefit, or voting for or assenting to an unlawful distribution (whether as a dividend, stock repurchase or redemption, or otherwise) as provided in Section 14-2-832 of the Georgia Code. Section 14-2-202(b)(4) also does not eliminate or limit the rights of WorldCom or any shareholder to seek an injunction or other nonmonetary relief in the event of a breach of a director's duty to the corporation and its shareholders. Additionally, Section 14-2-202(b)(4) applies only to claims against a director arising out of his role as a director, and does not relieve a director from liability arising from his role as an officer or in any other capacity.

  The provisions of Article Ten of WorldCom's Second Amended and Restated Articles of Incorporation are similar in all substantive respects to those contained in Section 14-2-202(b)(4) of the Georgia Code as outlined above. Article Ten further provides that the liability of directors of WorldCom shall be limited to the fullest extent permitted by amendments to Georgia law.

  Sections 14-2-850 to 14-2-859, inclusive, of the Georgia Code govern the indemnification of directors, officers, employees, and agents. Section 14-2-851 of the Georgia Code permits indemnification of a director of WorldCom for liability incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, subject to certain limitations, civil actions brought as derivative actions by or in the right of WorldCom) in which he is made a party by reason of being a director of WorldCom and for directors who, at the request of WorldCom, act as directors, officers, partners, trustees, employees or agents of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Section permits indemnification if the director acted in a manner he believed in good faith to be in or not opposed to the best interest of WorldCom and, in addition, in criminal proceedings, if he had no reasonable cause to believe his conduct was unlawful. If the required standard of conduct is met, indemnification may include judgments, settlements, penalties, fines or reasonable expenses (including attorneys' fees) incurred with respect to a proceeding. However, if the director is adjudged liable to WorldCom in a derivative action or on the basis that personal benefit was improperly received by him, the director is not entitled to indemnification by the corporation; provided that the director may be entitled to indemnification for reasonable expenses as determined by a court in accordance with the provisions of Section 14-2-854, or unless WorldCom's Second Amended and Restated Articles of Incorporation or Bylaws, or a contract or resolutions approved by WorldCom's shareholders pursuant to Section 14-2-856, authorizes indemnification.

  Section 14-2-852 of the Georgia Code provides that unless limited by the articles of incorporation, directors who are successful with respect to any claim brought against them, which claim is brought because they are or were directors of WorldCom, are entitled to mandatory indemnification against reasonable expenses incurred in connection therewith. Conversely, if the charges made in any action are sustained, the determination of whether the required standard of conduct has been met will be made, in accordance with the provisions of Section 14-2-855 of the Georgia Code, as follows: (i) by the majority vote of a quorum of the members of the board of directors not a party to such action at that time, (ii) if a quorum cannot be obtained, by a committee thereof duly designated by the board of directors, consisting of two or more directors not a party to such action at that time, (iii) by duly selected special legal counsel, or (iv) by the shareholders, but, in such event, the shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted.

  Section 14-2-857 of the Georgia Code provides that an officer of WorldCom (but not an employee or agent generally) who is not a director has the mandatory right of indemnification granted to directors under Section 14-2-852, as described above. In addition, WorldCom may, as provided by WorldCom's Second Amended and Restated Articles of Incorporation, Bylaws, general or specific actions by its board of directors, or by contract, indemnify and advance expenses to an officer, employee or agent who is not a director to the extent that such indemnification is consistent with public policy.

  The indemnification provisions of Article X of WorldCom's Bylaws and Article Twelve of WorldCom's Second Amended and Restated Articles of Incorporation are consistent with the foregoing provisions of the Georgia Code. However, WorldCom's Second Amended and Restated Articles of Incorporation prohibit indemnification of a director who did not believe in good faith that his actions were in, or not contrary to, WorldCom's best interests. WorldCom's Bylaws extend the indemnification available to officers under the Georgia Code to employees and agents.

ITEM 21(A). EXHIBITS.

  See Exhibit Index.

ITEM 21(B). FINANCIAL STATEMENT SCHEDULES.

  All financial statement schedules of WorldCom and MFS which are required to be included herein are included in the Annual Report of WorldCom on Form 10-K for the fiscal year ended December 31, 1996 or the Annual Report on Form 10-K of MFS for the fiscal year ended December 31, 1996, respectively, which are incorporated herein by reference.

ITEM 22. UNDERTAKINGS.

  (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (4) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (5) The undersigned registrant hereby undertakes:

    (a) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs 7(a)(i) and 7(a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

    (b) That for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF JACKSON, STATE OF MISSISSIPPI, ON JUNE 26, 1997.

                                          WORLDCOM, INC.

                                                   /s/ Scott D. Sullivan
                                          By: _________________________________
                                             Scott D. Sullivan
                                             Chief Financial Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                   NAME                                TITLE                  DATE
                   ----                                -----                  ----
                     *
___________________________________________ Director                      June 26, 1997
              CARL J. AYCOCK
                     *
___________________________________________ Director                      June 26, 1997
              MAX E. BOBBITT
                     *
___________________________________________ Director, President and       June 26, 1997
                                            Chief Executive Officer
                                            (Principal Executive Officer)
             BERNARD J. EBBERS
                     *
___________________________________________ Director                      June 26, 1997
             FRANCESCO GALESI
                     *
___________________________________________ Director                      June 26, 1997
             RICHARD R. JAROS

                   NAME                                TITLE                 DATE
                   ----                                -----                 ----

                     *                      Director                      June 26, 1997
 ------------------------------------------
          STILES A. KELLETT, JR.

                     *                      Director                      June 26, 1997
 ------------------------------------------
             DAVID C. MCCOURT

                     *                      Director                      June 26, 1997
 ------------------------------------------
              JOHN A. PORTER

                     *                      Director                      June 26, 1997
 ------------------------------------------
             WALTER SCOTT, JR.

                     *                      Director                      June 26, 1997
 ------------------------------------------
             JOHN W. SIDGMORE


           /s/ Scott D. Sullivan            Director and Chief Financial  June 26, 1997
 ------------------------------------------ Officer (Principal Financial
             SCOTT D. SULLIVAN              Officer and Principal
                                            Accounting Officer)

                     *                       Director                     June 26, 1997
 ------------------------------------------
           LAWRENCE C. TUCKER

                     *                       Director                     June 26, 1997
 ------------------------------------------
             MICHAEL B. YANNEY


 *By: /s/ Scott D. Sullivan
      -------------------------------------
      SCOTT D. SULLIVAN, ATTORNEY-IN-FACT


                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
 1.1     Form of Dealer Managers Agreement between WorldCom, Inc. ("WorldCom")
         and Salomon Brothers Inc and Goldman, Sachs & Co.
 2.1     Amended and Restated Agreement and Plan of Merger by and among
         WorldCom, HIJ Corp. and MFS Communications Company, Inc. ("MFS") dated as of August 25, 1996 (attached as Appendix I to the Joint Proxy
         Statement/Prospectus included in WorldCom's Registration Statement on
         Form S-4 (Registration No. 333-16015) and incorporated by reference herein)**
 4.1     Second Amended and Restated Articles of Incorporation of WorldCom
         (including preferred stock designations) as of December 31, 1996
         (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of WorldCom (File No. 0-11258) dated December 31, 1996
         (filed January 15, 1997))
 4.2     Restated Bylaws of WorldCom (incorporated herein by reference to
         Exhibit 4.2 to the Annual Report on Form 10-K filed by WorldCom (File
         No. 0-11258) for the fiscal year ended December 31, 1996)
 4.3     Amended and Restated Credit Agreement among WorldCom, NationsBank of
         Texas, N.A. (Managing Agent and Administrative Agent), Bank of America
         Illinois, The Bank of New York, The Bank of Nova Scotia, Canadian
         Imperial Bank of Commerce, Chemical Bank, Credit Lyonnais New York
         Branch, First Union National Bank of North Carolina, The Industrial
         Bank of Japan, Limited, Atlanta Agency, The First National Bank of
         Chicago, The Long-Term Credit Bank of Japan, Limited, New York Branch,
         Toronto Dominion (Texas), Inc., and Wachovia Bank of Georgia N.A.
         (Agents) and the Lenders named therein (Lenders) dated as of June 28,
         1996, (incorporated herein by reference to Exhibit 10.1 to the
         Quarterly Report on Form 10-Q filed by WorldCom (File No. 0-11258) for the quarter ended June 30, 1996)
 4.4     First Amendment to Amended and Restated Credit Agreement and Consent
         to MFS Acquisition (incorporated herein by reference to Exhibit 10.2 to the Annual Report on Form 10-K filed by WorldCom (File No. 0-11258)
         for the fiscal year ended December 31, 1996)
 4.5     Indenture of WorldCom to Mellon Bank, N.A. dated as of March 1, 1997 for Senior Debt Securities (incorporated herein by reference to
         Exhibit 4.6 to the Quarterly Report on Form 10-Q filed by WorldCom
         (File No. 0-11258) for the quarter ended March 31, 1997)
 4.6     Form of 7.55% Senior Note due 2004 (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K dated March 26, 1997 filed by WorldCom (File No. 0-11258))
 4.7     Form of 7.75% Senior Note due 2007 (incorporated herein by reference to Exhibit 4.2 to the Current Report on Form 8-K dated March 26, 1997 filed by WorldCom (File No. 0-11258))
 4.8     Form of 7.75% Senior Note due 2027 (incorporated herein by reference to Exhibit 4.3 to the Current Report on Form 8-K dated March 26, 1997 filed by WorldCom (File No. 0-11258))
 4.9     Form of First Supplemental Indenture of WorldCom to Mellon Bank, N.A.
         Relating to 9 3/8% Senior Notes Due 2004 and 8 7/8% Senior Notes Due
         2006 (including form of 9 3/8% Senior Note Due 2004 attached as
         Exhibit A thereto and form of 8 7/8% Senior Note Due 2006 attached as
         Exhibit B thereto)
 4.10    Indenture of MFS to IBJ Schroder Bank & Trust Company dated January
         15, 1994 for 9 3/8% Senior Discount Notes Due 2004 (incorporated herein by reference to Exhibit 10.2 to MFS' Current Report on Form 8-K dated January 26, 1994 (File No. 0-21594))
 4.11    First Supplemental Indenture of MFS to IBJ Schroder Bank & Trust
         Company dated as of March 31, 1995 for Due 2004 (incorporated herein by reference to Exhibit 10.3 to MFS' Current Report on Form 8-K dated
         April 27, 1995 (File No. 0-21594))
 4.12    Indenture of MFS to IBJ Schroder Bank & Trust Company dated January
         15, 1996 for Senior Discount Notes (incorporated herein by reference to Exhibit 4.1 to MFS' Current Report on Form 8-K dated January 23,
         1996 (File No. 0-21594))

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
   4.13  First Supplemental Indenture of MFS to IBJ Schroder Bank & Trust
         Company dated as of January 15, 1996 for 8 7/8% Senior Discount Notes
         Due 2006 (incorporated herein by reference to Exhibit No. 4.2 to MFS'
         Current Report on Form 8-K dated January 23, 1996 (File No. 0-21594))
   4.14  Form of Second Supplemental Indenture of MFS to IBJ Schroder Bank &
         Trust Company for 9 3/8% Senior Discount Notes Due 2004
   4.15  Form of Second Supplemental Indenture to IBJ Schroder Bank & Trust
         Company dated as of January 15, 1996 for 8 7/8% Senior Discount Notes
         Due 2006
   5.1   Legality Opinion of P. Bruce Borghardt, Esq.
   8.1   Tax Opinion of Bryan Cave LLP
 *12.1   Statement regarding Computation of Ratio of Earnings to Fixed Charges
  23.1   Consent of Arthur Andersen LLP
  23.2   Consent of Coopers & Lybrand LLP
  23.3   Consent of Arthur Andersen LLP
  23.4   Consent of Arthur Andersen LLP
  23.5   Consent of P. Bruce Borghardt, Esq. (included in Exhibit 5.1)
  23.6   Consent of Bryan Cave LLP (included in Exhibit 8.1)
 *24.1   Power of Attorney
 *25.1   Statement of Eligibility of Mellon Bank, N.A. on Form T-1 with respect to the WorldCom Indenture
  99.1   Letter of Transmittal and Consent with respect to the MFS 2004 Notes
  99.2   Letter of Transmittal and Consent with respect to the MFS 2006 Notes
  99.3   Notice of Guaranteed Delivery with respect to MFS 2004 Notes
  99.4   Notice of Guaranteed Delivery with respect to MFS 2006 Notes
  99.5   Letter to Brokers, Dealers, Commercial Banks, Trust Companies and
         Other Nominees
  99.6   Letter to Clients

--------

* Previously filed.

** The Registrant hereby agrees to furnish supplementally a copy of any omitted schedules to this Agreement to the Securities and Exchange Commission upon its request.